FRP HOLDINGS, INC. 8-K

Exhibit 99.1

Januray 12, 2015

To Our Shareholders:

Earlier this year, we announced plans to separate into two independent publicly traded companies:

•         our real estate businesses, which after the separation will operate under the name FRP Holdings, Inc. (which we refer to as “FRP”); and

•         our transportation business, which after the separation will operate under the name Patriot Transportation Holding, Inc. (which we refer to as “New Patriot”).

Our board of directors approved a plan to implement this separation in two steps. We completed the first step of the process on December 3, 2014. In the first step, we completed a holding company merger, which resulted in your shares of common stock of Patriot Transportation Holding, Inc. being converted into shares of common stock of FRP, which is the new publicly traded holding company. Following this reorganization, FRP owns our real estate business and owns all of the stock of New Patriot, which owns our transportation business. In the second step, FRP will distribute all of the outstanding common stock of New Patriot to our shareholders of record as of the record date.

As a result of these steps, you will become a shareholder of two publicly traded companies: FRP and New Patriot. For each share of our stock that you hold on the record date you will receive one third of one share of New Patriot, the transportation company. FRP will continue to trade on the NASDAQ Global Select Market under the ticker symbol “FRPH,” and New Patriot is authorized to list its shares of common stock on the NASDAQ Global Select Market under the ticker symbol “PATI.”

No fractional shares of New Patriot common stock will be issued. The distribution agent for the distribution will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing prices and distribute the net cash proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive fractional shares.

You do not need to take any action to receive the shares of New Patriot to which you are entitled. In addition, you do not need to pay any consideration or surrender your existing shares. I encourage you to read the attached Information Statement, which is being provided to all of our shareholders as of the close of business on January 9, 2014. The Information Statement describes in detail the internal corporate reorganization and the separation and distribution and provides important business and financial information about New Patriot.

We remain committed to working on your behalf to continue to build long-term shareholder value.

Sincerely,

John D. Baker II

Executive Chairman

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January 12, 2015

Dear Future Shareholder:

It is our pleasure to welcome you as a future shareholder of our tank lines transportation company. Although we refer to our company as “New Patriot” in this document, we will retain the corporate name “Patriot Transportation Holding, Inc.” This Information Statement provides information primarily about New Patriot, our transportation business, and references such as “we” and “us” and “our” in this document refer to New Patriot.

While we will be a separate public company following the separation, our transportation business has a strong history of financial and operating performance. At September 30, 2014, we operated 21 terminals in six Southeastern states, and we employed 683 revenue-producing drivers.

We believe that the separation of our transportation business will enhance our opportunities to grow our business.

We are authorized to list our shares of common stock on the NASDAQ Global Select Market under the ticker symbol “PATI.”

Our management team is excited about the opportunities ahead of us, and we are committed to unlocking the full potential of our transportation business. We invite you to learn more about our company and our plans by reading the attached Information Statement. We look forward to your support as a shareholder.

Sincerely,

Thompson S. Baker II

President and Chief Executive Officer

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Information Statement

Patriot Transportation Holding, Inc.

Common Stock

This Information Statement is being furnished in connection with the separation of the transportation and real estate businesses of FRP Holdings, Inc. The separation will be achieved in two steps:

•                      In the first step, Patriot Transportation Holding, Inc. completed an internal corporate reorganization, in which all of the shares of Patriot Transportation Holding, Inc., were converted on a 1-for-1 basis into shares of a new holding company, FRP Holdings, Inc. (which we refer to as “FRP”). After this reorganization, FRP is the publicly traded successor to Patriot Transportation Holding, Inc. and owns the real estate businesses. FRP continues to trade its shares of common stock on the NASDAQ Global Select Market under the new trading symbol “FRPH.” As a result of the reorganization, Patriot Transportation Holding, Inc. became a subsidiary of New Patriot Transportation Holding, Inc., a newly formed subsidiary of FRP, which owns the transportation business.

•                      In the second step, FRP will distribute to its shareholders 100% of the issued and outstanding shares of common stock of New Patriot Transportation Holding, Inc., in a manner that is intended to be tax-free in the United States, on the basis of one share of New Patriot Transportation Holding, Inc. common stock for every three outstanding shares of FRP common stock held by the shareholders at 5:00 p.m. on January 9, 2015, the record date for the distribution.

To avoid confusion, we use the term “Existing Patriot” to refer to Patriot Transportation Holding, Inc. before the holding company merger, when it owns both the transportation and real estate businesses. We use the term “New Patriot” to refer to New Patriot Transportation Holding, Inc., a newly-formed Florida corporation that will own our transportation business after the internal corporate reorganization, when it will own only the transportation business. New Patriot will change its corporate name to Patriot Transportation Holding, Inc. after the holding company merger. References such as “we” and “us” and “our” in this Information Statement refer to New Patriot.

The distribution is expected to be completed after the closing of the NASDAQ Global Select Market on January 30, 2015. Immediately after completion of the steps described above, New Patriot will be an independent, publicly traded company. We expect that, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income in connection with the distribution, except with respect to any cash received in lieu of fractional shares.

No vote of the shareholders of Existing Patriot or FRP is required in connection with these transactions. No consideration is required to be paid for the shares of FRP common stock received in the internal corporate reorganization or the shares of New Patriot common stock received in the distribution. Shareholders are not required to exchange or surrender any shares or take any action in connection with the internal corporate reorganization.

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We are authorized to list New Patriot’s shares of common stock on the NASDAQ Global Select Market under the ticker symbol “PATI”. We anticipate that a limited market, commonly known as a “when-issued” trading market, for New Patriot’s common stock will commence on January 7, 2015 and will continue up to and including the distribution date. We expect the “regular-way” trading of New Patriot’s common stock will begin on the first trading day following the distribution date.

In reviewing this Information Statement, you should carefully consider the matters described in “Risk Factors” beginning on page 14 of this Information Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Information Statement is January 12, 2015.

Patriot first mailed this Information Statement to Patriot shareholders on or about January 12, 2015.

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NOTE REGARDING THE USE OF CERTAIN TERMS

Except as otherwise indicated or unless the context otherwise requires, the information included in this Information Statement about New Patriot assumes completion of all of the transactions referred to in this Information Statement in connection with the internal corporate reorganization and the separation and distribution. Unless the context otherwise requires, we use the following terms to refer to the items indicated:

•	“Existing Patriot” refers to Patriot Transportation Holding, Inc. which was the publicly traded company prior to the holding company merger. As part of the initial corporate reorganization described in this Information Statement, Existing Patriot will be renamed Patriot Transportation, Inc. and will become a subsidiary of New Patriot.

•	“We,” “us,” “our,” “Company” and “New Patriot” and New Patriot Transportation Holding, Inc., unless the context requires otherwise, refer to New Patriot Transportation Holding, Inc., a newly-formed Florida corporation, as it exists at the time of the distribution. At the time of the distribution, New Patriot (which will be renamed Patriot Transportation Holding, Inc.) will be a subsidiary of FRP and will own and operate the transportation business through its wholly-owned subsidiaries Patriot Transportation, Inc. (Existing Patriot) and Florida Rock & Tank Lines, Inc. All of the shares of New Patriot will be distributed to the shareholders of Existing Patriot as of the record date. Where appropriate in context, the foregoing terms also include Florida Rock & Tank Lines, Inc.

•

“FRP” refers to FRP Holdings, Inc., a Florida corporation which recently become the holding company and publicly traded successor to Existing Patriot in the holding company merger.  After the separation and distribution, FRP will own and operate the real estate businesses currently owned by Existing Patriot.

•	Except where the context otherwise requires, the term “distribution” refers to the distribution of all of the shares of New Patriot common stock owned by FRP to the shareholders of FRP as of the record date.

•	“Real estate businesses” means the real estate businesses currently operated by Existing Patriot, consisting of the mining royalty business and the developed property rentals business.

•

The term “separation” refers to the separation of the transportation and real estate businesses owned by Existing Patriot that was implemented through the holding company merger and will be completed by the distribution.

•	The term “distribution date” means the date on which the distribution occurs.

•

The term “holding company merger” refers to the internal reorganization described in this Information Statement in which Patriot Merger Sub, Inc. (“Merger Sub”), a newly-formed subsidiary of FRP Holdings, Inc., merged with and into Existing Patriot in a merger in which Existing Patriot became a subsidiary of FRP and all of the outstanding shares of common stock of Existing Patriot were converted on a 1-for-1 basis into shares of common stock of FRP.

•	The term “internal corporate reorganization” refers to (i) the holding company merger, (ii) the subsequent distribution by Existing Patriot to FRP of all the real estate subsidiaries, and (iii) the subsequent contribution by FRP to New Patriot of all the issued and outstanding common stock of Existing Patriot (which will be renamed Patriot Transportation, Inc.) so that New Patriot will own all of the transportation subsidiaries.

•	“FBCA” means the Florida Business Corporation Act.

•	New Patriot historical information on a “pro forma basis” refers to New Patriot’s business, net income, assets and liabilities, as adjusted to give effort to the separation and the distribution. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

All trademarks or trade names referred to in this Information Statement are the property of their respective owners.

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INDUSTRY DATA

The industry and market data used throughout this Information Statement was obtained from reports published by the U.S. Energy Information Administration (available at www.eia.gov), the 2013 Retail Fuels Report published by the National Association of Convenience Stores (available at www.nacsonline.com), the 2013 Bulk Transporter Gross Revenue Report (available at www.bulktransporter.com), and data published by the National Tank Truck Carriers (available at www.tanktruck.org). These publications, reports and surveys generally indicate that they have obtained their information from sources believed to be reliable but do not guarantee the accuracy or completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we have not independently verified the accuracy or completeness of the information contained in the industry publications and reports, based on our industry experience we believe that the publications and reports are reliable.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND THE DISTRIBUTION

Why is FRP separating the real estate and transportation businesses?	FRP’s board of directors and management believe separating its real estate and transportation businesses will have the following benefits: it will enable (1) each company to focus on its own strategic objectives and opportunities; (2) each company to allocate resources and deploy capital in a manner consistent with its own priorities; (3) each company to use their separate publicly traded stock as acquisition currency; (4) each company to more effectively utilize equity compensation awards by directly tying the value of equity compensation awards to the performance of the business for which award recipients provide services; and (5) investors, both current and prospective, to value the two companies based on their respective financial characteristics and make investment decisions based on those characteristics. In determining whether to effect the separation of the two businesses, FRP’s board of directors considered a number of costs and risks relating to the separation, including among other factors: (i) potential disruptions to each business as a result of the spin-off; (ii) the loss of synergies of operating as one company; (iii) the loss of benefits due to economics of scale of being part of a larger company; (iv) the increased costs of operating as a separate publicly traded company; (v) the one-time cost of the separation; (vi) the possibility that New Patriot may not realize the anticipated benefits of the separation; (vii) the smaller market capitalization of New Patriot as an independent public company; (viii) that New Patriot will be restricted from engaging in certain transactions, including acquisition transactions, during the two-year period after the separation unless New Patriot provides FRP with an opinion of counsel reasonably acceptable to FRP that such transaction will not result in the distribution being taxable to FRP or its shareholders, and (ix) that New Patriot’s ability to finance acquisitions will be limited by covenants contained in its credit facility.

Why am I receiving this document?	You are receiving this document because you are the holder of shares of FRP common stock. If you are the holder of that common stock as of the close of business on January 9, 2015, the record date, you will be entitled to receive one share of New Patriot common stock for every three shares of FRP common stock that you hold at the close of business on the record date. This document will help you understand how the separation and distribution will affect your investment.

How will the separation of the transportation and real estate businesses work?	FRP will separate into two publicly traded companies: (i) FRP, which will own the real estate business; and (ii) New Patriot, which will own the transportation business.

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To facilitate the separation, Existing Patriot recently completed a holding company merger under Section 607.11045 of the FBCA, in which all of the outstanding shares of Existing Patriot common stock were be converted on a 1-for-1 basis into shares of common stock of FRP. As a result of this reorganization, Existing Patriot became a subsidiary of New Patriot, a newly formed subsidiary of FRP. As a result, FRP replaced Existing Patriot as the publicly traded parent company owning the real estate businesses as well as all of the shares of New Patriot, which owns the transportation business.

To complete the separation, FRP will distribute all of the outstanding shares of New Patriot common stock to the holders of FRP common stock at the close of business on the record date, on the basis of one share of New Patriot common stock for every three shares of FRP common stock owned as of the record date.

Shareholders will not be required to take any action to receive their shares of New Patriot common stock. The separation and distribution are subject to the conditions described in this Information Statement.

Apart from the separation and distribution of New Patriot, how does the holding company merger affect my shares of Existing Patriot common stock?

Shareholders are not required to take any action to receive their shares of FRP common stock in the holding company merger.  Your Existing Patriot common stock was automatically converted into FRP common stock, on a 1-for-1 basis, by virtue of the holding company merger. No shareholder vote was required under the FBCA or the articles of incorporation or bylaws of Existing Patriot to approve the holding company merger. As required by Section 607.11045 of the FBCA, the articles of incorporation and bylaws of FRP contain provisions substantially identical to the articles of incorporation and bylaws of Existing Patriot immediately prior to the holding company merger. FRP’s common stock is now listed and traded on the NASDAQ Global Select Market under the symbol “FRPH.”

What will I receive in the distribution?	FRP will distribute one share of New Patriot common stock for every three shares of FRP common stock outstanding as of the record date. You will not pay any consideration or give up any portion of your FRP common stock to receive shares of our common stock in the distribution.

What is the record date for the distribution?	The record date is January 9, 2015, and ownership will be determined as of 5:00 p.m., New York City time, on that date. When we refer to the “record date,” we are referring to that time and date.

When will the distribution occur?	It is expected that all of the shares of New Patriot common stock will be distributed on January 30, 2015 to holders of record of FRP common stock as of the record date.

Is the distribution subject to conditions?

Yes. The distribution of New Patriot common stock as described in this Information Statement is subject to satisfaction or waiver of several conditions. No assurance can be given that any or all of these conditions will be met. For a discussion of the conditions to the distribution, see “The Separation—Conditions to the Distribution.” In the event that the board of directors of FRP determines to waive a material condition, FRP will promptly issue a press release and file a current report on Form 8-K with the Securities and Exchange Commission (“SEC”).

Can FRP decide to cancel the distribution of the New Patriot common stock even if all the conditions have been met?

Yes. FRP has the right to terminate the distribution at any time prior to the distribution, even if all of the conditions to the distribution are satisfied. In the event that the board of directors of FRP determines to amend, modify or abandon the distribution, FRP will promptly issue a press release and file a current report on Form 8-K with the SEC.

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What do shareholders need to do?

Nothing. Holders of FRP common stock as of the record date will not be required to take any action to receive shares of New Patriot common stock in the distribution, but are urged to read this entire Information Statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your shares of FRP common stock or take any other actions to receive your shares of New Patriot common stock. Please do not send in your FRP stock certificates.

Why is no shareholder vote required to approve the separation and its material terms?

FRP is incorporated in Florida. Florida law does not require a shareholder vote to approve the separation because the separation does not constitute a sale, lease, exchange or disposition of all or substantially all of the assets of FRP.

How will fractional shares be treated in the separation?	No fractional shares of New Patriot common stock will be distributed. Fractional shares of New Patriot common stock to which FRP shareholders of record would otherwise be entitled will be aggregated into whole shares and sold in the open market at prevailing prices by the distribution agent for the distribution. The net cash proceeds from the sales will be distributed pro rata to each holder who would otherwise have been entitled to receive a fractional share in the distribution. Proceeds from these sales will generally result in a taxable gain or loss to those shareholders. Each shareholder entitled to receive cash proceeds from these shares should consult his, her or its tax advisor as to such shareholder’s particular circumstances. The tax consequences of the distribution are described in more detail under “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

What is “regular way” and “ex-distribution” trading of FRP stock?

Beginning two trading days before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in FRP common stock: a “regular-way” market and an “ex-distribution” market. Shares of FRP common stock that trade in the “regular-way” market will trade with an entitlement to shares of New Patriot common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of New Patriot common stock distributed pursuant to the distribution.

If you decide to sell any shares of FRP common stock before the distribution date, including between the record date and the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of FRP common stock with or without your entitlement to shares of New Patriot common stock pursuant to the distribution.

Will the distribution affect the number of shares of FRP that I hold?	No, the number of shares of FRP common stock held by a shareholder will be unchanged. The market value of each FRP share, however, will decline to reflect the impact of the distribution.

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What are the material U.S. federal income tax consequences of the holding company merger and the separation and distribution?

FRP has received an opinion from their tax counsel, Nelson Mullins Riley & Scarborough, LLP, to the effect that, among other things, (i) the holding company merger (together with the conversion of shares of Existing Patriot common stock into shares of FRP common stock) qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and will not be integrated with the rest of the separation and distribution and (ii) the separation and distribution will qualify as a transaction that is a “reorganization” for U.S. federal income tax purposes under Section 355 and 368 (a)(2)(E) of the Code. Accordingly, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the distribution, except with respect to any cash received in lieu of fractional shares. If, prior to the distribution date, there is a change in tax consequences that would be material to FRP or its shareholders, such change would be described in an amendment to the Form 10 of which this Information Statement forms a part.

You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws, which may result in the distribution being taxable to you. For more information regarding the material U.S. federal income tax consequences of the distribution, see the summary under “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

How will I determine the tax basis I will have in my FRP shares after the distribution and the New Patriot shares I receive in the distribution?

Generally, for U.S. federal income tax purposes, your aggregate basis in your shares of FRP common stock and the shares of New Patriot common stock you will receive in the distribution (including any fractional shares for which cash is received) will be equal to the aggregate basis of FRP common stock held by you immediately before the distribution. After the separation and distribution, your aggregate basis should be allocated between your shares of FRP common stock and the shares of New Patriot common stock you will receive in the distribution (including any fractional shares for which cash is received) in proportion to the relative fair market value of each immediately following the distribution. See “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

Will I receive a stock certificate for New Patriot shares distributed as a result of the distribution?	No. Registered holders of FRP common stock who are entitled to participate in the distribution will receive a book-entry account statement reflecting their ownership of New Patriot common stock. For additional information, registered shareholders in the United States, Canada or Puerto Rico should contact FRP’s transfer agent, American Stock Transfer & Trust Company, in writing at 59 Maiden Lane, Plaza Level, New York, New York 10038, Toll Free 1-800-937-5449 or through its website at www.amstock.com. Shareholders from outside the United States, Canada and Puerto Rico may call (718) 921-8124. See “The Separation—When and How You Will Receive the Distribution of New Patriot Shares.”

What if I hold my shares through a broker, bank or other nominee?	FRP shareholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with New Patriot common stock. For additional information, those shareholders should contact their broker or bank directly.

What if I have stock certificates reflecting my shares of Existing Patriot common stock? Should I send them to the transfer agent or to FRP?	No, you are not required to send in your stock certificates at this time. Your Existing Patriot common stock certificates now represent the same number of shares of FRP common stock as they represented of Existing Patriot common stock prior to the holding company. You are not required to exchange your stock certificates as a result of the holding company merger. Within a reasonable period of time following completion of the holding company merger, FRP will mail you a letter of transmittal, in customary form, and instructions for use in effecting the surrender of your Existing Patriot stock certificates, if you so choose, in exchange for FRP stock certificates.

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Will New Patriot have any debt at the time of the separation?

Yes. We intend to enter into new financing arrangements in anticipation of the separation and distribution. In connection with the separation, New Patriot is expected to enter into a $25 million line of credit arrangement with a third party lender. We expect to use the credit line to satisfy the existing long-term debt of the transportation group. As of September 30, 2014, the amount of this debt was $7.3 million, and we expect it to be approximately $6 to $8 million at the time of the separation and distribution.

Following the separation, our debt obligations could restrict our business and may adversely impact our financial condition, results of operations or cash flows. In addition, our separation from the real estate businesses may increase the overall cost of debt funding and decrease the overall debt capacity available to the businesses collectively. Also, our business, financial condition, results of operations and cash flows could be harmed by a deterioration of our credit profile or by factors adversely affecting the credit markets generally. See “Risk Factors—Risks Relating to the Separation.”

Does New Patriot intend to pay cash dividends?	New Patriot does not currently plan to pay a regular dividend on its common stock after the spin-off. The declaration and amount of all future dividends will be determined by our board of directors and will depend on our financial condition, earnings, cash flows, capital requirements, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and any other factors that our board of directors believes are relevant. See “Dividend Policy.”

Will New Patriot common stock trade on a stock market?	New Patriot has applied to list its common stock on the NASDAQ Global Select Market under the symbol “PATI.” New Patriot anticipates that trading in shares of its common stock will begin on a “when-issued” basis two trading days before the record date and will continue up to and including the distribution date and that “regular-way” trading in shares of New Patriot common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell shares of New Patriot common stock up to and on the distribution date, but your transaction will not settle until after the distribution date. New Patriot cannot predict the trading prices for its common stock before, on or after the distribution date.

Will my shares of FRP common stock continue to trade?	Yes. FRP common stock will continue to be listed and trade on The NASDAQ Global Select Market as the successor to Existing Patriot under the new ticker symbol “FRPH.”

Will the separation affect the trading price of my FRP stock?	Yes. The trading price of shares of FRP common stock immediately following the distribution is expected to be lower than immediately prior to the distribution because the trading price will no longer include the value of the transportation business. We cannot provide you with any assurance regarding the price at which the FRP shares will trade following the separation.

What will happen to outstanding FRP stock options?	We expect that each outstanding option to purchase common stock of FRP will be converted into (i) an option to purchase shares of FRP common stock and (ii) a separate option to purchase shares of New Patriot common stock. The two options will have a combined intrinsic value equal to the intrinsic value of the original option as of the distribution date. The options will be equitably adjusted to preserve the ratio of the exercise price to the fair market value of FRP common stock on the distribution date. Employees of New Patriot will have until the original stated expiration date of the option to exercise these adjusted options.

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What will the relationship between FRP and New Patriot be following the separation?	After the separation, FRP will not own any shares of New Patriot common stock, and each of FRP and New Patriot will be independent, publicly traded companies with their own boards of directors. However, certain individuals (Thompson S. Baker II, John D. Milton, Jr. and John D. Klopfenstein) will serve as officers of both companies and Thompson S. Baker II will serve as a director of both companies. In addition, in connection with the separation, we will enter into a number of agreements with FRP that, among other things, govern the separation and allocate responsibilities for obligations arising before and after the separation, including, among others, obligations relating to our employees and taxes as well as certain services to be provided by New Patriot to FRP. See “The Separation—Agreements with FRP.”

Will I have appraisal rights in connection with the separation and distribution?	No. Holders of FRP common stock are not entitled to appraisal rights in connection with the separation and distribution.

Who is the transfer agent for your common stock?	American Stock Transfer & Trust Company.

Who is the distribution agent for the distribution?	American Stock Transfer & Trust Company.

Who can I contact for more information?

If you have questions relating to the mechanics of the distribution of New Patriot shares, you should contact the distribution agent:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, New York 10038

Toll Free: 1-800-937-5449

International: 718-921-8124

Before the separation, if you have questions relating to the separation and distribution, you should contact us at:

Investor Relations

Patriot Transportation Holding, Inc.

200 W. Forsyth Street, 7th Floor

Jacksonville, Florida 32202

Attention: John D. Milton, Jr.

Telephone: (904) 396-5733

Email: jmilton@patriottrans.com

SUMMARY

This summary highlights selected information from this Information Statement relating to New Patriot, the holding company merger, the separation of the transportation business from the real estate business and the distribution of New Patriot common stock. For a more complete understanding of our businesses and the separation and distribution, you should read the entire Information Statement carefully, particularly the discussion set forth under “Risk Factors” beginning on page 14 of this Information Statement, and our audited historical combined financial statements, our unaudited interim historical combined financial statements, our unaudited pro forma condensed combined financial statements and the respective notes to those statements appearing elsewhere in this Information Statement.

Except as otherwise indicated or unless the context otherwise requires, the information included in this Information Statement, including the combined financial statements of New Patriot for the three years ended September 30, 2014, assumes the completion of all the transactions referred to in this Information Statement in connection with the holding company merger and the separation and distribution.

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Our Business

We are a regional tank truck carrier specializing in hauling petroleum products, chemicals and dry bulk commodities. We conduct this business through our subsidiary, Florida Rock & Tank Lines, Inc. As of September 30, 2014, we employ 683 revenue-producing drivers and operate 21 terminals in six Southeastern states.

At September 30, 2014, we had $61.1 million in assets. For the year ended September 30, 2014, we generated $129.2 million in revenues and earned $3.2 million in net income.

We were incorporated in Florida on August 5, 2014. Our headquarters are located at 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida 32202 and our general telephone number is (904) 396-5733. Our Internet website is www.patriottrans.com. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this Information Statement.

As a result of the distribution, Existing Patriot will be separated into two public companies. We will own and operate the transportation business, and FRP will own and operate the real estate businesses. In connection with the separation, FRP and New Patriot will enter into a number of agreements that will govern the relationship between FRP and New Patriot following the distribution. See “The Separation” included elsewhere in this Information Statement.

In connection with the separation, New Patriot will enter into a new $25 million unsecured line of credit and will use approximately $7 to $9 million to satisfy the existing long-term debt of the transportation group (which was $7.3 million as of September 30, 2014).

Our business is subject to various risks. For a description of these risks, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Information Statement.

Our Competitive Strengths

Strong Market Position

We believe that our size, geographic footprint, capabilities and industry reputation position us to grow our business through expansion of our key customer relationships, adding new customers, expanding into new product markets and strategic acquisitions of other tank truck carriers.

Our Commitment to Safety Leads to a Strong Industry Reputation

We devote significant resources to driver training, ongoing safety programs and investments in technology that help us improve safety. Our dedicated focus on operating safely enhances our reputation with customers and helps us control our costs.

Our Commitment to Customer Service Helps us Grow our Business

Our commitment to customer service is critical to growing our business and building key customer relationships, so we approach customer service in the same manner as safety.  We believe that our service reputation is responsible for the growth of our relationship with our key accounts.

Our Technology Helps us Improve our Customer Service and Monitor Safety Performance

We utilize transportation technology to improve safety and our service offerings to our customers to help us lower our customers’ costs. Our web portal, our OmniTracs system and our computer software allow us to streamline the ordering process, improve communications with customers regarding delivery status, monitor safety performance and expedite customer billing.

Our Management Team helps Position us for Growth

Our Chief Executive Officer, Tom Baker, and our Chief Financial Officer, John Milton, joined us after serving in senior leadership roles at Florida Rock Industries, Inc. Rob Sandlin has been with Florida Rock & Tank Lines for 30 years and has been President since 2003. Rob leads a seasoned transportation team with many years of experience.

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We have Strong Relationships with Key Customers

We rely on our customer service and safety record to grow our relationships with key convenience store and hypermarket accounts. While we provide our services to these customers under informal agreements or contracts that do not guarantee any specific volumes and generally are terminable by the customer on no more than 120 days’ notice, nine of our top ten accounts have been customers for more than ten years. We believe that we are well positioned to continue to grow our relationships with these customers as they continue to grow their businesses.

Our Business Strategy

Increase Business with Our Current Customers. We intend to focus on expanding our relationships with existing customers to add incremental business at our existing terminals.  We will also pursue business opportunities with our existing customers in new markets that are contiguous to our existing markets as those opportunities become available and meet our strategic requirements.

Expand our Service Offerings. We operate in a limited segment of the tank truck industry, focusing on hauling petroleum products and limited liquid and bulk commodities. Although we have no current plans to enter new product markets, we intend to explore diversifying our capabilities as a bulk tank carrier to pursue opportunities presented by our changing economy.

Pursue Strategic Acquisition Opportunities.   While our first focus will be on expanding our existing customer relationships and adding incremental business at existing terminals, we believe that changing market conditions will create opportunities for strategic acquisitions.  We believe that changes in our customer base and the way that they select carriers, as well as changes in the regulatory environment, will lead to more consolidation in our industry. Our ability to pursue strategic acquisition opportunities will be limited by covenants contained in our Tax Matters Agreement with FRP which require that in certain transactions we provide to FRP an opinion of tax counsel reasonably satisfactory to FRP to the effect that the transaction will not cause the distribution to be taxable to FRP or its shareholders. In addition, our ability to finance strategic acquisition opportunities will be limited by financial covenants contained in our credit agreement.

The Separation

Overview

On May 7, 2014, the board of directors of Existing Patriot approved a plan to separate our real estate and transportation businesses into two independent publicly traded companies.  On December 30, 2014, the board of directors of Existing Patriot approved the separation.  The separation will be accomplished in two steps:

1.	On December 3, 2014, Existing Patriot completed a holding company merger that resulted in all of the outstanding shares of Existing Patriot common stock being converted into shares of a new publicly traded holding company known as FRP Holdings, Inc. (which we refer to as FRP). As a result of this reorganization, Existing Patriot became a subsidiary of FRP and all of the outstanding shares of Existing Patriot common stock were converted on a 1-for-1 basis into shares of FRP common stock. To complete the first step, FRP will contribute all of the stock of Existing Patriot (which will be renamed Patriot Transportation, Inc.) to New Patriot so that Existing Patriot will become a subsidiary of New Patriot.

2.	Second, FRP will distribute all of the outstanding common stock of New Patriot, which will own the transportation business, to holders of Existing Patriot common stock as of the record date.

After the completion of the separation, holders of FRP common stock will be entitled to receive, for each share of FRP common stock that they hold on the record date one-third of one share of New Patriot common stock. Following the separation, New Patriot will be an independent, publicly traded company, and FRP will retain no ownership interest in New Patriot.

Before the distribution, we will enter into a Separation and Distribution Agreement and several other agreements with FRP to effect the separation and provide a framework for our relationship with FRP after the separation. These agreements will govern the relationship between New Patriot and FRP subsequent to the separation (including with respect to transition services, employee matters, tax matters and certain other matters). FRP and New Patriot will also enter into a Transition Services Agreement which will provide for New Patriot to provide certain services to FRP.

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The board of directors of FRP believes that separating the transportation business from the real estate business will accomplish a number of important business objectives and is in the best interests of the shareholders of FRP.

In particular, the board of directors of FRP believes the separation will:

•	permit the management team of each company to focus on its own strategic and operational priorities without diverting human and financial resources from the other business.

•	allow each company to allocate resources and deploy capital in a manner consistent with its own strategic priorities.

•	allow each company greater flexibility in raising capital and responding to strategic opportunities for growth, because each company will have the ability to offer its stock as consideration in connection with potential future acquisitions or other growth opportunities.

•	better align equity-based compensation for each company with the company’s performance, since the value of equity-based awards will be tied to the company for which award recipients provide services.

•	provide investors with more focused investment opportunities.

 The distribution of our common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. For more information, see “Risk Factors—Risks Relating to the Separation” and “The Separation” included elsewhere in this Information Statement.

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TRANSACTION STRUCTURE

(simplified for illustrative purposes)

The diagram below shows the structure of Existing Patriot before the holding company merger and the separation and distribution:

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Prior to the distribution, the name of Existing Patriot will be changed to Patriot Transportation, Inc., and the name of New Patriot will be changed to Patriot Transportation Holding, Inc. The diagram below shows the structure of FRP as the publicly traded successor to Existing Patriot, immediately after completion of the holding company merger and name changes but before the transfer of the real estate subsidiaries to FRP and the contribution of Existing Patriot to New Patriot:

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The diagram below shows the structure of FRP and its subsidiaries after the holding company merger and immediately following the contribution of Existing Patriot to New Patriot and the transfer of the real estate subsidiaries by Existing Patriot to FRP:

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The diagram below shows the structure of FRP and New Patriot immediately after completion of the separation and distribution:

Summary Risk Factors

We are subject to a number of risks, including risks related to the separation, distribution and other related transactions. The following list of risk factors is not exhaustive. Please read “Risk Factors” carefully for a more thorough description of these and other risks.

Risks Relating to the Separation

•	The combined post-separation value of FRP and New Patriot shares may not equal or exceed the pre-separation value of Existing Patriot common shares.

•	We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•	There could be a significant liability to New Patriot if the distribution is deemed to be a taxable distribution.

•	We may not realize the potential benefits from the separation, and the separation may adversely affect our business.

•	We will incur increased ongoing costs in connection with being an independent public company.

•	We may not be able to engage in certain corporate transactions after the separation.

•	Until the distribution occurs, FRP has sole discretion to change the terms of the distribution in ways that may be unfavorable to us.

•	The separation of our business from the real estate business may increase the overall cost of debt funding and decrease the overall debt capacity available to us.

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•	The separation of the transportation business from the real estate businesses will require significant management time and attention and could disrupt FRP’s operations.

•	Initially, we will share three of our executives with FRP so those executives will not devote their full time and attention to our business.

•	We will have potential conflicts of interest with FRP after the separation.

Risks Relating to Our Business

•	Our business is subject to general and other economic factors that are largely out of our control and could affect our operations, profitability and cash flow.

•	We would be adversely affected by a decline in demand for hauling petroleum products in our markets.

•	We would be adversely affected by fluctuations in the price and availability of fuel.

•	Our business may be adversely affected by seasonal factors and harsh weather conditions.

•	We operate in a highly competitive industry, and competitive pressures may adversely affect our operations and profitability.

•	The loss or bankruptcy of one or more significant customers may adversely affect our business.

•	Difficulty in attracting and retaining drivers could negatively affect our operations and limit our growth.

•	If our relationships with our employees were to deteriorate, we may be faced with unionization efforts, labor shortages, disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income.

•	If we lose key members of our senior management, our business may be adversely affected.

•	If we fail to develop, integrate or upgrade our information technology systems, we may lose customers or incur costs beyond our expectations.

•	We are self-insured and/or have deductible exposure for certain claims and are subject to the fluctuations of the insurance marketplace, all of which could affect our profitability.

•	We operate in a highly regulated industry, and increased costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

•	Our business may be adversely affected by terrorist attacks and anti-terrorism measures.

•	Our operations involve hazardous materials and could result in significant environmental liabilities and costs.

•	We have significant ongoing capital requirements.

•	Financing may not always be available to fund our activities.

•	Our revolving credit agreement restricts our ability to engage in some business activities.

•	Our growth will depend in part on making acquisitions, which are subject to the uncertainties of evaluating potential liabilities, integration risks and other difficulties.

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Risks Relating to Our Common Stock

•	Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the distribution.

•	A large number of our shares are or will be eligible for future sale, which may cause the market price for our common stock to decline.

•	Certain shareholders have effective control of a significant percentage of our common stock and likely will control the outcome of any shareholder vote.

•	Provisions in our articles of incorporation and bylaws and certain provisions of Florida law could delay or prevent a change in control of us or negatively affect our stock price.

•	We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this Information Statement. Some of these risks relate principally to our separation from the real estate business, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock.

Our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected by any of these risks, and, as a result, the trading price of our common stock could decline.

Risks Relating to the Separation

The combined post-separation value of FRP and New Patriot shares may not equal or exceed the pre-separation value of FRP common shares.

As a result of the distribution, FRP expects the trading price of FRP common shares immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the transportation business held by New Patriot. There can be no assurance that the aggregate market value of the FRP common stock and the New Patriot common stock following the separation will be equal to or higher than the market value of FRP common shares if the separation did not occur.

New Patriot has no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about New Patriot in this Information Statement refers to the transportation business as operated as part of the consolidated business of FRP. New Patriot’s historical and pro forma financial information included in this Information Statement is derived from the consolidated financial statements and accounting records of FRP. Accordingly, the historical and pro forma financial information included in this Information Statement does not necessarily reflect the financial condition, results of operations or cash flows that New Patriot would have achieved as a separate, publicly traded company during the periods presented or those that New Patriot will achieve in the future primarily as a result of the factors described below:

•	Prior to the separation, the transportation business has been operated by FRP as part of its broader corporate organization, rather than as an independent company. The combined company performed various corporate functions for the transportation business, such as legal, treasury, accounting, auditing, human resources, public affairs and finance. New Patriot’s historical and pro forma financial results reflect allocations of corporate expenses from FRP for such functions and were less than the expenses New Patriot would have incurred had it operated as a separate publicly traded company.

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•	Generally, New Patriot’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied using the credit facilities of FRP. Following the completion of the separation, New Patriot may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and maybe more costly.

•	After the completion of the separation, the cost of capital for New Patriot’s business may be higher than FRP’s cost of capital prior to the separation.

Other significant changes may occur in New Patriot’s cost structure, management, financing and business operations as a result of operating as a company separate from the real estate business. For additional information about the past financial performance of New Patriot’s business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed combined financial statements of New Patriot’s business, see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Combined Financial Data of New Patriot,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this Information Statement.

There could be significant liability to New Patriot if the distribution is determined to be a taxable transaction.

The separation and distribution is conditioned on the receipt by FRP of an opinion from outside tax counsel to the effect that, among other things, (i) the holding company merger (together with the conversion of the shares of Existing Patriot common stock into shares of FRP common stock pursuant to the holding company merger) qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and will not be integrated with the rest of the separation and distribution, and (ii) the separation and distribution will qualify as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. FRP does not intend to obtain a private letter ruling from the IRS in connection with the holding company merger and the separation and distribution. The opinion of tax counsel is not binding on the IRS.  Moreover, the opinion will rely on facts, assumptions, representations and undertakings from FRP, FRP and New Patriot regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding receipt of the opinion of tax counsel, the IRS could determine on audit that the holding company merger and/or separation and distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of significant changes in the share ownership of FRP or New Patriot after the separation. If the holding company merger and/or separation and distribution is determined to be taxable for U.S. federal income tax purposes, FRP and its shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities and New Patriot could incur significant liabilities related thereto. For a description of the sharing of such liabilities between FRP and New Patriot, see “The Separation—Agreements with FRP.”

We may not realize the potential benefits from the separation, and the separation may adversely affect our business.

New Patriot may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

•	a distinct investment identity allowing investors to evaluate the merits, performance, and future prospects of New Patriot separately from FRP;

•	more efficient allocation of capital for both FRP and New Patriot;

•	direct access by New Patriot to the capital markets; and

•	facilitating incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, while at the same time creating an independent equity structure that will facilitate New Patriot’s ability to affect future acquisitions utilizing New Patriot common stock.

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New Patriot may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing New Patriot’s business; (b) following the separation, New Patriot may be more susceptible to market fluctuations and other adverse events than if it were still a part of a larger company; (c) following the separation, New Patriot’s business will be less diversified than FRP’s business prior to the separation; and (d) the other actions required to separate FRP’s and New Patriot’s respective businesses could disrupt New Patriot’s operations. If New Patriot fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial condition, and results of operations of New Patriot could be adversely affected.

We will incur increased ongoing costs in connection with being an independent public company.

Currently, we are not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Following the effectiveness of the registration statement of which this Information Statement forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act, and we expect to be compliant with the applicable requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require, in the future, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing the effectiveness of these controls. These reporting and other obligations will place significant demands on our management and our administrative and operational resources, including accounting resources.

We may not be able to engage in certain corporate transactions after the separation.

To preserve the tax-free treatment to FRP of the separation and the distribution, under the Tax Matters Agreement that New Patriot will enter into with FRP, New Patriot will be restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Under the Tax Matters Agreement, for the two-year period following the distribution, New Patriot will be prohibited, except in certain circumstances, from:

•	entering into any transaction resulting in the acquisition of 50% or more of its stock or substantially all of its assets, whether by merger or otherwise;

•	merging, consolidating, or liquidating;

•	issuing equity securities beyond certain thresholds;

•	repurchasing its capital stock; and

•	ceasing to actively conduct its business.

These restrictions may limit New Patriot’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. In addition, under the Tax Matters Agreement, New Patriot is required to indemnify FRP against any such tax liabilities as a result of the acquisition of New Patriot’s stock or assets, even if it did not participate in or otherwise facilitate the acquisition.

Until the distribution occurs, FRP has sole discretion to change the terms of the distribution in ways that may be unfavorable to us.

Although the distribution and separation was approved by the board of directors of FRP on December 30, 2014, it remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of FRP. Additionally, FRP has the sole and absolute discretion to change certain terms of the distribution, which changes could be unfavorable to us. In addition, FRP may decide at any time prior to the distribution not to proceed with the separation or the distribution.

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The separation of our business from the real estate business may increase the overall cost of debt funding and decrease the overall debt capacity available to us.

The transportation business had access to the credit facilities previously made available to FRP. As a separate business, we will have fewer assets and will generate less cash flow, and this may impact the terms under which we can borrow from lenders. Our separation from the real estate business may increase the overall cost of debt funding and decrease the overall debt capacity available to us.

The separation of the transportation business from the real estate businesses will require significant management time and attention and could disrupt Existing Patriot’s operations.

The planning and implementation of the separation of the transportation business from the real estate businesses is a substantial undertaking that has required and will require substantial dedication of management resources. The management time and attention required to implement the separation may disrupt our ongoing business activities and may result in employee distraction.

Initially, we will share three of our executives with FRP so those executives will not devote their full time and attention to our business.

Under the terms of the Transition Services Agreement between us and FRP, we will provide the services of three of our executive officers to FRP. Thompson S. Baker II, our Chief Executive Officer, John D. Milton, Jr., our Chief Financial Officer, and John D. Klopfenstein, our Controller and Chief Accounting Officer, will serve in the same capacities with FRP under the Transition Services Agreement. We anticipate that these executives will spend approximately 50% of their time working with FRP during the term of the Transition Services Agreement, and FRP has agreed to reimburse us for 50% of the total costs associated with these executives (inclusive of overhead). Our business could be adversely impacted by lack of the full-time focus of these executives during the term of the Transition Services Agreement. In addition, these executives may face actual or apparent conflicts of interest if there are issues or disputes under the agreements between us and FRP.

We will have potential conflicts of interest with FRP after the separation.

We have common management with FRP, which may lead to conflicting interests. At the time of the spin off, three of our executive officers will also serve as executive officers of FRP. Our Chief Executive Officer, Thompson S. Baker II, also will serve as a director of both companies. Our executive officers and members of our board of directors will have fiduciary duties to our shareholders. Likewise, any such persons who serve in similar capacities at FRP will have fiduciary duties to FRP’s shareholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest if we and FRP look at acquisitions and other corporate opportunities that may be suitable for each of us. Moreover, after the separation, most of our directors and officers will continue to own FRP stock and options to purchase FRP stock, which they acquired prior to the spin off. These ownership interests could create, or appear to create, potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and FRP. From time to time, FRP may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of the companies involved, there can be no assurance that the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as would be the case where the parties are completely at arms’ length.

Our inter-company agreements were negotiated when we were a subsidiary of FRP. We have entered into agreements with FRP pursuant to which we will provide to FRP certain management, administrative, financial, treasury, accounting, tax, legal and other services, for which FRP will reimburse us on a cost basis. In addition, we have entered into a Separation and Distribution Agreement, a Tax Matters Agreement and an Employee Matters Agreement with FRP. The terms of these agreements were established while we were a wholly owned subsidiary of FRP, and hence were not the result of arms’ length negotiations. However, we and FRP believe that such terms are commercially reasonable and fair to both parties under the circumstances. Nevertheless, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the separation. See “The Separation—Agreements with FRP.”

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Risks Relating to Our Business

Our business is subject to general economic and other factors that are largely out of our control and could affect our operations, profitability and cash flow.

Our business is dependent on various economic factors over which we have little control, that include:

•	the availability of qualified drivers;

•	access to the credit and capital markets;

•	rising healthcare costs;

•	increases in fuel prices, taxes and tolls;

•	increases in costs of equipment;

•	interest rate fluctuations;

•	excess capacity in the trucking industry;

•	changes in laws or regulations or changes in license and regulatory fees;

•	potential disruptions at U.S. ports of entry;

•	downturns in customers’ business cycles; and

•	insurance prices.

As a result, we may experience periods of overcapacity, declining prices, lower profit margins and less availability of cash in the future. Our revenues and operating income could be materially adversely affected if we are unable to pass through to our customers the full amount of increased transportation costs.

We would be adversely affected by a decline in demand for hauling petroleum products in our markets.

We derive approximately 82% of our revenues from the hauling of petroleum products, including gasoline, diesel fuel and ethanol. The demand for these services is determined by motor fuel consumption in our markets, which is affected by general economic conditions, employment levels, consumer confidence, spending patterns and gasoline prices. Demand for our petroleum hauling services is also impacted by vehicle fuel efficiency, alternative fuel vehicles and government regulation relating to ethanol. The Energy Information Administration of the U.S. Department of Energy projects that U.S. motor gasoline consumption will decline at an average rate of 1.1% per year between 2012 and 2040 as improvements in fuel efficiency are expected to outpace increases in miles driven.

Advanced technology, improved fuel efficiency and increased use of “green” automobiles (e.g., those automobiles that do not use gasoline or that are powered by hybrid engines) would reduce demand for gasoline. Developments regarding climate change and the effects of greenhouse gas emissions on climate change may lead to increased use of “green” automobiles. Consequently, attitudes toward gasoline and its relationship to the environment may significantly affect our sales and ability to market our products. Reduced consumer demand for gasoline could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be adversely affected by fluctuations in the price and availability of fuel.

We require large amounts of diesel fuel to operate our tractors. In 2012, 2013 and 2014, fuel (including fuel taxes) represented approximately 23.4%, 22.9%, and 22.7%, respectively, of our total revenue. The market price for fuel can be extremely volatile and can be affected by a number of economic and political factors. In addition, changes in federal or state regulations can impact the price of fuel, as well as increase the amount we pay in fuel taxes. We incorporate a fuel surcharge clause in substantially all customer contracts to pass most additional fuel costs above a specified level on to our customers. However, we may not be able to do so in the future.

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The amount of the fuel surcharge each month is typically based on the average price of fuel for the prior month; accordingly, our recovery of fuel costs in excess of the levels specified in our contracts lags the actual increase in fuel prices, and we may never be fully reimbursed for increases in fuel prices above the levels specified in our contracts. We currently do not hedge our fuel purchases to protect against fluctuations in fuel prices that are not covered by fuel surcharges, and therefore are at risk to the extent that changes in the market price of fuel are not covered by the fuel surcharge provisions of our customer contracts. In addition, our customers may negotiate rates or contracts that minimize or eliminate our ability to continue passing on fuel price increases to our customers. If fuel prices increase and we are unable to pass the increased cost to our customers, the additional expense could have a material adverse effect on our business, results of operations and financial condition.

Our operations may also be adversely affected by any limit on the availability of fuel. Disruptions in the political climate in key oil producing regions in the world, particularly in the event of wars or other armed conflicts, could severely limit the availability of fuel in the United States. In the event our customers face significant difficulty in obtaining fuel, our business, results of operations and financial condition would be materially adversely affected.

Our business may be adversely affected by seasonal factors and harsh weather conditions.

Our business is subject to seasonal trends common in the refined petroleum products delivery industry. We typically encounter increased demand for fuels delivery services in Florida during the spring months. Further, operating costs and earnings are generally adversely affected by inclement weather conditions. These factors generally result in lower operating results during the first and fourth quarters of the year and cause our operating results to fluctuate from quarter to quarter. Our operating expenses also have been somewhat higher in the winter months, primarily due to decreased fuel efficiency, increased utility costs and increased maintenance costs for tractors and trailers in colder months. An occurrence of unusually harsh or long-lasting inclement weather could have an adverse effect on our operations and profitability.

We operate in a highly competitive industry, and competitive pressures may adversely affect our operations and profitability.

The tank lines transportation business is extremely competitive and fragmented. We compete with many other carriers and varying sizes as well as our customers’ private fleets. Numerous competitive factors could impair our ability to maintain our current level of revenues and profitability and adversely affect our financial condition. These factors include the following:

•	we compete with many other fuels delivery service providers, particularly smaller regional competitors, some of which may have more equipment in, or stronger ties to, the geographic regions in which they operate or other competitive advantages;

•	some of our competitors periodically reduce their prices to gain business, which may limit our ability to maintain or increase prices, implement new pricing strategies or maintain significant growth in our business;

•	many customers periodically accept bids from multiple carriers, and this process may depress prices or result in the loss of some business to competitors;

•	many customers are looking to reduce the number of carriers they use, and in some instances we may not be selected to provide services;

•	consolidation in the fuels delivery industry could create other large carriers with greater financial resources than we have and other competitive advantages relating to their size;

•	the development of alternative power sources for cars and trucks could reduce demand for gasoline; and

•	advances in technology require increased investments to maintain competitiveness, and we may not have the financial resources to invest in technology improvements or our customers may not be willing to accept higher prices to cover the cost of these investments.

If we are unable to address these competitive pressures, our operations and profitability may be adversely affected.

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The loss or bankruptcy of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our ten largest customers accounted for approximately 54.7% of our total revenues during the year ended September 30, 2014. In particular, our largest customer, Murphy USA, accounted for 20.9% of our total revenues during fiscal 2014. The loss of one or more of our major customers, or a material reduction in services performed for such customers, would have a material adverse effect on our results of operations. In addition, if one or more of our customers were to seek protection under the bankruptcy laws, we might not receive payment for services rendered and, under certain circumstances, might have to return payments made by these customers during the 90 days prior to the bankruptcy filing. If we were to lose one or more of our key customers, we might not be able to capture additional volume from other customers to offset the fixed costs historically covered by the lost revenue.

Difficulty in attracting and retaining drivers could negatively affect our operations and limit our growth.

There is substantial competition for qualified personnel, particularly drivers, in the trucking industry. Regulatory requirements, including electronic logging, and an improvement in the economy, could reduce the number of eligible drivers. We operate in many geographic areas where there is a shortage of drivers. Any shortage of drivers could result in temporary under-utilization of our equipment, difficulty in meeting our customers’ demands and increased compensation levels, each of which could have a material adverse effect on our business, results of operations and financial condition. A loss of qualified drivers could lead to an increased frequency in the number of accidents, potential claims exposure and, indirectly, insurance costs.

Difficulty in attracting qualified drivers could also require us to limit our growth. Our strategy is to grow in part by expanding existing customer relationships into new markets. However, we may have difficulty finding qualified drivers quickly when presented with new customer opportunities, which could result in our inability to accept or service this business or could require us to increase the wages we pay in order to attract drivers. If we are unable to hire qualified drivers to service business opportunities in new markets, we may have to temporarily send drivers from existing terminals to those new markets, causing us to incur significant costs relating to out-of-town driver pay and expenses. In making acquisitions and converting private fleets, some of the drivers in those fleets may not meet our standards, which would require us to find qualified drivers to replace them. If we are unable to find and retain such qualified drivers on terms acceptable to us, we may be forced to forego opportunities to expand or maintain our business.

If our relationship with our employees were to deteriorate, we may be faced with unionization efforts, labor shortages, disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income.

Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees could reduce our operating margins and income. None of our employees are subject to collective bargaining agreements, although unions have traditionally been active in the U.S. trucking industry. Our workforce has been subject to union organization efforts from time to time, and we could be subject to future unionization efforts as our operations expand. Unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility. In addition, we are from time to time subject to wage and hour claims relating to overtime pay where our drivers work more than eight hours in a day but less than 40 hours in a week. We believe we are exempt from overtime pay rules under regulations of the Department of Transportation (“DOT”). However, our operating costs would increase if this exemption were rescinded or if a court determined that we were not exempt from these overtime pay rules.

If we lose key members of our senior management, our business may be adversely affected.

Our ability to implement our business strategy successfully and to operate profitably depends in large part on the continued employment of our senior management team, led by Tom Baker, our president and Chief Executive Officer, John Milton, our Chief Financial Officer and Rob Sandlin, President of Florida Rock & Tank Lines, Inc. If Mr. Baker, Mr. Milton, Mr. Sandlin or the other members of senior management become unable or unwilling to continue in their present positions, our business or financial results could be adversely affected.

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If we fail to develop, integrate or upgrade our information technology systems, we may lose customers or incur costs beyond our expectations.

We rely heavily on information technology and communications systems to operate our business and manage our network in an efficient manner. We have equipped our tractors with various mobile communications systems and electronic logging devices that enable us to monitor our tractors and communicate with our drivers in the field and enable customers to track the location and monitor the progress of their cargo through the Internet. Despite redundancies and security measures, our information technology and communications systems remain susceptible to outages, computer viruses, break-ins, human error, data leakage and other disruptions and imperfections. Any of these could impair the efficiency of our operations, inhibit our customer service or reduce customer access to information. In addition, there could be a loss of confidential information, corruption of data, or damage to our reputation. Demand for our services or the profitability of operations could in turn be affected, which could have a negative impact on our results of operations or cash flows.

Increasingly, we compete for customers based upon the flexibility and sophistication of our technologies supporting our services. The failure of hardware or software that supports our information technology systems, the loss of data contained in the systems, or the inability of our customers to access or interact with our website, could significantly disrupt our operations and cause us to lose customers. If our information technology systems are unable to handle additional volume for our operations as our business and scope of service grow, our service levels and operating efficiency will decline. In addition, we expect customers to continue to demand more sophisticated fully-integrated information systems. If we fail to hire and retain qualified personnel to implement and maintain our information technology systems or if we fail to upgrade or replace these systems to handle increased volumes, meet the demands of our customers and protect against disruptions of our operations, we may lose customers, which could seriously harm our business.

To compete effectively, we must anticipate and adapt to technology changes. We may choose new technologies that later prove to be inadequate, or may be forced to implement new technologies, at substantial cost, to remain competitive. In addition, competitors may implement new technologies before we do, allowing such competitors to provide lower priced or enhanced services and superior quality compared to those we provide. This development could have a material adverse impact on our ability to compete.

We are self-insured and/or have deductible exposure to certain claims and are subject to the fluctuations of the insurance marketplace, all of which could affect our profitability.

The primary accident risks associated with our business are:

•	motor-vehicle related bodily injury and property damage;

•	workers’ compensation claims;

•	environmental pollution liability claims;

•	cargo loss and damage; and

•	general liability claims.

We currently maintain insurance for:

•	motor-vehicle related bodily injury and property damage claims;

•	workers’ compensation insurance coverage on our employees; and

•	general liability claims.

Our insurance program includes a self-insured deductible of $250,000 per incident for bodily injury, property damage, and currently workers’ compensation (with a basket at $250,000 for all three). In addition, we currently maintain insurance policies with a total limit of $75 million, of which $74 million is provided under umbrella and excess liability policies and $1 million is provided under a primary liability policy. The $250,000 deductible per incident could adversely affect our profitability, particularly in the event of an increase in the frequency or severity of incidents. Additionally, we are self-insured for damage to the equipment that we own and lease, as well as for cargo losses and such self-insurance is not subject to any maximum limitation. In addition, even where we have insurance, our insurance policies may not provide coverage for certain claims against us or may not be sufficient to cover all possible liabilities.

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Our self-insured retentions require us to make estimates of expected loss amounts and accrue such estimates as expenses. Changes in estimates may materially and adversely affect our financial results. In addition, our insurance does not cover claims for punitive damages. As a result of the increase in our self-insured retention, it is likely that we will increase our claims accrual as a result of a possible increase in our claims expense.

We are subject to changing conditions and pricing in the insurance marketplace that in the future could change dramatically the cost or availability of various types of insurance. To the extent these costs cannot be passed on to our customers in increased prices, increases in insurance costs could reduce our future profitability and cash flow.

In addition, our insurance carriers and the states in which we operate require us to post either letters of credit or surety bonds to collateralize our self-insured retention. We currently have letters of credit of $3.3 million outstanding to satisfy these obligations. If our insurance carriers or the states in which we operate require us to increase the amount of collateral we provide in the future, we could face increased costs, including the payment of additional fees to the providers of letters of credit. Since our letters of credit are considered debt under the financial covenants for our financing arrangements, increases in the amount of letters of credit we have outstanding to collateralize our self-insurance obligations will reduce borrowing availability under our credit agreement and reduce our capacity for additional borrowings.

Moreover, any accident or incident involving us, even if we are fully insured or not held to be liable, could negatively affect our reputation among customers and the public, thereby making it more difficult for us to compete effectively, and could significantly affect the cost and availability of insurance in the future. Because we provide “last mile” fuels delivery services, we generally perform our services in more crowded areas, which increases the possibility of an accident involving our trucks.

We operate in a highly regulated industry, and increased costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

As a motor carrier, we are subject to regulation by the Federal Motor Carrier Safety Administration (“FMCSA”) and DOT, and by various federal and state agencies. These regulatory authorities exercise broad powers governing various aspects such as operating authority, safety, hours of service, hazardous materials transportation, financial reporting and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment, product-handling requirements and drug testing of drivers. In 2003, Florida Rock & Tank Lines, Inc. underwent a compliance review by the FMCSA in which we retained our satisfactory DOT safety rating. Any downgrade in our DOT safety rating (as a result of new regulations or otherwise) could adversely affect our business.

The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices, emissions or by changing the demand for common or contract carrier services or the cost of providing trucking services. Possible changes include:

•	increasingly stringent environmental regulations, including changes intended to address climate change;

•	restrictions, taxes or other controls on emissions;

•	regulation specific to the energy market and logistics providers to the industry;

•	changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period;

•	driver and vehicle electronic logging requirements;

•	requirements leading to accelerated purchases of new tractors;

•	mandatory limits on vehicle weight and size;

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•	driver hiring restrictions;

•	increased bonding or insurance requirements; and

•	mandatory regulations imposed by the Department of Homeland Security.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels and emissions, which may increase our operating costs, require capital expenditures or adversely impact the recruitment of drivers.

Restrictions on emissions or other climate change laws or regulations could also affect our customers that use significant amounts of energy or burn fossil fuels in producing or delivering the products we carry. We also could lose revenue if our customers divert business from us because we have not complied with their sustainability requirements.

Our business may be adversely affected by terrorist attacks and anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such measures may have costs associated with them which we are forced to bear. While we believe we are in compliance with these new regulations, if existing requirements are interpreted differently by governmental authorities or additional new security measures are required, the timing of our deliveries may be disrupted and we may fail to meet the needs of our customers or incur increased expenses to do so. Such developments could have a material adverse effect on our operating results. Moreover, large trucks containing petroleum products are potential terrorist targets, and we may be obligated to take measures, including possible capital expenditures intended to protect our trucks. In addition, the insurance premiums charged for some or all of the coverage maintained by us could continue to increase dramatically or such coverage could be unavailable in the future.

Our operations involve hazardous materials and could result in significant environmental liabilities and costs.

Our activities, which involve the transportation, storage and disposal of fuels and other hazardous substances and wastes, are subject to various federal, state and local health and safety laws and regulations relating to the protection of the environment, including, among others, those governing the transportation, management and disposal of hazardous materials, vehicle emissions, underground and above ground storage tanks and the cleanup of contaminated sites. Our operations involve risks of fuel spillage or seepage, hazardous waste disposal and other activities that are potentially damaging to the environment. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of or liable under applicable laws or regulations, it could significantly increase our cost of doing business.

Most of our truck terminals are located in industrial areas, where groundwater or other forms of environmental contamination may have occurred. Under environmental laws, we could be held responsible for the costs relating to any contamination at those or other of our past or present facilities and at third-party waste disposal sites, including cleanup costs, fines and penalties and personal injury and property damages. Under some of these laws, such as the Comprehensive Environmental Response Compensation and Liability Act (also known as the Superfund law) and comparable state statutes, liability for the entire cost of the cleanup of contaminated sites can be imposed upon any current or former owner or operator, or upon any party who sent waste to the site, regardless of the lawfulness of any disposal activities or whether a party owned or operated a contaminated property at the time of the release of hazardous substances. From time to time, we have incurred remedial costs and/or regulatory penalties with respect to spills and releases in connection with our operations and, notwithstanding the existence of our environmental management program, such obligations may be incurred in the future. The discovery of contamination or the imposition of additional obligations or liabilities in the future could result in a material adverse effect on our financial condition, results of operations or our business reputation.

Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. If we fail to comply with applicable environmental laws and regulations, we could also be subject to substantial fines or penalties and to civil and criminal liability. As a result, our costs of complying with current or future environmental laws or liabilities arising from such laws may have a material adverse effect on our business, results of operations or financial condition.

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We have significant ongoing capital requirements.

Our business requires substantial ongoing capital investment, particularly for tractors, trailers, terminals and technology. Our capital expenditures were approximately $10.5 million, $15.6 million and $13.0 million in 2012, 2013 and 2014, respectively, and we expect to make capital expenditures of approximately $11.3 million during fiscal 2015. We expect that cash flow from operations and borrowings under our revolving credit facility will be our primary sources of financing for capital expenditures. If we are unable to generate sufficient cash from operations or borrow sufficient funds on terms that are acceptable to us, we may be forced to limit our growth and operate existing equipment for significant periods of time, each of which could have a material adverse effect on our business, results of operations and financial condition.

We may face difficulty in purchasing new equipment on a timely basis. Any delay in delivery of equipment could impair our ability to serve our customers, and, to the extent that we must obtain equipment from alternative sources at increased prices, could result in a significant increase in our anticipated capital expenditures and, accordingly, have a material adverse effect on our business, results of operations and financial condition.

Financing may not always be available to fund our activities.

We usually must spend and risk a significant amount of capital to fund our activities. Although most capital needs are funded from operating cash flow, the timing of cash flows from operations and capital funding needs may not always coincide, and the levels of cash flow may not fully cover capital funding requirements.

From time to time, we may need to supplement our cash generated from operations with proceeds from financing activities. Substantially concurrently with the separation, we expect to enter into a credit facility to provide us with available financing for working capital and other general corporate purposes. This credit facility is intended to meet any ongoing cash needs in excess of internally generated cash flows.

Our revolving credit agreement restricts our ability to engage in some business activities.

Our revolving credit agreement will contain customary negative covenants and other financial and operating covenants that will, among other things:

•	restrict our ability to incur certain additional indebtedness;

•	restrict our ability to make certain investments;

•	restrict our ability to merge with another company;

•	restrict our ability to pay dividends;

•	require us to maintain financial coverage ratios; and

•	prevent us from encumbering certain assets except as approved by the lender.

These restrictions could cause us to default on our credit agreement or negatively affect our operations.

Our growth will depend in part upon making acquisitions, which are subject to the uncertainties of evaluating potential liabilities, integration risks and other difficulties.

Our growth strategy depends in part upon our ability to acquire regional competitors in strategically desirable locations and to integrate them successfully into our existing operations.

Successful acquisitions require an assessment of a number of factors, many of which are beyond our control. These factors include operating costs and potential environmental and other liabilities of acquired companies and the extent to which such acquired companies would retain existing customers and add profitable routes to our geographic scope of coverage. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the companies to be acquired that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the companies to fully assess their deficiencies and capabilities.

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In seeking acquisitions, we may be required to compete with other potential acquirors, some of which may have substantially greater financial and other resources than those available to us. We are unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed on acceptable terms. Further, if we make future acquisitions, we may issue shares of capital stock that dilute other shareholders, incur debt, assume significant liabilities and create additional expenses related to intangible assets, any of which might reduce our reported earnings or earnings per share. In addition, any financing that we might need for these acquisitions may only be available to us on terms that restrict our business and acquisition-related accounting charges may adversely affect our balance sheet and results of operations.

Additionally, we may encounter difficulties in integrating acquired companies into our existing operations and business because they may have substantially different operating characteristics or be in different geographic locations than our existing operations. Once integrated, acquired businesses may not achieve levels of revenues, profitability or productivity comparable to our existing business or otherwise perform as expected. Also, acquisitions may involve difficulties in the retention of personnel, diversion of management’s attention, risks of the customers of acquired companies allocating all or a portion of their business to our competitors while they evaluate the impact of the acquisition, unexpected legal liabilities, and tax and accounting issues. Any inability on our part to consummate and integrate future acquisitions successfully may have a material adverse effect on our results of operations and financial condition.

Risks Relating to Our Common Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the distribution.

Prior to the distribution, there will have been no trading market for our common stock. An active trading market may not develop or be sustained for our common stock after the distribution, and we cannot predict the prices at which our common stock will trade after the distribution. The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

•	fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

•	failures of our operating results to meet the estimates of securities analysts or the expectations of our shareholders or changes by securities analysts in their estimates of our future earnings;

•	announcements by us or our customers, suppliers or competitors;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic, industry and stock market conditions;

•	future sales of our common stock by our shareholders;

•	future issuances of our common stock by us; and

•	the other factors described in these “Risk Factors” and elsewhere in this Information Statement.

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A large number of our shares are or will be eligible for future sale, which may cause the market price for our common stock to decline.

Upon completion of the distribution, we estimate that we will have outstanding an aggregate of approximately 3,234,423 shares of our common stock (based on 9,703,270 shares of FRP common stock outstanding on September 30, 2014). All of those shares (other than those held by our “affiliates”) will be freely tradable without restriction or registration under the Securities Act of 1933, as amended. Shares held by our affiliates, which include our directors and executive officers, can be sold subject to volume, manner of sale and notice provisions under Rule 144. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 391,591 shares of our common stock immediately following the distribution. We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. In addition, other New Patriot shareholders may sell the shares of our common stock they receive in the distribution for various reasons. For example, such shareholders may not believe our business profile or level of market capitalization as an independent company fits their investment objectives. A change in the level of analyst coverage following the distribution could also negatively impact demand for our shares. The sale of significant amounts of our common stock or the perception in the market that this will occur may lower the market price of our common stock.

Certain shareholders have effective control of a significant percentage of our common stock and likely will control the outcome of any shareholder vote.

As of September 30, 2014, two of our directors, Edward L. Baker and Thompson S. Baker II, beneficially own approximately 8% of the outstanding shares of our common stock and certain of their family members beneficially own an additional 25%. As a result, these individuals effectively may have the ability to direct the election of all members of our board of directors and to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, our acquisition or disposition of assets, our borrowing of monies, our issuance of any additional securities, our repurchase of common stock and our payment of dividends.

Provisions in our articles of incorporation and bylaws and certain provisions of Florida law could delay or prevent a change in control of us.

The existence of some provisions of our articles of incorporation and bylaws and Florida law could discourage, delay or prevent a change in control of us that a shareholder may consider favorable. These include provisions:

•	providing for a classified board of directors;

•	providing that our directors may be removed by our shareholders only for cause;

•	establishing supermajority vote requirements for our shareholders to approve certain business combinations;

•	establishing supermajority vote requirements for our shareholders to amend certain provisions of our articles of incorporation and our bylaws;

•	authorizing a large number of shares of stock that are not yet issued, which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us;

•	prohibiting shareholders from calling special meetings of shareholders or taking action by written consent; and

•	imposing advance notice requirements for nominations of candidates for election to our board of directors at the annual shareholder meetings.

These provisions apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our and our shareholders’ best interests. See “Description of Capital Stock.”

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We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other rights, and such qualifications, limitations or restrictions as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Capital Stock—Preferred Stock.”

SELECTED COMBINED FINANCIAL DATA OF NEW PATRIOT

The following selected financial data reflect the combined operations of New Patriot. We derived the selected combined income statement data for the years ended September 30, 2014, 2013, 2012 and 2011, and the selected combined balance sheet data as of September 30, 2014, 2013 and 2012, as set forth below, from New Patriot’s audited combined financial statements. New Patriot’s audited combined financial statements as of September 30, 2014 and 2013 and for the three years ended September 30, 2014 are included elsewhere in this Information Statement. We derived the selected combined income statement data for the year ended September 30, 2010, and the selected combined balance sheet data as of September 30, 2011, and 2010 from New Patriot’s underlying financial records, which were derived from the financial records of FRP, and which are not included in this Information Statement. The historical results do not necessarily indicate the results expected for any future period.

You should read the selected combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere in this Information Statement.

	Years ended September 30,
	2014	2013	2012	2011	2010
(Amounts in thousands)
Revenues	$129,162	112,120	103,476	97,801	89,637
Operating profit	$5,343	8,570	6,736	6,996	7,580
Interest expense	$109	19	27	27	27
Income from continuing
Operations	$3,197	5,216	4,092	4,411	4,871
Discontinued
Operations, net	$—	—	97	223	315
Net income	$3,197	5,216	4,189	4,634	5,186

Financial Summary:
Current assets	$11,685	11,011	15,944	28,039	26,429
Current liabilities	$10,336	10,838	10,437	10,298	10,931
Property and equipment, net	$42,174	38,902	31,386	28,471	28,972
Total assets	$61,134	51,107	48,477	57,682	60,989
Net Investment by parent	$32,669	29,472	27,785	37,478	40,687
Number of employees	942	871	812	786	747

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements which express management’s current views concerning future events or results, including without limitation our plans to separate from the real estate business and the expected benefits therefrom and our anticipated growth strategy, and which are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals for the separation, a failure to obtain assurances of anticipated tax treatment of the separation, a deterioration in the business or prospects of the transportation business, adverse developments in the transportation business’s markets or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, customer demand for our transportation services, the volatility and level of fuel prices, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see “Risk Factors” in this Information Statement. We undertake no duty to publicly update or revise any forward-looking statements.

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THE SEPARATION

General

On May 7, 2014, the board of directors of Existing Patriot approved a plan to separate our real estate and transportation businesses into two independent publicly traded companies. On December 30, 2014, the board of directors of Existing Patriot approved the separation. The separation will be accomplished in two steps.

On December 3, 2014, Existing Patriot completed a holding company merger that resulted in all of the outstanding shares of Existing Patriot common stock being converted into shares of a new publicly traded holding company known as FRP Holdings, Inc. (which we refer to as FRP). As a result of this reorganization, Existing Patriot became a subsidiary of FRP and all of the outstanding shares of Existing Patriot common stock were converted on a 1-for-1 basis into shares of FRP common stock. To complete the first step, FRP will contribute all of the stock of Existing Patriot (which will be renamed Patriot Transportation, Inc.) to New Patriot so that Existing Patriot will become a subsidiary of New Patriot.

In the second step, FRP will distribute all of the outstanding common stock of New Patriot, which will own the transportation business, to holders of FRP common stock as of the record date.

After the completion of the separation, holders of FRP common stock will be entitled to receive, for each share of FRP common stock that they hold on the record date one-third of one share of New Patriot common stock. Following the separation, New Patriot will be an independent, publicly traded company, and FRP will retain no ownership interest in New Patriot.

Following the distribution, New Patriot will operate as a regional tank lines transportation business focused in hauling petroleum, chemicals and dry bulk commodities. See “Our Business.”

The separation of the real estate and transportation businesses and the distribution of New Patriot common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see “The Separation—Conditions to the Distribution” below.

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Reasons for the Separation

The board of directors of FRP believes separating its transportation business from its real estate business is in the best interests of FRP and its shareholders and has concluded the separation will provide each business with a number of opportunities and benefits, including the following:

•	Strategic and Management Focus. Permit the management team of each company to focus on its own strategic and operational priorities without diverting human and financial resources from the other businesses.

•	Resource Allocation and Capital Deployment. Allow each company to allocate resources and deploy capital in a manner consistent with its own strategic priorities. Both businesses will have direct access to the debt and equity capital markets to fund their respective growth strategies.

•	Create Opportunities for Growth. The spin-off may allow us to take greater advantage of and have greater flexibility in raising capital and responding to strategic opportunities for growth, because we will have the ability to offer our stock as consideration in connection with potential future acquisitions or other growth opportunities. We believe that potential targets may be more attracted to a stock-based acquisition by an independent acquiror operating exclusively in the transportation industry than by a consolidated entity operating in different industries.

•	Better Align Management Incentives with the Business’ Performance. After the spin-off, we will be able to better align management incentives with the performance of our business. We will provide equity-based compensation to management, which will reflect the market price of our common stock and performance of our business. The resulting focused equity incentives will be used to better motivate the members of our management team.

•	Provide Investors with a More Focused Investment Option. As an independent public company focused solely on the transportation industry after the spin-off, it will be easier for investors to analyze and compare our company to other companies within the transportation industry. Accordingly, we may generate additional investor interest by providing investors with the opportunity to directly invest in our business and may appeal to more investors with different goals, interests and concerns.

There can be no assurance that following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The FRP board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

•	Increased public company costs. After the separation, FRP and New Patriot will operate as separate public companies and each company will incur incremental public company costs that previously were shared by both businesses.

•	Disruptions to the business as a result of the separation. The actions required to separate the transportation business from the real estate businesses will take significant management time and attention and could disrupt Existing Patriot’s operations.

•	One-time costs of the separation. New Patriot and FRP will incur costs of approximately $1 million in connection with the transition to being two stand-alone publicly traded companies. New Patriot will lose certain synergies associated with being part of a larger organization that cannot be quantified, as well as incremental public company costs estimated to be approximately $200,000 to $350,000 per year.

•	New Patriot may not realize anticipated benefits of the separation. New Patriot may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating New Patriot’s business; (b) following the separation, New Patriot may be more susceptible to market fluctuations and other adverse events than if it were still a part of FRP; and (c) following the separation, New Patriot’s business will be less diversified than FRP’s business prior to the separation.

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•	Limitations placed upon New Patriot as a result of the Tax Matters Agreement. To preserve the tax-free treatment to FRP of the separation and distribution, under the Tax Matters Agreement that New Patriot will enter into with FRP, New Patriot will be restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. These restrictions could limit New Patriot’s near–term ability to repurchase its shares or to issue additional shares, pursue strategic transactions or engage in other transactions that might increase the value of its business. See “Risk Factors—Risks Related to the Separation—New Patriot may not be able to engage in certain corporate transactions after the separation.”

The FRP board of directors concluded that the potential benefits of the separation outweighed these negative factors.

Holding Company Merger Prior to the Distribution

On December 3, 2014, Existing Patriot completed a holding company merger to facilitate the separation of its real estate businesses and its transportation business in a manner intended to be tax-free to FRP. As a result of the holding company merger, FRP replaced Existing Patriot as the publicly traded parent company by means of the holding company merger, which was effected pursuant to Section 607.11045 of the FBCA. Pursuant to Section 607.11045 of the FBCA, by action of Existing Patriot’s board of directors and without the requirement for a shareholder vote, Existing Patriot merged with and into a newly formed subsidiary of FRP.

As a result of the holding company merger:

•	all issued and outstanding shares of Existing Patriot common stock were be converted, through no action on the part of the holders thereof and by operation of law, into shares of FRP common stock, on a 1-to-1 basis; and

•	Existing Patriot was merged with and into Merger Sub and is now a wholly owned subsidiary of FRP.

The articles of incorporation and by-laws of FRP are substantially identical to the articles of incorporation and by-laws of Existing Patriot as they existed prior to the holding company merger. The holding company merger is a condition to the distribution. See “The Separation—Conditions to the Distribution” below.

Prior to the separation and distribution, (i) Existing Patriot will distribute all of the real estate subsidiaries to FRP, and (ii) FRP will contribute all of the stock of Existing Patriot to New Patriot so that Existing Patriot will be a subsidiary of New Patriot.

No Surrender of Stock Certificates Required

In the holding company merger, shares of Existing Patriot common stock were converted automatically into shares of FRP common stock. If you have stock certificates reflecting your shares of Existing Patriot common stock, these stock certificates now represent an equal number of shares of FRP common stock, and no action with regard to stock certificates is required on your part. If you hold certificates representing your shares of Existing Patriot common stock, within a reasonable period of time following the holding company merger, FRP will mail, or will cause to be mailed, to you (i) a letter of transmittal, in customary form, that will require you to specify certain information and (ii) instructions for use in effecting the surrender of your stock certificates from Existing Patriot, if you so choose, in exchange for a certificate representing an equal number of shares of FRP common stock.

The Distribution

FRP will distribute all of the issued and outstanding shares of New Patriot common stock to the shareholders of FRP as of the close of business on January 9, 2015, the record date for the distribution, on the basis of one share of New Patriot common stock for every three shares of FRP common stock held as of the record date.

Diagrams of Transaction Structure

The following diagrams show the progression of Existing Patriot through the holding company merger and the structure of FRP and New Patriot after the separation and distribution, simplified for illustrative purposes only.

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The diagram below shows the structure of Existing Patriot before the holding company merger and the separation and distribution:

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Prior to the distribution, the name of Existing Patriot will be changed to Patriot Transportation, Inc., and the name of New Patriot will be changed to Patriot Transportation Holding, Inc. The diagram below shows the structure of FRP as the publicly traded successor to Existing Patriot, immediately after completion of the holding company merger and name changes but before the transfer of the real estate subsidiaries to FRP and the contribution of Existing Patriot to New Patriot:

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The diagram below shows the structure of FRP and its subsidiaries after the holding company merger and immediately following the contribution of Existing Patriot to New Patriot and the transfer of the real estate subsidiaries by Existing Patriot to FRP:

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The diagram below shows the structure of FRP and New Patriot immediately after completion of the separation and distribution:

The Number of Shares You Will Receive

For every three shares of FRP common stock you own at 5:00 p.m. New York City time on January 9, 2015, the record date, you will receive one share of New Patriot common stock on the distribution date.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock. Instead, as soon as practicable on or after the distribution date, the distribution agent for the distribution will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing prices and distribute the net cash proceeds from the sales, net of brokerage fees and commissions, transfer taxes and other costs and after making appropriate deductions of the amounts required to be held for United States federal income tax purposes, if any, pro rata to each holder who would otherwise have been entitled to receive a fractional share in the distribution. The distribution agent will determine when, how, through which broker-dealers and at what prices to sell the aggregated fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described below in “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

When and How You Will Receive the Distribution of New Patriot Shares

FRP will distribute the shares of our common stock on January 30, 2015, to holders of record on the record date. The distribution is expected to be completed following the closing of the NASDAQ Global Select Market on the distribution date. FRP’s transfer agent and registrar, American Stock Transfer & Trust Company (“AST”), will serve as transfer agent and registrar for the New Patriot common stock and as distribution agent in connection with the distribution.

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If you own FRP common stock as of 5:00 p.m. New York City time on the record date, the shares of New Patriot common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to your account as follows:

•

Registered Shareholders. If you own your shares of FRP stock directly, either in book-entry form through an account at AST and/or if you hold paper stock certificates, you will receive your shares of New Patriot common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are issued to shareholders, as is the case in this distribution.

On or shortly after the distribution date, the distribution agent will mail to you an account statement that indicates the number of shares of New Patriot common stock that have been registered in book-entry form in your name.

Shareholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact AST at the address set forth in “Questions and Answers About the Separation and the Distribution” in this Information Statement.

•	Beneficial Shareholders . Many FRP shareholders hold their shares of FRP common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your FRP common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of New Patriot common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Outstanding Stock Option Grants

We expect that outstanding FRP stock option awards will be equitably adjusted pursuant to the terms of the applicable award and plan and the provisions of the Code. We expect that each outstanding option to purchase shares of FRP common stock will be equitably adjusted by converting the option into two separate stock options: (i) an option to purchase shares of FRP common stock and (ii) an option to purchase shares of New Patriot common stock. The two options will have a combined value equal to the intrinsic value of the original option.

For each option, the number of shares subject to the award and the applicable exercise or base price will be adjusted so that the aggregate spread value of the option immediately after the separation will be substantially equivalent to, but no more favorable to the award holder than, the aggregate spread immediately prior to the separation. For this purpose, spread value means the difference between the market value of the underlying shares as of the applicable date and the exercise or base price of the option.

Treatment of 401(k) Shares

Shares of FRP common stock held in the Profit Sharing and Deferred Earnings Plan maintained by FRP were treated in the same manner as other outstanding shares of FRP common stock in distribution.

Results of the Distribution

After our separation from the real estate group, we will be an independent, publicly traded company. Immediately following the distribution, we expect to have approximately 482 shareholders of record, based on the number of registered shareholders of FRP common stock on September 30, 2014, and approximately 3,234,423 shares of New Patriot common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of FRP stock options prior to the record date for the distribution.

Before the distribution, we will enter into a Separation and Distribution Agreement and several other agreements with FRP to effect the separation and provide a framework for our relationship with FRP after the separation. These agreements will provide for the allocation between FRP and New Patriot of FRP’s assets, liabilities and obligations subsequent to the separation (including with respect to transition services, employee matters and tax matters).

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For a more detailed description of these agreements, see the section entitled “The Separation—Agreements with FRP” included below. The distribution will not affect the number of outstanding shares of FRP common stock or any rights of FRP shareholders.

New Credit Facilities

In connection with the separation and distribution, we expect to enter into a $25 million revolving line of credit facility. The credit facility is expected to become effective substantially concurrently with the separation. We expect to use the borrowing capacity under the credit facility from time to time for working capital and other general corporate purposes. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Credit Facilities” in this Information Statement.

Material U.S. Federal Income Tax Consequences of the Distribution

The following discussion outlines the material U.S. federal income tax consequences of (i) the holding company merger involving Merger Sub and Existing Patriot, together with the conversion of shares of Existing Patriot common stock into shares of FRP common stock (the holding company merger), and (ii) the distribution by FRP of all of the outstanding shares of New Patriot common stock to its shareholders. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the U.S. Treasury regulations, all as in effect on the date of this Information Statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect.

This discussion assumes that the separation and distribution will be consummated in accordance with the separation and distribution agreement and as described in this Information Statement. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation and the distribution nor does it address the effects of any state, local or foreign tax laws or any U.S. federal tax laws other than those relating to income taxes on the holding company merger and the separation and the distribution. The tax treatment of an Existing Patriot shareholder may vary depending upon that shareholder’s particular situation, and certain shareholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold common stock in Existing Patriot, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold their Existing Patriot common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received Existing Patriot common stock upon the exercise of employee stock options or otherwise as compensation, and shareholders who are subject to alternative minimum tax) may be subject to special rules not discussed below. In addition, this summary only addresses the U.S. federal income tax consequences to an Existing Patriot shareholder who, for U.S. federal income tax purposes, is a U.S. holder, as defined below. Finally, this summary does not address the U.S. federal income tax consequences to those Existing Patriot shareholders who do not hold their shares of Existing Patriot common stock as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Existing Patriot common stock that is, for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source.

Each shareholder is urged to consult the shareholder’s tax advisor as to the specific tax consequences of the separation and distribution to that shareholder, including the effect of any U.S. federal, state or local or foreign tax laws and of changes in applicable tax laws.

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FRP will receive an opinion of Nelson Mullins Riley & Scarborough LLP, counsel for Existing Patriot, to the effect that (i) the holding company merger qualifies as a reorganization within the meaning of Section 368(a)(2)(E) of the Code and (ii) the separation and distribution will qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code. Based on this opinion and subject to the qualifications and limitations set forth herein, the material U.S. federal income tax consequences of the holding company merger to Existing Patriot, FRP and the shares of Existing Patriot are as follows:

•	neither Existing Patriot nor FRP will recognize any gain or loss in the holding company merger;

•	an Existing Patriot shareholder will not recognize any gain or loss and no amount will be includable in income as a result of the conversion of Existing Patriot stock to FRP stock pursuant to the holding company merger;

•	an Existing Patriot shareholder’s aggregate tax basis in such shareholder’s FRP stock following the holding company merger will equal such shareholder’s tax basis in its Existing Patriot stock immediately before the holding company merger; and

•	an Existing Patriot shareholder’s holding period for FRP stock following the holding company merger will include the holding period for that shareholder’s Existing Patriot stock.

Based on such opinion and subject to the qualifications and limitations set forth herein, the material U.S. federal income tax consequences of the separation and distribution to FRP, New Patriot and the shareholders are as follows:

•	subject to the discussion below regarding Section 355(e) of the Code, neither New Patriot nor FRP will recognize any gain or loss upon the separation and distribution of shares of New Patriot common stock and no amount will be includable in the income of FRP or New Patriot as a result of the separation and the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns;

•	a FRP shareholder should not recognize any gain or loss and no amount will be includable in income as a result of the receipt of shares of New Patriot common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares;

•	after the internal corporate reorganization (including the Holding company merger) and separation and distribution, a FRP shareholder’s aggregate tax basis in such shareholder’s shares of FRP common stock and in shares of New Patriot common stock will equal such shareholder’s tax basis in its FRP common stock immediately before the distribution (determined as described above), allocated between the FRP common stock and New Patriot common stock in proportion to their fair market values on the distribution date; and

•	a FRP shareholder’s holding period for New Patriot common stock received in the distribution will include the holding period for that shareholder’s FRP common stock (determined as described above).

U.S. Treasury regulations provide that if an FRP shareholder holds different blocks of FRP common stock (generally FRP common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of FRP common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of New Patriot common stock received in the distribution and the shares of FRP common stock received in the holding company merger in respect of such block of FRP common stock, in proportion to their respective fair market values on the distribution date. The holding period of the shares of New Patriot common stock received in the distribution in respect of such block of FRP common stock will include the holding period of such block of FRP common stock. If an FRP shareholder is not able to identify which particular shares of New Patriot common stock are received in the distribution with respect to a particular block of FRP common stock, for purposes of applying the rules described above, the shareholder may designate which shares of New Patriot common stock are received in the distribution in respect of a particular block of FRP common stock, provided that such designation is consistent with the terms of the distribution. FRP shareholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

If a shareholder receives cash in lieu of a fractional share of common stock as part of the distribution, the shareholder will be treated as though it first received a distribution of the fractional share in the distribution and then sold it for the amount of cash actually received. Provided the fractional share is considered to be held as a capital asset on the date of the distribution, the shareholder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the shareholder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the shareholder’s holding period for the FRP common stock is more than one year on the date of the distribution.

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This opinion of counsel does not address any state, local or foreign tax consequences of the holding company merger and the distribution. This opinion assumes that the distribution will be completed according to the terms of the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement and this Information Statement. In addition, the opinion is based on certain representations as to factual matters from and certain covenants by FRP and us. The opinion cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

The opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. FRP has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the holding company merger or the distribution.

If the distribution were determined not to qualify for non-recognition of gain and loss, the above consequences would not apply and shareholders could be subject to tax. In this case, each shareholder who receives our common stock in the distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the shareholder to the extent of that shareholder’s pro rata share of FRP’s current and accumulated earnings and profits;

•	a reduction in the shareholder’s basis (but not below zero) in Existing Patriot common stock to the extent the amount received exceeds the shareholder’s share of Existing Patriot’s earnings and profits; and

•	a taxable gain from the exchange of FRP common stock to the extent the amount received exceeds the sum of the shareholder’s share of FRP’s earnings and profits and the shareholder’s basis in its FRP common stock.

U.S. Treasury regulations also require certain shareholders who receive New Patriot common stock in the distribution to attach to the shareholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to FRP (but not its shareholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest by vote or value, in FRP or New Patriot. For this purpose, any acquisitions of FRP common stock or New Patriot common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although FRP or New Patriot may be able to rebut that presumption.

In connection with the distribution, New Patriot and FRP will enter into a Tax Matters Agreement pursuant to which New Patriot will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the Tax Matters Agreement, see “The Separation—Tax Matters Agreement.”

The foregoing is a discussion of the material U.S. federal income tax consequences of the separation and the distribution under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of shareholders. Each Existing Patriot shareholder should consult its own tax advisor as to the particular tax consequences of the distribution to such shareholder, including the application of U.S. federal, state or local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Market for Common Stock

There is not currently a public market for New Patriot common stock. We are authorized to list New Patriot’s shares of common stock on the NASDAQ Global Select Market under the ticker symbol “PATI.”

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Trading Between Record Date and Distribution Date

Beginning on January 7, 2015 and continuing up to and including the distribution date, we expect there will be two markets in FRP common stock: a “regular-way” market and an “ex-distribution” market. Shares of FRP common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of New Patriot common stock in the distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to receive shares of New Patriot common stock in the distribution. Therefore, if you sell shares of FRP common stock in the “regular-way” market after 5:00 p.m. New York City time on the record date and up to and including through the distribution date, you will be selling your right to receive shares of New Patriot common stock in the distribution. If you own shares of FRP common stock at 5:00 p.m. New York City time on the record date and sell those shares in the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of New Patriot common stock that you would be entitled to receive in respect of your ownership, as of the record date, of the shares of FRP common stock that you sold.

Furthermore, beginning on January 7, 2015 and continuing up to and including the distribution date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of New Patriot common stock that will be distributed to FRP shareholders on the distribution date. If you own shares of FRP common stock at 5:00 p.m. New York City time on the record date, you will be entitled to receive shares of our common stock in the distribution. You may trade this entitlement to receive shares of New Patriot common stock, without trading the shares of FRP common stock you own, in the “when-issued” market. On the first trading day following the distribution date, we expect “when-issued” trading with respect to New Patriot common stock will end and “regular-way” trading in New Patriot common stock will begin.

Conditions to the Distribution

We expect the distribution will be effective on January 30, 2015, the distribution date, provided that, among other conditions described in the Separation and Distribution Agreement, the following conditions shall have been satisfied or waived by Patriot in its sole discretion:

•	the Patriot board of directors will have approved the distribution and will not have abandoned the distribution or terminated the Separation and Distribution Agreement at any time prior to the distribution;

•	the antecedent transactions contemplated by the Separation and Distribution Agreement will have been completed;

•	the SEC will have declared effective our registration statement on Form 10, of which this Information Statement is a part, under the Exchange Act, no stop order suspending the effectiveness of our Form 10 registration statement will be in effect, and no proceedings for such purpose will be pending before or threatened by the SEC and this Information Statement will have been mailed to the holders of FRP common stock as of the record date;

•	all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder will have been taken and, where applicable, become effective or accepted;

•	our common stock to be delivered in the distribution will have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

•	the New Patriot board of directors, as named in this Information Statement, will have been duly elected;

•	each of the ancillary agreements contemplated by the Separation and Distribution Agreement will have been executed and delivered by the parties thereto;

•	FRP will have an opinion of counsel, in each case reasonably satisfactory to FRP, confirming the qualification of the holding company merger and the distribution as tax-free to FRP shareholders for U.S. federal income tax purposes;

•	the board of directors of FRP shall have received a solvency opinion in form and substance satisfactory to the board of directors of FRP confirming that the Distribution will not render FRP insolvent;

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•	no applicable law will have been adopted, promulgated or issued that prohibits the consummation of the distribution or any of the transactions contemplated by the Separation and Distribution Agreement;

•	any material governmental approvals and consents and any material permits, registrations and consents from third parties, in each case, necessary to effect the distribution and to permit the operations of the New Patriot business after the distribution date substantially as conducted as of the date of the Separation and Distribution Agreement will have been obtained;

•	a credit facility will have been made available to New Patriot by its lenders on terms and in an amount satisfactory to Existing Patriot; and

•	no event or development will have occurred or exist that, in the judgment of the FRP board of directors, in its sole discretion, makes it inadvisable to effect the distribution or other transactions contemplated by the Separation and Distribution Agreement.

The fulfillment of the foregoing conditions will not create any obligations on Patriot’s part to effect the distribution, and FRP’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution, at any time prior to the distribution date.

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Agreements with FRP

Following the separation and distribution, New Patriot and FRP will operate separately, each as an independent public company. Prior to the separation and distribution, New Patriot and FRP will enter into the Separation and Distribution Agreement and several other agreements to effect the separation and provide a framework for New Patriot’s relationship with FRP after the separation. These agreements will provide for the allocation between New Patriot and FRP of the assets, liabilities, and obligations of FRP and its subsidiaries, and will govern the relationships between New Patriot and FRP subsequent to the separation (including with respect to transition services, employee matters, real property matters, tax matters, and certain other commercial relationships). In addition to the Separation and Distribution Agreement (which contains many of the key provisions related to New Patriot’s separation from FRP and the distribution of New Patriot’s shares of common stock to FRP shareholders), these agreements include:

•	the Tax Matters Agreement;

•	the Employee Matters Agreement; and

•	the Transition Services Agreement.

Forms of the primary separation agreements described below have been filed as exhibits to the registration statement on Form 10 of which this Information Statement is a part, and the summaries below set forth the terms of the agreements New Patriot believes are material.

The terms of the agreements described below that will be in effect following the separation have not yet been finalized. Changes to these agreements, some of which may be material, may be made prior to New Patriot’s separation from FRP. No changes may be made after the separation without New Patriot’s consent.

Separation and Distribution Agreement.

The Separation and Distribution Agreement will set forth New Patriot’s agreement with FRP regarding the principal transactions necessary to separate New Patriot from FRP. The parties intend to enter into the separation and distribution agreement immediately before the distribution of New Patriot’s common stock to FRP shareholders.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of New Patriot’s separation from FRP so that New Patriot and FRP retain the assets of, and the liabilities associated with, their respective businesses. The Separation and Distribution Agreement will require New Patriot and FRP to use reasonable efforts to obtain consents, approvals, and amendments required to novate or assign the assets and liabilities that are transferred.

Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, each of New Patriot and FRP will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder (including sub-contract, sub-license, sub-lease to such transferee) or under which the transferor would enforce for the benefit of the transferee, with the transferee assuming the transferor’s obligations, the rights of the transferor against any third party.

The Distribution. The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, FRP will deliver all of the issued and outstanding shares of New Patriot common stock to the Distribution Agent. FRP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of FRP common stock as of the record date, by means of a pro rata dividend, one share of New Patriot common stock for every three shares of FRP common stock held on the record date. Fractional shares will be aggregated and sold in the market, and the net proceeds will be distributed to the shareholders.

Conditions. The Separation and Distribution Agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by FRP in its sole discretion. For further information regarding the conditions relating to New Patriot’s separation from FRP, see the section entitled “The Separation—Conditions to the Distribution.” The board of directors of FRP may at any time prior to the completion of the spin-off decide to abandon or modify the spin-off.

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Insurance Matters. New Patriot will be responsible for obtaining and maintaining at its own cost all of its own insurance coverage following the separation. Prior to the separation, FRP is permitted to make claims under any applicable liability policies maintained by New Patriot for events occurring before the separation without violating any anti-assignment provisions in the insurance policies. In no event shall either party (or their subsidiaries) have liability or obligation whatsoever to the other party (or its subsidiaries) in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

Releases and Indemnification. Except as otherwise provided in the Separation and Distribution Agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or any conditions existing or alleged to have existed on or before the separation. These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary services agreement.

In addition, the Separation and Distribution Agreement will provide for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of the transportation business with New Patriot and financial responsibilities for the obligations of liabilities of the real estate business with FRP. Each party will cause its subsidiaries and affiliates to indemnify, defend, and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents, for any losses arising out of or in connection with liabilities each such party assumed pursuant to the Separation and Distribution Agreement, the operation of each such party’s business, and any breach by such party of the Separation and Distribution Agreement or an ancillary agreement.

Tax Matters Agreement.

The Tax Matters Agreement will govern FRP’s and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

In general, under the Tax Matters Agreement, we expect that responsibility for taxes for periods prior to the distribution will be allocated in the following manner:

•	with respect to any U.S. federal income taxes of the affiliated group of which FRP is the common parent, we generally will be responsible for such taxes to the extent attributable to the transportation business and all New Patriot federal income tax filings and FRP generally will be responsible for all other such taxes;

•	with respect to U.S. state or local income taxes, we generally will be responsible for such taxes to the extent attributable to the transportation business and all New Patriot income and franchise tax filings and FRP generally will be responsible for all other such taxes;

•	with respect to any U.S. state or local property taxes, we generally will be responsible for such taxes to the extent attributable to property owned by us or one of our subsidiaries and prospectively, for any assets contributed, and FRP generally will be responsible for all other such taxes; and

•	with respect to certain non-income taxes, such as motor fuel, excise, sales and use taxes, we generally will be responsible for such taxes to the extent attributable to the transportation business and all New Patriot non-income tax filings, and FRP generally will be responsible for all other such taxes.

In addition, the Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement will provide special rules allocating tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, we will be responsible for any taxes imposed on FRP that arise from the failure of the distribution and certain related transactions to qualify as a tax-free transaction for federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events, or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement.

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The Tax Matters Agreement will also set forth FRP’s and our obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Employee Matters Agreement.

The Employee Matters Agreement will govern FRP’s and New Patriot’s compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement will provide for the treatment of outstanding FRP equity awards and certain other outstanding annual and long-term incentive awards. The Employee Matters Agreement will provide that, after the effective date, employees of the transportation business will continue to participate in New Patriot’s existing employee benefit program. With respect to stock option plans, FRP will adopt New Patriot’s existing stock option plans, and New Patriot will adopt a new equity incentive plan.

The Employee Matters Agreement will also provide that (i) the distribution does not constitute a change in control under Existing Patriot’s plans, programs, agreements or arrangements and (ii) the distribution and the assignment, transfer or continuation of the employment of employees with another entity will not constitute a severance event under the applicable plans, programs, agreements or arrangements.

Transition Services Agreement.

The Transition Services Agreement will set forth the terms on which New Patriot will provide to FRP, on a temporary basis, certain services or functions that the companies historically have shared. Transition services will include various corporate services. The Transition Services Agreement will have a short term (12 to 24 months) with renewal options. FRP will compensate New Patriot at an agreed rate for the transition services, including an allocable share of their total compensation and benefit costs.

Transferability of Shares of Our Common Stock

The shares of our common stock that you will receive in the distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act of 1933, as amended (“the Securities Act”). Persons who can be considered our affiliates after the separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of Existing Patriot on the distribution date may be deemed to be affiliates of ours. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 391,217 shares of our common stock immediately following the distribution. See “Stock Ownership” included elsewhere in this Information Statement for more information. Our affiliates may sell shares of our common stock received in the distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•	one percent of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes notice requirements and restrictions governing the manner of sale. Sales may not be made under Rule 144 unless certain information about us is publicly available.

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Reason for Furnishing This Information Statement

This Information Statement is being furnished solely to provide information to FRP shareholders who are entitled to receive shares of our common stock in the distribution. The Information Statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities. We believe the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither FRP nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

New Patriot does not currently plan to pay a regular dividend on its common stock after the spin-off. The declaration and amount of all dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant.

CAPITALIZATION

The following table sets forth (i) our actual capitalization as of September 30, 2014, and (ii) our as adjusted capitalization assuming the distribution (as discussed in “The Separation”) were effective September 30, 2014. As used in this capitalization table, “actual” as of September 30, 2014 reflects the combined historical financial position of the FRP subsidiaries and certain assets and liabilities of FRP that comprise New Patriot as if such companies and accounts had been combined as of September 30, 2014. The table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included elsewhere in this Information Statement.

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as a separate, independent entity on September 30, 2014 and is not necessarily indicative of our future capitalization or financial condition.

	September 30, 2014
	Actual	As Adjusted
	(thousands of dollars)
Debt Outstanding
Short-term debt	—	—
Long-term debt	$7,282	$7,282
Total Debt	$7,282	$7,282
Net Investment/Shareholders’ Equity
Common stock par value	—	323
Capital in excess of par	—	32,346
Net investment by parent	32,669	—
Accumulated other comprehensive income, net	53	53
Total Net Parent Investment/Shareholders’ Equity	32,722	32,722
Total Capitalization	$40,004	$40,004

OUR INDUSTRY

Overview

Approximately 82% of our revenues are derived from the delivery of gasoline and other refined petroleum products used in transportation. Refined petroleum products are derived from crude oils. After being produced, crude oil is transported to refineries, where it is processed into refined petroleum products. From these refineries, refined petroleum products are moved over long distances to bulk terminals, generally via pipeline or barge. These products are then picked up from these bulk terminals by tank trucks such as ours and delivered to petroleum marketers such as convenience stores and hypermarkets.

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Our industry is characterized by such barriers to entry as the time and cost required to develop the capabilities necessary to handle hazardous material, the resources required to recruit and train drivers, substantial industry regulatory and insurance requirements and the significant capital investments required to build a fleet of equipment and establish a network of terminals. Our industry experiences increased seasonal demand in periods of heightened driving activity.

Unlike most trucking companies, our core fuels delivery business operates in a radius of approximately 150 miles around each of our terminal locations and has an average one-way trip of 100 miles per load. We believe that this shorter length of haul minimizes our exposure to the difficulties of recruiting and retaining a high quality workforce, because we are able to offer our drivers scheduled shifts that allow them to return home each day and allow them regularly scheduled days off.

The Energy Information Administration estimates that approximately 32.3 billion gallons of petroleum products (excluding jet fuel) were consumed in transportation during 2012 in the six states in which we currently operate.  We believe that substantially all of these petroleum products were transported by tank truck carrier (for-hire carriers and private fleets) to the retail locations.  In 2012, we transported approximately 2.4 billion gallons of refined petroleum products (excluding jet fuel), or 7.4% of the total transported refined petroleum products consumed for purposes of transportation in the states in which we operate (excluding jet fuel). The consumption of refined petroleum products, such as gasoline, diesel and aviation fuels, drives the underlying demand for delivery of these products to fuel retailers.

Regional and Local Carriers

According to the National Tank Truck Carriers, the 218 tank truck carriers that are members of that trade association transport more than 80% of the volume hauled by the tank truck industry. The industry includes national and regional carriers as well as numerous local carriers and small private fleets. Because the fuels delivery and logistics industry is characterized by stringent customer requirements relating to safety, significant insurance requirements and substantial federal and state regulatory requirements relating to safety, driver training, equipment and product handling, many smaller carriers are facing increased pressure from escalating insurance, operating and capital costs. As a result, we believe that many of these small regional and local carriers may be forced to exit the industry or partner with a larger company better equipped to meet these strict customer, insurance and regulatory requirements.

We also believe that hypermarkets and large convenience store chains will continue to capture a larger share of the retail petroleum market. We believe these customers will increasingly seek a delivery services provider with the size, infrastructure, capabilities, scope of services and geographic reach to service their entire operation, and, as a result, smaller carriers will face increasing pressure to consolidate.

Retail Petroleum Marketers

The retail petroleum marketers consist of five distinct segments, as follows:

•	Convenience Stores. Convenience stores currently sell over 80% of the motor fuels purchased in the United States. Although the convenience store market includes many large national and regional chains, over 50% of convenience stores selling motor fuels are one-store operators.

•	Hypermarkets. As of March 31, 2013, hypermarket retail fueling sites sold an estimated 12.6% of the motor fuels purchased in the United States. Hypermarkets include grocery stores such as Murphy USA (which operates mostly at Wal-Mart locations), Kroger, Costco, Sam’s Club and Safeway. Hypermarket sites sell approximately 280,000 gallons per month, more than twice the volume of a traditional fuel retailer.

•	Jobbers. Jobbers purchase refined petroleum products from refining companies and supply the products to gas stations and convenience stores, including many of the one-store convenience store operators.

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•	Truck Stops and Travel Centers. We believe that there are approximately 6,400 travel centers and truck stops focused on serving trucks and highway travelers. With trucking firmly entrenched as the primary mode for the movement of freight within the United States, we expect this market to continue to experience steady growth moving forward. Many major truck stop operators have private fleets transporting the majority of their products and use independent carriers for on-call and demand services to their locations.

•	Major Oil Companies. Although a majority of the retail petroleum locations sell branded gasoline, the major oil companies have largely exited the retail business and currently operate less than 1% of the retail outlets.

OUR BUSINESS

Our Company

We are one of the largest regional tank truck carriers in North America. According to the Tank Truck Carrier 2013 Gross Revenue Report issued by Bulk Transporter, we are the 12th largest bulk tank carrier in North America by revenue.  Our business consists of hauling petroleum related products and dry bulk commodities and liquid chemicals. We delivered approximately 323,000 loads of petroleum products and 71,000 loads of dry bulk and liquid chemicals in 2013. We operate terminals in Florida, Georgia, Alabama, South Carolina, North Carolina and Tennessee.

Approximately 82% of our business consists of hauling petroleum related products used in transportation. Our petroleum clients include major convenience store and hypermarket accounts, fuel wholesalers and major oil companies.  We also make commercial deliveries of diesel fuel to truck stops and fuel depots and aviation fuel to airports. We offer our petroleum customers services that add value such as 24 hour inventory and supply management, delivery status monitoring and notification, integrated invoicing and document management tools and a network of terminals that allow our customers to optimize their source of fuel supply.

The remaining 18% of our business consists of hauling dry bulk commodities such as cement, lime and various industrial powder products and liquid chemicals such as sulfuric acid, caustic soda, methanol, water treatment materials and other industrial chemicals. Our dry bulk and chemical customers include large industrial companies including cement and concrete companies, industrial accounts and products distribution companies.

History of Our Business

Our transportation business was founded by a construction aggregates company known as Florida Rock Industries, Inc. Florida Rock Industries entered the trucking business in 1962, focusing on hauling sand and construction aggregates. In 1972, Florida Rock Industries entered the petroleum and chemicals hauling business through the acquisition of Petroleum Carrier Corporation of Florida, Inc., which was renamed Florida Rock & Tank Lines, Inc.

In 1986, Florida Rock Industries spun off its transportation business (as well as some real estate operations) by distributing to its shareholders all of the stock of Existing Patriot. We expanded our business in 1989 with the acquisition of J.R. Mabbett & Sons, a bulk tank carrier company operating six terminals in Georgia and Florida.

In recent years, we have grown organically by building key customer relationships and acquiring some small private fleets. Over the past ten years, we have expanded our operations into Alabama, Tennessee and the Carolinas while continuing to grow our heritage operations in Florida and Georgia.  This growth resulted in growing our revenues from $66 million in fiscal 2003 to $112 million in fiscal 2013, representing a 5.4% compound annual growth rate.  The acquisition of Pipeline Transportation, Inc., in the first quarter of fiscal 2014 contributed to our 15.2% revenue growth in fiscal 2014. We believe our size, conservative balance sheet, exceptional safety and service results and a strong management team position us well for continued growth opportunities that fit our strategic plan.

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Our Competitive Strengths

Strong Market Position

We operate a network of 21 terminals and 9 satellite locations in Florida, Georgia, Alabama, South Carolina, North Carolina and Tennessee.  Our regional footprint provides us with the flexibility to successfully handle volume fluctuations, which benefits our customers by helping to eliminate service disruptions and the need to use backup carriers at higher rates during peak periods. We believe that our geographic footprint, capabilities and industry reputation position us to grow our business through expansion of our key customer relationships, adding new customers, expanding into new product markets and strategic acquisitions of other tank truck carriers.

Our Commitment to Safety Leads to a Strong Industry Reputation

Safely delivering our customers’ products on-time and accurately is critical to our success.  We focus on safety first and have been successful reducing preventable accident and incident frequency through our ACE program (Achieve Continuous Excellence).  We received the Outstanding Performance Trophy, the top award in our industry, from the National Tank Truck Carriers in 2011 and Lockton Companies’ Presidential Award for Safety Excellence in 2009.  We focus significant resources on hiring qualified and experienced professional drivers and providing strong field and class room training.  We reward safe drivers through a safety incentive plan, annual safety awards when annual accident frequency goals are met and our annual grand prize award to one of our qualified drivers. We have been early adopters of electronic logging devices that allow us to review and monitor driver performance.

Our Commitment to Customer Service Helps us Grow our Business

Our commitment to customer service is critical to growing our business and building key customer relationships, so we approach customer service in the same manner as safety.  Murphy USA awarded Florida Rock & Tank Lines their Carrier of the Year trophy for the last three consecutive years based on our overall performance.  We believe that our service reputation is responsible for the customer retention results of our largest 10 accounts, nine of which have been with us for over 10 years.

Our Technology Helps us Improve our Customer Service and Monitor Safety Performance

We utilize transportation technology software and our document imaging system to improve safety and our service offerings to our customers to help us lower our customers’ cost:

•	our web portal allows customers to transmit and receive orders and pick-up and delivery information electronically;

•	the OmniTracs in-cab system allows us to monitor safety performance, including hard braking events, roll stability events and excessive speed events in real time. This provides us an opportunity to meet with the drivers to review the event and improve their driving performance;

•	our OmniTracs system and software also allows immediate communication between our drivers and dispatch and captures load information, including load status changes, which are communicated directly to the customer. All critical load information is captured in real time and transmitted for customer billing and calculation of driver pay and to build data that is used to improve efficiency.

Our Management Team helps Position us for Growth

Our Chief Executive Officer, Tom Baker, and our Chief Financial Officer, John Milton, joined us after serving in senior leadership roles at Florida Rock Industries, Inc. Rob Sandlin has been with Florida Rock & Tank Lines for 30 years and has been President since 2003. Rob leads a seasoned transportation team with many years of experience.

We have Strong Relationships with Key Customers

We rely on our customer service and safety record to grow our relationships with key convenience store and hypermarket accounts. While we provide our services to these customers under informal agreements or contracts that do not guarantee any specific volumes and generally are terminable by the customer on no more than 120 days’ notice, nine of our top ten accounts have been customers for more than ten years. We believe that we are well positioned to continue to grow our relationships with these customers as they continue to grow their businesses.

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Our Business Strategy

Increase Business with Our Current Customers. Many of our existing customers have delivery needs in markets where we operate but do not currently serve them. In addition, some of our customers ship other products that we do not currently haul for them in our markets, such as chemicals, lubricants, plastics, lime and cement. We intend to focus on expanding our relationships with existing customers to add incremental business at our existing terminals.  We will also pursue business opportunities with our existing customers in new markets that are contiguous with our existing markets and that are consistent with our strategic requirements.

Expand our Service Offerings. We operate in a fairly limited segment of the tank truck industry, focusing on hauling petroleum products and limited liquid and bulk commodities. Although we have no current plans to enter new product markets, we intend to explore diversifying our capabilities as a bulk tank carrier to pursue opportunities presented by our changing economy.

Pursue Strategic Acquisition Opportunities.  While our first focus will be on expanding our existing customer relationships and adding incremental business at existing terminals, we believe that changing market conditions will create opportunities for strategic acquisitions.  Although our industry is highly fragmented, we believe that changes in our customer base and the way that they select carriers, as well as changes in the regulatory environment, will lead to more consolidation in our industry.

The retail petroleum market is evolving, as hypermarkets continue to increase their market share.  The typical hypermarket sells nearly twice the motor fuel sold at the typical convenience store.  We also believe that the convenience store industry will see greater consolidation, increasing the market share of larger chains.  Many of these large chains and hypermarkets will focus on selecting one or two core carriers in each market.  We believe that smaller carriers with fewer resources will find it increasingly difficult to compete for this business.  At the same time, we believe the increasingly stringent regulatory environment, higher equipment costs and the continuing driver shortage will disproportionately impact smaller carriers and customer private fleets.  We believe that these factors, coupled with our ability to use stock as acquisition currency, will provide us with the opportunity to grow our business through strategic acquisitions.

In evaluating acquisition opportunities, we will focus on carriers with strong management teams that fit our safety and customer service culture.  We will evaluate acquisition opportunities that allow us to grow into new geographic markets as well as to expand into new segments of the tank truck business.  We also will consider opportunities to acquire customer-owned fleets in the petroleum, chemicals and dry bulk markets.

Delivery Services

We are an important link in our customers’ fuel supply chain, transporting primarily from petroleum terminals to retail locations such as hypermarkets, convenience stores and truck stops. We can deliver up to 9,000 gallons in each load, and we delivered an average of 37,000 loads per month in fiscal 2014. Our team of over 670 drivers delivers petroleum 24 hours a day, 365 days per year from our network of 21 terminals and 9 satellite locations using our fleet of 486 tractors and 588 tank trailers.

We also provide the last mile of delivery service in the liquid chemical and dry bulk business primarily from distribution facilities or manufacturing facilities to the end user.  Cement and ash are delivered to concrete plants, powdered lime to industrial users and liquid chemicals primarily to the end user at a manufacturing plant or water treatment or storage facility.

Our business culture is built around safety and customer service, and we invest considerable resources in modern equipment and technology and safety training to assure that we operate safely and provide the highest level of customer service. Our on-board computers help us to monitor performance and provide us and our customers with key information regarding load delivery status. Our commitment to customer service and value added services are designed to integrate ourselves into our customers’ operations to create long term partnerships that allow us to grow as our customers grow.

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Customers

Approximately 82% of our business consists of hauling petroleum related products. Our petroleum clients include major convenience store and hypermarket accounts, fuel wholesalers and major oil companies.  We strive to build long-term relationships with major customers by providing outstanding customer service. Our top ten customers in fiscal 2014 generated 54.7% of our total revenue and our largest customer, Murphy USA, accounted for 20.9% of our revenue. Our transportation services agreements with our customers generally are terminable upon 90-120 days’ notice, but nine of our top 10 accounts have been customers for at least 10 years.

Our dry bulk and chemical customers include large industrial companies including cement and concrete accounts and product distribution companies.  Our customer relationships are long-standing and have grown over time as a result of consistently high safety and service levels.

Terminal and Satellite Operations

As of September 30, 2014, we operated 21 terminals and maintained 9 satellite operations located in six southeastern states. Each location services a radius of approximately 100 to 150 miles within that geographic region. Our terminals are led by regional managers and a local terminal manager overseeing a team of local experienced employees. We have a Central Dispatch office located in Jacksonville, Florida which dispatches our business for most of Florida and a central night dispatch operation which provides night time dispatch and managerial coverage for our terminals that do not have night time staff.

Our terminal managers’ responsibilities include the following:

•	monitoring all activity to ensure compliance with our safety policies;

•	recruiting, hiring and retention of drivers, with the assistance of our central recruiting office in Jacksonville;

•	ongoing training regarding the use of equipment, safety, changes of regulation and other pertinent information;

•	soliciting new customers and maintaining relationships with existing customers;

•	order taking, either electronically or by phone;

•	for many customers, monitoring their inventory levels and directing deliveries as necessary to keep them at agreed to levels of inventory;

•	coordinating the use of drivers and equipment to accommodate the optimal delivery schedule;

•	providing delivery information via mail, fax or Internet to customers on a timely basis;

•	managing all personnel issues, including driver productivity and optimal staffing;

•	responding to operating emergencies such as injuries, property damage and vehicular accidents; and

•	coordinating with our garages for necessary equipment maintenance (most of our terminals have a maintenance shop where we perform preventive and routine maintenance on our equipment).

Satellite operations are locations where we locate trucks and drivers but we have no management on site. These satellite operations cover regions where demand for our services has not yet reached a level where a terminal is cost-effective. Satellites are also established to improve our efficiency due to changes regarding the location of product availability and are often located at truck stops or garage facilities where fuel and maintenance are available.

Driver Recruitment and Retention

As of September 30, 2014, we employed 683 revenue-producing drivers and utilized three independent owner-operators.  Our drivers play a critical role in helping us build and enhance our customer relationships. We dedicate significant resources to recruiting and retaining our drivers. Driver recruitment and retention is a primary focus for all operations personnel. Each terminal manager has direct responsibility for hiring drivers with assistance from our central recruiting group.

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The trucking industry is expected to continue to experience a shortage of qualified drivers. There is substantial competition for qualified personnel, particularly drivers, in the trucking industry. Regulatory requirements, including electronic logging, and an improvement in the economy, could reduce the number of eligible drivers. Any shortage of drivers could result in temporary under-utilization of our equipment, difficulty in meeting our customers’ demands and increased compensation levels, each of which could have a material adverse effect on our business, results of operations and financial condition.

We believe that we offer our drivers competitive pay levels and attractive benefit packages. Unlike most trucking companies, the short haul nature of our business allows drivers to be at home daily and schedule regular days off. We believe that this provides us with a recruiting advantage with many drivers over long-haul trucking companies.

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Our drivers are hired in accordance with specific guidelines regarding safety records, driving experience and a personal evaluation by our staff. We employ only qualified tank truck drivers with a minimum of two years of highway tractor-trailer experience. These drivers are required to attend a rigorous training program conducted internally by driver trainers, local management and our safety staff. We dedicate significant time and resources to ensure our drivers have the proper experience and training, are supported by qualified field and terminal staff, have access to well-maintained equipment, operate in a safe and secure environment and are satisfied with their jobs. Our driver training exceeds federal and state requirements.

Traditionally, we have elected to employ drivers rather than use independent owner-operators. We believe that this allows us to more effectively manage our operations and our dedicated focus on safety and customer service. We will continue to evaluate the use of independent owner-operators in our business.

We are not a party to any collective bargaining agreement.

Other Personnel

In addition to our drivers, we employed 189 support personnel at our terminals and 70 individuals in corporate, sales or administrative roles as of September 30, 2014. Our terminal support personnel include terminal managers, dispatchers and mechanics. Our corporate staff includes our management team and our accounting, information technology, human resources and clerical staff.

Tractors and Trailers

As of September 30, 2014, we operated a fleet of 486 tractors and 588 tank trailers. We own all of our tank trailers and own all of our tractors except for 47 leased tractors that we took over in the acquisition of Pipeline Transportation and 3 tractors owned by owner-operators.

The majority of these tank trailers are multi-compartment petroleum trailers. The balance of the fleet is made up of single compartment trailers, dry bulk trailers and specialty use equipment. The petroleum transport units typically have a capacity of 9,000 gallons and are designed to meet DOT specifications for transporting hazardous materials.

A tractor has a typical useful life of seven years, and our trailers have a typical useful life of 8 to 20 years. New tractor prices have increased significantly in recent years due in part to EPA mandated engine emission requirements.

We have garage facilities at most of our terminals so that we can perform preventive maintenance and repairs for our equipment. Our maintenance facilities are registered with the DOT and are qualified to perform trailer inspections and repairs. We believe that operating these maintenance facilities is an important part of our safety program and helps us control our costs.

We believe that maintaining a modern tractor fleet helps us to operate more safely and efficiently and helps us with driver recruitment. The following table shows the age of our tractors and trailers we operated that were in service as of September 30, 2014. All numbers are approximate as of such date:

	Owned
	Less than 3 years	3-5 years	6-10 years	11-15 years	15-20 years	>20 years	Leased (1)	Total
Tractors(2)	236	126	77	0	0	0	47	486
Trailers(2)	136	26	103	146	150	26	1	588

(1) These tractors were leased new, and the lease terms ranged from one to four years.

(2) Age based upon original date of manufacture; tractor/trailer may be substantially refurbished.

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Sales and Marketing

Our marketing activities are focused on building our relationships with existing customers as well as developing new business opportunities. Our senior management team has extensive experience in marketing specialized fuels delivery services. In addition, significant portions of our marketing activities are conducted locally by our regional managers, terminal managers and dispatchers who act as local customer service representatives. These managers and dispatchers maintain regular contact with customers and are well-positioned to identify the changing transportation needs of customers in their respective geographic areas. We also actively participate in various trade associations, including the National Tank Truck Carriers Association, various state petroleum marketing associations and the Society of Independent Gasoline Marketers Association.

Competition

The tank lines transportation business is extremely competitive and fragmented. We compete with many other carriers and varying sizes as well as our customers’ private fleets. Some of our competitors have greater financial resources and a more expansive geographic footprint than our company. Some of our competitors periodically reduce their prices to gain business, which may limit our ability to maintain or increase prices, implement new pricing strategies or maintain significant growth in our business. Numerous competitive factors could impair our ability to maintain our current level of revenues and profitability and adversely affect our financial condition. These factors include the following:

•	some of our competitors periodically reduce their prices to gain business, which may limit our ability to maintain or increase prices, implement new pricing strategies or maintain significant growth in our business;

•	many customers periodically accept bids from multiple carriers, and this process may depress prices or result in the loss of some business to competitors;

•	many customers are looking to reduce the number of carriers they use, and in some instances we may not be selected to provide services;

•	consolidation in the fuels delivery industry could create other large carriers with greater financial resources than we have and other competitive advantages relating to their size;

•	the development of alternative power sources for cars and trucks could reduce demand for gasoline; and

•	advances in technology require increased investments to maintain competitiveness, and we may not have the financial resources to invest in technology improvements or our customers may not be willing to accept higher prices to cover the cost of these investments.

Our largest competitors include Kenan Advantage Group, Eagle Transport, Penn Tank Lines, CTL, and Commercial Carriers.  We also compete with smaller carriers in most of our markets.

Our strategy is to build long-term partnerships with our customers based on the highest level of customer service and reliability. Among petroleum marketers, hypermarkets and super regional and national chains have emerged to replace many of the independent convenience stores and service stations served by many of our competitors. As our customers consolidate, we believe that they will increasingly seek a fuels delivery provider with the size, capabilities, scope of services and geographic reach to serve their entire operations. We believe that we will have a competitive advantage over smaller carriers with fewer terminals.

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Risk Management and Safety

The primary accident risks associated with our business are:

•	motor-vehicle related bodily injury and property damage;

•	workers’ compensation claims;

•	environmental pollution liability claims;

•	cargo loss and damage; and

•	general liability claims.

We currently maintain insurance for:

•	motor-vehicle related bodily injury and property damage claims;

•	workers’ compensation insurance claims; and

•	general liability claims.

Our insurance program includes a self-insured deductible of $250,000 per incident for bodily injury and property damage and a $250,000 deductible for workers’ compensation (with a basket of $200,000 for all three). In addition, we currently maintain insurance policies with a total limit of $75 million, of which $74 million is provided under umbrella and excess liability policies and $1 million is provided under a primary liability policy. The $250,000 deductible per incident could adversely affect our profitability, particularly in the event of an increase in the frequency or severity of incidents. Additionally, we are self-insured for damage to the equipment that we own and lease, as well as for cargo losses and such self-insurance is not subject to any maximum limitation. In addition, even where we have insurance, our insurance policies may not provide coverage for certain claims against us or may not be sufficient to cover all possible liabilities.

Our consistent focus on safety is critical to maintaining our customer relationships, mitigating accident risks and controlling our costs. We operate our own garage facilities to maintain and inspect our equipment. We utilize on-board electronic logging devices that allow us to review driver performance.  We focus significant resources on hiring qualified and experienced professional drivers and providing strong hands-on and class room training.  We conduct a number of safety programs designed to promote compliance with rules and regulations and to reduce accident frequency and cargo claims. These programs include training programs, driver recognition programs, safety awards, an ongoing substance abuse prevention program, driver safety meetings, distribution of safety bulletins to drivers and participation in state and national safety associations. We reward safe drivers through a safety incentive plan, annual safety awards when annual accident frequency goals are met and our annual grand prize award to one of our qualified drivers. In 2011, we received the Outstanding Performance Trophy, the top award in our industry, from the National Tank Truck Carriers, and in 2009 we were awarded Lockton Companies’ Presidential Award for Safety Excellence.

Environmental Matters

Our activities, which involve the transportation, storage and disposal of fuels and other hazardous substances and wastes, are subject to various federal, state and local health and safety laws and regulations relating to the protection of the environment, including, among others, those governing the transportation, management and disposal of hazardous materials, vehicle emissions, underground and above ground storage tanks and the cleanup of contaminated sites. Our operations involve risks of fuel spillage or seepage, hazardous waste disposal and other activities that are potentially damaging to the environment. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of or liable under applicable laws or regulations, it could significantly increase our cost of doing business.

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Most of our truck terminals are located in industrial areas, where groundwater or other forms of environmental contamination may have occurred. Under environmental laws, we could be held responsible for the costs relating to any contamination at those or other of our past or present facilities and at third-party waste disposal sites, including cleanup costs, fines and penalties and personal injury and property damages. Under some of these laws, such as the Comprehensive Environmental Response Compensation and Liability Act (also known as the Superfund law) and comparable state statutes, liability for the entire cost of the cleanup of contaminated sites can be imposed upon any current or former owner or operator, or upon any party who sent waste to the site, regardless of the lawfulness of any disposal activities or whether a party owned or operated a contaminated property at the time of the release of hazardous substances. From time to time, we have incurred remedial costs and/or regulatory penalties with respect to chemical or wastewater spills and releases relating to our facilities or operations, and, notwithstanding the existence of our environmental management program, we may incur such obligations in the future. The discovery of contamination or the imposition of additional obligations or liabilities in the future could result in a material adverse effect on our financial condition, results of operations or our business reputation. See “Risk Factors—Risks Related to Our Business—Our operations involve hazardous materials and could result in significant environmental liabilities and costs” for a discussion of certain risks of our being associated with transporting hazardous substances.

Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. If we fail to comply with applicable environmental laws and regulations, we could also be subject to substantial fines or penalties and to civil and criminal liability. As a result, our costs of complying with current or future environmental laws or liabilities arising from such laws may have a material adverse effect on our business, results of operations or financial condition.

Our terminal managers are responsible for environmental compliance. Self-audits conducted by our safety staff are required to assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also contract with an independent environmental consulting firm that conducts periodic, unscheduled, compliance assessments which focus on conditions with the potential to result in releases of hazardous substances or petroleum, and which also include screening for evidence of past spills or releases. Our safety staff develops policies and procedures, including periodic audits of our terminals and historical operations, in an effort to avoid circumstances that could lead to future environmental exposure.

Regulation

As a motor carrier, we are subject to regulation by the FMCSA, which is a unit of the DOT. The FMCSA enforces comprehensive trucking safety regulations and performs certain functions relating to such matters as motor carrier registration, cargo and liability insurance, extension of credit to motor carrier customers, and leasing of equipment by motor carriers from independent owner-operators. There are additional regulations specifically relating to the tank truck industry, generally as well as the handling of hazardous materials, including testing and specifications of equipment and product handling requirements. The trucking industry is subject to possible and anticipated regulatory and legislative changes, including changes contemplated by the Moving Ahead for Progress in the 21st Century Act (“Map-21”), that may affect the economics of the industry by requiring changes in operating practices, restricting and taxing emissions or by changing the demand for common or contract carrier services or the cost of providing services. Some of these possible changes may include increasingly more stringent environmental regulations, increasing control over the transportation of hazardous materials, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period of time, safety-based driver hiring restrictions, heightened bonding or insurance requirements, limits on vehicle weight and size and changes intended to address climate change. Map-21 requires the FMCSA to promulgate rules and regulations mandating the use of electronic logging devices (“ELDs”). The FMCSA has indicated that additional rules will be proposed in 2014 mandating the use of ELDs and updating ELD standards. We have already implemented ELDs within our business. Due to the proactive actions we have taken, we believe we are well-positioned to comply with any new regulations related to ELDs. New FMCSA rules regulating the hours-of-service requirements, which place certain restrictions on the length of time that drivers are allowed to operate, became effective July 2013. The new rules retained the 11-hour daily driving limit, but effectively reduced the total maximum work week for drivers from 82 hours to 70 hours. Furthermore, the rules require that drivers observe 30 minutes of off-duty time for every eight consecutive hours of driving. These new rules may result in a modest reduction in driver productivity.

Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. DOT regulations mandate drug and alcohol testing of drivers and other safety personnel. In 2003, we underwent a compliance review by the FMCSA in which we retained our satisfactory DOT safety rating. Any downgrade in our DOT safety rating (as a result of the new Compliance Safety and Accountability (“CSA”) regulations described below, or otherwise) could adversely affect our business.

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The FMCSA rates individual driver safety performance inclusive of all driver violations over 3-year time periods under the CSA. CSA is an FMCSA initiative designed to provide motor carriers and drivers with attention from FMCSA and state partners about their safety profiles with an ultimate goal of achieving a greater reduction in large truck and bus crashes, injuries, and fatalities. Prior to these regulations, only carriers were rated by the DOT and the rating only included out-of-service violations and ticketed offenses associated with out-of-service violations. Under the CSA, the FMCSA may deem carriers with poor safety performance unfit to operate, which serves to prohibit the carrier from operating until its safety fitness determination improves.

Title VI of The Federal Aviation Administration Authorization Act of 1994 generally prohibits individual states, political subdivisions thereof and combinations of states from regulating price, entry, routes or service levels of most motor carriers. However, the states retained the right to continue to require certification of carriers, based upon two primary fitness criteria—safety and insurance—and retained certain other limited regulatory rights. Included in those rights, certain states require motor carriers to register with a state if operating on an intrastate basis within that state. In those states in which we operate on an intrastate basis and are required to obtain certifications or permits allowing us to so operate, we obtain those certifications or permits.

We are subject to compliance with cargo security and transportation regulations issued by the Transportation Security Administration and by the Department of Homeland Security, including regulation by the Bureau of Customs and Border Protection.

From time to time, various legislative proposals are introduced including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs and adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Legal Proceedings

We are subject to routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on our financial position, results of operations or cash flows.

Properties

As of September 30, 2014, our terminals and/or satellite locations were located in the following cities:

State	City	Terminal or Satellite Location	Owned/Leased

Alabama	Anniston	Satellite	Leased
Alabama	Birmingham	Terminal	Leased
Alabama	Mobile	Satellite	Leased
Alabama	Montgomery	Terminal	Leased
Florida	Cape Canaveral	Satellite	Leased
Florida	Ft. Lauderdale	Terminal	Leased
Florida	Freeport	Satellite	Leased
Florida	Jacksonville	Terminal	Owned
Florida	Newberry	Satellite	Leased
Florida	Orlando	Terminal	Leased
Florida	Panama City	Terminal	Owned
Florida	Pensacola	Terminal	Owned
Florida	Tampa	Terminal	Owned
Florida	White Springs	Terminal	Owned
Georgia	Albany	Terminal	Owned
Georgia	Athens	Satellite	Leased
Georgia	Augusta	Terminal	Owned
Georgia	Bainbridge	Terminal	Owned
Georgia	Columbus	Terminal	Owned
Georgia	Doraville	Terminal	Owned
Georgia	Macon	Terminal	Owned
Georgia	Rome	Satellite	Leased
Georgia	Savannah	Terminal	Leased
North Carolina	Charlotte	Satellite	Leased
North Carolina	Wilmington	Terminal	Leased
South Carolina	Belton	Satellite	Leased
South Carolina	Spartanburg	Terminal	Leased
Tennessee	Chattanooga	Terminal	Owned
Tennessee	Nashville	Terminal	Leased
Tennessee	Knoxville	Terminal	Owned

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MANAGEMENT

Executive Officers

The following table sets forth information regarding the individuals who serve as our executive officers, each of whom was appointed to these positions on December 3, 2014. Each of these individuals has served in the same positions with FRP. Each of the individuals listed below will serve in the same positions with FRP after the distribution except for Mr. Anderson and Mr. Sandlin, who will not hold any positions with FRP.

Name and Age	Positions and Business Experience

Thompson S. Baker II 56

•         President and Chief Executive Officer

•          President and Chief Executive Officer of FRP/Existing Patriot since 2010

•          Director of FRP/Existing Patriot since 1994

•         President of the Florida Rock Division of Vulcan Materials Company from November 2007 to September 2010

•         President of the Aggregates Group of Florida Rock Industries, Inc. from August 1991 to November 2007

•         Director of Intrepid Capital Corporation, Inc. since 2011

John D. Milton, Jr. 69

•         Executive Vice President and Chief Financial Officer, Secretary and Treasurer

•          Executive Vice President and Chief Financial Officer, Secretary and Treasurer of FRP/Existing Patriot since 2008

•         Executive Vice President and Chief Financial Officer, Secretary and Treasurer of Florida Rock Industries, Inc. from 2001 to 2007

Robert E. Sandlin 53	• Vice President • Vice President of FRP/Existing Patriot since 2010 • President of Florida Rock & Tank Lines, Inc., since 2003

John D. Klopfenstein	• Controller and Chief Accounting Officer
51	• Controller and Chief Accounting Officer of FRP/Existing Patriot since 2005

James N. Anderson IV 52	• Vice President of Safety and Human Resources, Florida Rock & Tank Lines, Inc. since 2013 • Vice President of Safety, Florida Rock & Tank Lines, Inc. from 2001 to 2013

Thompson S. Baker II is the son of one of our directors.

All executive officers of the Company are elected by the board of directors annually and serve until their resignation or removal.

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BOARD OF DIRECTORS

The following table sets forth information with respect to the members of New Patriot’s board of directors, all of whom also serve on the FRP board of directors. At the time of the separation and distribution, all of the New Patriot directors (other than Thompson S. Baker II) will be required to resign from the board of directors of FRP.

Name and Age Service as a Director	Position, Principal Occupation Business Experience and Directorships

John E. Anderson, 69 Director since 2005 (and from 1989 to 2004)

•          Retired President and Chief Executive Officer of FRP/Existing Patriot

•          President and Chief Executive Officer of FRP/Existing Patriot from 1989 to 2008

•          Mr. Anderson’s 25-year leadership history with FRP/Existing Patriot, including as chief executive officer, enables him to bring to our board of directors an intimate knowledge of our operations and the transportation industry.

Edward L. Baker, 79 Director since 1986

•          Director of FRP/Existing Patriot since 1986

•          Chairman Emeritus of FRP/Existing Patriot since 2008

•          Chairman of the Board of Directors of FRP/Existing Patriot from 1986 to 2007

•         Mr. Baker’s many years of service as a director and his extensive knowledge of our business provide the board of directors with valuable insights regarding our business.

Thompson S. Baker II, 56 Director since 1994

•         See Mr. Baker’s position and business experience in the table above

•         Mr. Baker’s many years of service as a director and his extensive knowledge of our business provide the board of directors with valuable insights regarding our business.

Luke E. Fichthorn III, 73 Director since 1989

•         Partner, Twain Associates, a private consulting firm

•         Chief Executive Officer of Bairnco Corporate from 1991 to 2007

•         Mr. Fichthorn’s financial acumen, investment banking and business experience provide the board with valuable perspectives on strategic decisions.

Robert H. Paul III, 80 Director since 1992	• Chairman, Southeast Atlantic Capital, LLC • Mr. Paul’s financial expertise and long service on the board bring valuable insight to strategic decisions.

Each of our directors are elected annually to serve until the first annual meeting of shareholders following the distribution. Thereafter, our directors will be elected to staggered four-year terms. We have not yet set the date of the first annual meeting of shareholders to be held following the distribution.

Qualification of Directors

We believe our board of directors consists of individuals with appropriate skills and experiences to meet board governance responsibilities and contribute effectively to our company. The Nominating and Corporate Governance Committee will seek to ensure the board of directors reflects a range of talents, skills, expertise and leadership experience sufficient to provide sound and prudent guidance with respect to our operations and interests. Our board of directors will seek to build a diverse membership over time, but will not have a separate policy on diversity at the time of our separation from Patriot.

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Director Independence

Our board of directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Our board of directors has determined that Messrs. Anderson, Fichthorn, and Paul, constituting a majority of our directors, are independent directors within the meaning of the listing standards of the NASDAQ Stock Market. Our board of directors also has determined that, at the time of the separation, Messrs. Anderson, Fichthorn, and Paul will meet the independence requirements to serve on the Audit, Compensation and Nominating and Corporate Governance Committees of the board of directors.

In order to determine that a director is independent under NASDAQ listing standards, the board must determine that the director has no relationship that, in the judgment of the board, would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities. The listing standards also specify certain relationships and transactions that disqualify a director from being considered an independent director. The listing standards also prohibit Audit Committee and Compensation Committee members from any direct or indirect financial relationship with the Company.

In determining that Messrs. Anderson, Fichthorn, and Paul do not have any relationships with the Company that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors, our board of directors considered commercial, consulting, legal, accounting and charitable relationships between each director and his immediate family members and the Company.

Committees of the Board of Directors

Our board of directors has established four standing committees in connection with the discharge of its responsibilities. Our board of directors has formed an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The role and responsibilities of these committees are described below.

Audit Committee

The Audit Committee assists the board of directors in its oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the qualifications, independence, and performance of the Company’s independent auditor. In addition to other responsibilities, the Audit Committee also:

•	reviews the annual audited and the quarterly consolidated financial statements;

•	discusses with the independent auditor all critical accounting policies to be used in the consolidated financial statements, all alternative treatments of financial information that have been discussed with management, other material communications between the independent auditor and management, and the independent auditor’s observations regarding the Company’s internal controls;

•	reviews earnings press releases prior to issuance;

•	appoints, oversees, and approves compensation of the independent auditor;

•	approves all audit and permitted non-audit services provided by the independent auditor;

•	reviews findings and recommendations of the independent auditor and management’s response to the recommendations of the independent auditor;

•	reviews management’s assessment of the risks facing the Company and the actions management takes to mitigate against such risks;

•	recommends whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K; and

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•	reviews and approves all transactions between the Company and any related person that are required to be disclosed under the rules of the SEC that have not previously been approved by the Company’s independent directors.

Mr. Fichthorn serves as Chair of the Audit Committee, and Messrs. Anderson and Paul serve on the Committee. The board of directors has determined that all Audit Committee members are independent and are able to read and understand financial statements.  The board of directors has also determined that Mr. Fichthorn qualifies as an “audit committee financial expert” within the meaning of SEC regulations.  The charter of the Audit Committee (as adopted on December 3, 2014) is available on our website at www.patriottrans.com under Corporate Governance.

Compensation Committee

The primary functions of the Compensation Committee are to (1) discharge the responsibilities of the board of directors relating to the compensation of the Company’s executive officers, and (2) prepare an annual report on executive compensation to be included in the Company’s proxy statement.  In addition, the Compensation Committee:

•	reviews and approves the Company’s goals and objectives relevant to the compensation of the chief executive officer and evaluates his job performance in light of those goals and objectives;

•	establishes compensation levels, including incentive and bonus compensation, for the chief executive officer;

•	establishes and determines, in consultation with the chief executive officer, the compensation levels of other senior executive officers;

•	reviews, periodically, with the Chairman and the chief executive officer the succession plans for senior executive officers and makes recommendations to the board of directors regarding the selection of individuals to occupy these positions;

•	administers the Company’s stock plans; and

•	reviews and reassesses the Compensation Committee charter for adequacy on an annual basis.

Mr. Paul serves as Chair of the Compensation Committee, and Messrs. Anderson and Fichthorn serve on the Committee. The charter of the Compensation Committee (as adopted on December 3, 2014) has been formally adopted by the Company and is available at www.patriottrans.com under Corporate Governance.

Nominating and Corporate Governance Committee

Under its charter, the principal functions of the Nominating and Corporate Governance Committee are to (1) identify individuals who are qualified to serve on the Company’s board of directors, (2) recommend for selection by the board of directors the director nominees for the next annual meeting of the shareholders, (3) review and recommend to the board changes to the corporate governance practices of the Company, and (4) oversee the annual evaluation of the board.  In addition, the Nominating and Corporate Governance Committee establishes criteria for board membership.

Mr. Anderson serves as Chair of the Nominating and Corporate Governance Committee, and Messrs. Fichthorn and Paul serve on the Committee. The charter of the Nominating and Corporate Governance Committee (as adopted on December 3, 2014) is available at www.patriottrans.com under Corporate Governance.

Executive Committee

Edward L. Baker, Thompson S. Baker II and John D. Milton, Jr., (ex officio) comprise the Executive Committee.  To the extent permitted by law, the Executive Committee exercises the powers of the board of directors between meetings of the board of directors.

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Risk Management

While our Company’s management will be responsible for the day-to-day management of risks to New Patriot, the board of directors will have broad oversight responsibility for our risk management programs following the separation and distribution.

The board of directors will exercise risk management oversight and control both directly and through various board committees as discussed above. The board of directors will regularly review information regarding our credit, liquidity and operations, including the risks associated with each. The Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee will be responsible for oversight of financial risks, including the steps we have taken to monitor and mitigate these risks. The Nominating and Corporate Governance Committee, in its role of reviewing and maintaining our Corporate Governance Guidelines, will manage risks associated with the independence of the board of directors and potential conflicts of interest. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through committee reports and by the chief executive officer about the known risks to the strategy and the business.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (i) was an officer or employee of New Patriot or any of its subsidiaries during the 2014 fiscal year, or (ii) had any relationship requiring disclosure by New Patriot under the rules of the SEC requiring disclosure of certain relationships and related party transactions.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

As discussed above, New Patriot is currently part of FRP and not an independent company, and its compensation committee has not yet been formed. This Compensation Discussion and Analysis describes the historical compensation practices of FRP/Existing Patriot and attempts to outline certain aspects of New Patriot’s anticipated compensation structure for its senior executive officers following the separation. While New Patriot has discussed its anticipated programs and policies with the Compensation Committee of FRP’s board of directors (the “FRP Compensation Committee”), they remain subject to the review and approval of New Patriot’s own compensation committee (the “New Patriot Compensation Committee”).

For purposes of the following Compensation Discussion and Analysis and executive compensation disclosures, the individuals listed below are collectively referred to as New Patriot’s or our “named executive officers.” Their compensation is disclosed in the tables following this discussion and analysis. Each of these individuals is currently employed by FRP. The historical decisions relating to their compensation as executive officers of FRP/Existing Patriot in 2014 and prior years have been made by the FRP/Existing Patriot Compensation Committee. Following the separation, the compensation of New Patriot’s executive officers will be determined by the New Patriot Compensation Committee consistent with the compensation and benefit plans, programs and policies adopted by New Patriot.

Name	2014 Existing Patriot Job Title	2014 New Patriot Job Title

Thompson S. Baker II	President and Chief Executive Officer	President and Chief Executive Officer
John D. Milton, Jr.	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Chief Financial Officer and Treasurer
Robert E. Sandlin	Vice President and President of Florida Rock & Tank Lines, Inc.	Vice President and President of Florida Rock & Tank Lines, Inc.
John D. Klopfenstein	Controller, Chief Accounting Officer	Controller, Chief Accounting Officer
James N. Anderson IV	Vice President, Florida Rock & Tank Lines, Inc.	Vice President, Florida Rock & Tank Lines, Inc.

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Additional information about New Patriot’s expected senior executive team following the separation is set forth in the section of this Information Statement captioned “Management-Executive Officers.”

Initially, New Patriot’s compensation policies and practices will be substantially the same as those employed by FRP. The New Patriot Compensation Committee will review these policies and practices, and, it is expected, will make adjustments to support New Patriot’s strategies and to remain market competitive. The following sections of this Compensation Discussion and Analysis describe Existing Patriot’s compensation philosophy, policies and practices as they applied during fiscal 2014 to the five named executive officers identified above.

Sharing of Executive Officers with FRP

Initially, three of our named executive officers (Tom Baker, John Milton and John Klopfenstein) will serve in the same executive officer positions at FRP. As officers of FRP, Messrs. Tom Baker, Milton and Klopfenstein may receive, at the discretion of the Compensation Committee of FRP, stock option grants under equity compensation plans maintained by FRP and incentive compensation awards under the management incentive compensation plan maintained by FRP that are tied to the achievement of performance objectives relating to FRP.

Pursuant to the terms of the Transition Services Agreement, FRP will (i) reimburse to New Patriot one-half of the costs of the base salaries and benefits of Messrs. Tom Baker, Milton and Klopfenstein for as long as they remain officers of both companies, and (ii) reimburse to New Patriot or pay directly to such officers any amounts payable to such officers under any management incentive compensation plan maintained by FRP. The compensation information described in the tables below reflects historical information on amounts paid by FRP to the named executive officers.

Roles of the FRP Compensation Committee, Management and Advisors

Historically

The FRP Compensation Committee has responsibility for establishing FRP’s compensation philosophy and for monitoring adherence to it. The FRP Compensation Committee reviews and approves compensation levels for all FRP executive officers, including our named executive officers, as well as all compensation, retirement, perquisite and benefit programs applicable to such officers. All of these functions are set forth in the FRP Compensation Committee Charter, which appears on FRP’s website (www.patriottrans.com) and is reviewed annually by the FRP Compensation Committee.

Each member of the Compensation Committee qualifies as an independent director under the listing standards of the NASDAQ Stock Market; and a non-employee director for purposes of Rule 16b-3 of the Exchange Act; and as outside directors for purposes of Section 162(m) of the Internal Revenue Code. No member of the Compensation Committee accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its subsidiaries (other than fees received for services on the board and its committees or fixed amounts of compensation under the Company’s retirement plans for prior service with the Company).

The FRP Compensation Committee’s work is accomplished through committee meetings. Working with the FRP Compensation Committee Chair, FRP’s chief executive officer and chief financial officer prepare an agenda and supporting materials for each meeting. These executives generally attend the FRP Compensation Committee meetings by invitation, but are excused for executive sessions. The FRP Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.

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The Compensation Committee receives and reviews a variety of information throughout the year to assist it in carrying out its responsibilities.  The Committee reviews financial reports comparing performance on a year-to-date basis versus budget and receives operating reports at each regular board meeting. The chief executive officer provides the Compensation Committee with an assessment of our achievements and performance, his evaluation of individual performance and his recommendations for annual compensation, and annual performance targets and equity compensation awards. The Committee makes all final decisions regarding the compensation of executive officers. When making individual compensation decisions for executive officers, the Committee takes many factors into account, including the individual’s performance, tenure, experience and responsibilities; our financial performance; retention considerations; the recommendations of management; the individual’s historic compensation and the results of the previous year’s shareholder advisory vote on executive compensation.

Going Forward

As noted above, following the separation, the New Patriot Compensation Committee will be responsible for establishing the programs and policies applicable to the New Patriot executive officers, including the applicable performance goals, and making the compensation decisions thereunder. Immediately following the separation, it is expected that the New Patriot Compensation Committee Charter will be substantially similar to the FRP Compensation Committee Charter.

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Compensation Philosophy and Objectives

Historically

The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to our growth with the ultimate objective of improving shareholder value.   Our compensation program consists of several forms of compensation:  base salary, cash incentive bonuses, equity compensation and other benefits and perquisites.

The compensation program is designed to integrate with our business plan and the opportunities and challenges we face in an ever-evolving business environment. Accordingly, the Compensation Committee does not use predetermined guidelines or benchmarking to determine the elements and levels of compensation for our executive officers or to allocate between cash and long term or equity incentives.

The Compensation Committee does strive to assure that a significant portion of the potential compensation of the named executive officers is contingent, performance-based compensation linked to the achievement of specific objectives. To achieve this goal, incentive bonuses are established as a percentage of their base salaries.

The compensation philosophy for FRP incorporates the following core principles:

•	We Focus on Strategic Objectives - Our compensation decisions are driven by our business strategy. We intend that our compensation decisions will attract and retain leaders and motivate them to achieve our strategic objectives.

•	We Believe in Pay for Performance - We believe that pay should be directly linked to performance. This philosophy guides many compensation-related decisions:

•	A substantial portion of executive officer compensation usually is contingent on, and variable with, achievement of objective business unit and/or individual performance objectives.

•	Our stock incentive plan prohibits discounted stock options, reload stock options and re-pricing of stock options.

•	None of our executive officers accrue additional benefits under any supplemental executive retirement plan.

•	Compensation Should Reflect Position and Responsibility - Total compensation and accountability should generally increase with position and responsibility.

•	Compensation Should be Reasonable and Responsible - Overall compensation levels be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results. At the same time, compensation should be set at responsible levels. Executive compensation programs are intended to reflect the understanding that the company belongs to the shareholders.

•	We Consider the Results of Shareholder Advisory Votes - FRP included a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay” proposal) in its proxy statement last year. At the 2013 Annual Meeting of Shareholders of FRP, approximately 99.5% of the votes cast in the “say on pay” advisory vote were “FOR” approval of executive compensation. The Compensation Committee of FRP evaluated the results of the 2013 advisory vote together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions. The Compensation Committee of FRP believes that the outcome of our say on pay vote reflects shareholders support of its compensation approach and did not make any material changes to our fiscal 2014 executive compensation policies and decisions as a result of the 2013 advisory vote.

Going Forward

As noted above, since the New Patriot Compensation Committee has not yet been formed, the policies and executive compensation philosophy at New Patriot will be developed and established by the New Patriot Compensation Committee after the separation. It is, however, currently expected that after the separation, the executive compensation philosophy and framework of New Patriot’s executive compensation program will be similar to the compensation philosophy and compensation framework adopted by the Compensation Committee of FRP.

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Components of Executive Compensation

Historically

Base Salary

General. Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, internal pay equity and the tax deductibility of base salary. As part of determining annual increases, the Committee also considers the chief executive officer’s written recommendations, the observations of the chief executive officer and of the Committee members regarding individual performance and internal pay equity considerations.

Fiscal 2013 and 2014 Actions. We set base salaries on a calendar year basis. The following table reflects the adjustments made to the base salaries of the named executive officers for calendar years 2013 and 2014.

Name and Title	2013 Base Salary	% Increase from 2012	2014 Base Salary	% Increase from 2013

Thompson S. Baker II	$395,000	0%	$406,850	3%
President and CEO
John D. Milton, Jr.	$165,000	0%	$165,000	0%
Executive Vice President and Chief Financial Officer
Robert E. Sandlin	$248,000	5%	$260,400	5%
Vice President and President, Florida Rock & Tank Lines, Inc.
John D. Klopfenstein	$176,000	5%	$184,800	5%
Controller and Chief Accounting Officer
James N. Anderson IV	$140,484	16%	$150,000	6.8%
Vice President, Florida Rock & Tank Lines, Inc.

Analysis. The Committee increased the base salaries of Messrs. Tom Baker, Sandlin, Klopfenstein and Anderson for fiscal 2014 in light of their management performance. The Committee did not increase Mr. Milton’s base salary based on the Committee’s view that his existing base salary was adequate in light of his total compensation package.

Cash Incentive Compensation

Management Incentive Compensation Plan. The Management Incentive Compensation Plan (the “MIC Plan”) provides officers and key employees an opportunity to earn an annual cash bonus for achieving specified, performance-based goals established for the fiscal year. Performance goals under the MIC Plan are tied to measures of operating performance rather than appreciation in stock price.

The Compensation Committee traditionally has established performance objectives for the transportation subsidiaries based on targeted levels of after-tax return on average capital employed. The Compensation Committee believes that after-tax return-on-capital employed (ROCE) is an important measure of performance in an asset-intensive business, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. For purposes of this bonus calculation, ROCE is defined as the transportation business’ net income excluding the after-tax cost of financing, divided by its total monthly average capital employed.

Fiscal 2013 and 2014 Actions. The following chart describes the performance objectives and potential bonuses for the named executive officers for fiscal years 2013 and 2014.

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Name	Year	Potential Bonus as a % of Salary	Performance Targets

Thompson S. Baker II	2014	100%	Achievement by Company of a targeted level of net income for fiscal 2014.(1)(4)(5)
	2013	100%	Achievement by the Company of a targeted level of net income for fiscal 2013.(1)(4)(5)
John D. Milton, Jr.	2014	100%	Achievement by Company of a targeted level of net income for fiscal 2014.(1)(2)(4)(5)
	2013	100%	Achievement by Company of a targeted level of net income for fiscal 2013.(1)(2)(4)(5)
Robert E. Sandlin	2014	110%	Achievement by the transportation group of a targeted level of ROCE.(3)(4)(5)
	2013	110%	Achievement by the transportation group of a targeted level of ROCE.(3)(4)(5)
John D. Klopfenstein	2014	50%	Achievement of a targeted level of net income for the Company. (1)(4)(5)
	2013	50%	Achievement of a targeted level of net income for the Company. (1)(4)(5)
James N. Anderson IV	2014	55%	Achievement by the transportation group of a targeted level of ROCE.(3)
	2013	55%	Achievement by the transportation group of a targeted level of ROCE.(3)

(1)	For purposes of bonus calculations only, the specified level of net income for the Company for fiscal 2014 was $12,285,000. If actual net income is less than $12,285,000 but is equal to or greater than $10,820,000, the bonus will be prorated between 20% and 100%.
(2)	Mr. Milton may qualify for an additional bonus of up to 40% of his base salary if the Compensation Committee determines that he is instrumental in the achievement of one or more significant capital transactions outside the ordinary scope of the Company’s business activities.
(3)	Messrs. Sandlin and Anderson are or were eligible to receive a bonus up to the specified percentage of his base salary if the transportation group achieved or achieves a specified level of after-tax ROCE. If after-tax ROCE exceeded a threshold level but was less than the target level, the bonus would be prorated. The threshold and target after-tax ROCE levels for the transportation group were 13.0% and 14.83% for 2013. For 2014, the threshold and target after-tax ROCE levels for the transportation group were 12.0% and 13.83%. Capital employed for 2013 excluded the effect of prepaid insurance premiums to a captive insurer and the potential replacement purchase of the Knoxville terminal. For 2013, a portion of the earned bonus was contingent on the achievement of certain objectives established under the Company’s Achieve Continuous Improvement program related to volume increases, entry into new markets, safety performance, customer service, fuel efficiency, productivity, training, personnel development and evaluation and recruiting.
(4)	For each year, a portion of the bonus for each officer was contingent on a determination that the internal control over financial reporting for the company (or their respective business unit) was effective for the applicable year.
(5)	A portion of the bonuses for Messrs. Tom Baker, Klopfenstein, Milton and Sandlin for 2013 and 2014 was contingent on the achievement of certain objectives relating to strategic initiatives.

Analysis. Cash-based incentive compensation comprises a significant portion of the potential total compensation of the named executive officers. For fiscal 2013 and 2014, cash-based incentive compensation comprised 38% and 38%, respectively, of the potential total compensation and 37% and 0%, respectively, of the actual total compensation of the named executive officers. We believe that these incentives play a significant role in helping the Company achieve its business objectives.

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Equity Compensation Awards

General. Long-term equity incentives help to motivate executives to make decisions that focus on long-term growth and thus increase shareholder value. The Committee believes that such grants help align our executive officers’ interests with the Company’s shareholders. When our executives deliver sustained returns to our shareholders, equity incentives permit an increase in their own compensation.

Traditionally, the Committee has made equity compensation awards in the form of stock options. All stock options incorporate the following features: the term of the grant does not exceed 10 years; the grant price is not less than the market price on the date of grant; grants do not include “reload” provisions; re-pricing of options is prohibited, unless approved by the shareholders; and to encourage employee retention, most options vest over a period of years. In determining the amount of each award, the Committee considers such factors as the performance of the executive and his importance to the Company, the Black-Scholes value of the award, the relation of the value of the award to the executive’s total compensation and prior option grants to the executive.

Fiscal 2013 and 2014 Actions.

In each of fiscal 2013 and 2014, the Committee approved the award to Mr. Tom Baker of options having a Black-Scholes value of $200,000 (17,840 option shares in fiscal 2013 and 10,700 option shares in fiscal 2014). In making the grant, the Compensation Committee considered the performance of Mr. Baker, his total compensation package and his importance to the Company, Mr. Baker’s prior stock option grants and the Black-Scholes value of the award.

In each of fiscal 2013 and 2014, the Committee approved the award to Mr. Sandlin of options having a Black-Scholes value of $100,000 (8,920 option shares in fiscal 2013 and 5,350 option shares in fiscal 2014). In making the grant, the Compensation Committee considered the performance of Mr. Sandlin, his total compensation package and his importance to the Company, prior stock option grants to Mr. Sandlin and the Black-Scholes value of the award.

In fiscal 2013, the Committee approved the award of options to acquire 3,000 shares to Mr. Klopfenstein. In fiscal 2014, the Committee approved the award of options to acquire 2,890 shares to Mr. Klopfenstein. In making such grants, the Compensation Committee considered the past performance of Mr. Klopfenstein, his total compensation packages and importance to the Company, prior stock option grants to Mr. Klopfenstein and the Black-Scholes value of the award.

.

In each of fiscal 2013 and fiscal 2014, the Committee approved the award to Mr. Milton of options to acquire 7,500 shares. In making this grant, the Compensation Committee considered Mr. Milton’s past performance, base salary and bonus, his qualifications and responsibilities and his ability to impact the future performance of the Company, as well as the Black-Scholes value of the award.

All of the options described above vest 20% per year beginning the first anniversary of the grant date, except that Mr. Milton’s options vest immediately. All options expire on the tenth anniversary of the grant date. The per share option price for all options is the closing price of the Company’s common stock on the grant date.

Analysis. The Committee believes that equity compensation is an important element of overall compensation. At the same time, the Committee recognizes that equity grants impose a dilution cost to the shareholders. The Committee made grants to the named executive officers because the Committee believes that equity incentives should be a significant part of their compensation package. The Committee plans to continue to evaluate the use of equity compensation as a tool to motivate management.

Going Forward

After the separation, the New Patriot Compensation Committee will adopt and develop practices and procedures with respect to compensation decisions relating to base salary, annual bonus opportunities and long-term incentives within the framework of the compensation plans adopted by New Patriot, which at least initially will be substantially similar to FRP’s compensation plans.

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Severance and Change of Control Agreements

Historically

Except as described below, none of our named executive officers had any arrangements that provide for payment of severance payments or payment of any benefits upon a change-in-control of Patriot, except for change-in-control provisions that accelerate vesting of stock options or restricted stock under our equity compensation plans.

On December 5, 2007, the Company entered into change-in-control agreements with Messrs. Sandlin and Klopfenstein. The agreements are “double trigger” agreements that will pay benefits to the executives, under certain circumstances, if they are terminated following a change-in-control of the Company or a sale of their particular business unit.

These agreements provide that each of Messrs. Sandlin and Klopfenstein will be entitled to receive an amount equal to two times his base salary plus maximum bonus if, during the two years after a change-in-control or sale of Florida Rock & Tank Lines, Inc. his employment is terminated other than for “cause” or he resigns for “good reason.” In addition, each of them will become fully vested in his stock options and restricted stock.

For this purpose, cause is generally defined as (i) conviction for commission of a felony, (ii) willful misconduct or gross negligence or material violation of policy resulting in material harm to his employer, (iii) repeated and continued failure by the executive to carry out, in all material respects, the employer’s reasonable and lawful directions, or (iv) fraud, embezzlement, theft or material dishonesty. Good reason is generally defined as (i) a material reduction in compensation or benefits, (ii) a requirement that the executive relocate, or (iii) any material diminution in the executive’s duties, responsibilities, reporting obligations, title or authority.

We believe these change-in-control arrangements, the value of which are contingent on a change of control transaction, effectively create incentives for our executive team to build shareholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These change of control arrangements for our executive officers are “double trigger,” meaning that acceleration of vesting is not awarded upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) or by the executive for good reason within 24 months following the transaction. We believe this structure strikes a proper balance by not providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment.

Going Forward

After the separation, the change-in-control agreements with Messrs. Sandlin and Klopfenstein will remain in place.

Perquisites and Personal Benefits

Historically

In addition to participating in the same health and welfare plans, including our 401(k) plan, as our other salaried employees, our executive officers participate in a supplemental medical expense reimbursement plan. Our executives also receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Information Statement entitled “Summary Compensation Table.”

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Going Forward

After the separation, the perquisite and personal benefit programs in place at New Patriot will initially be substantially similar to those in place at FRP prior to the separation.

Additional Compensation Policies

Historically

Internal Pay Equity

We believe that internal pay equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the chief executive officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists.

Compensation Risk Assessment

The Committee considers the risks that may result from the Company’s compensation policies and practices.  The Committee believes that our compensation policies and practices for our executives are reasonable and properly align their interests with those of our shareholders. The Committee believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers have their annual incentive compensation tied to return on capital employed encourages actions that promote profitability. Our equity-based incentives further align the interest of our executives with the long term interests of our shareholders. In addition, we believe that there are significant checks in place so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

Tax Deductibility of Compensation Should be Maximized Where Appropriate

The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company always has issued nonqualified stock options that result in a tax deduction to the Company upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of the Company.

Financial Restatement

It is the board of directors’ policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Going Forward

After the separation, the New Patriot board of directors will adopt similar policies that will be driven by the considerations described above with respect to FRP’s policies.

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EXECUTIVE COMPENSATION

Historical Compensation of Executive Officers Prior to the Separation

The New Patriot named executive officers listed above were employed by FRP prior to the separation; therefore, the information provided for the fiscal years 2014, 2013 and 2012 below reflects compensation earned at FRP and the design and objectives of the FRP executive compensation programs in place prior to the separation. Each of these named executive officers is currently an executive officer of FRP or the subsidiaries listed below, and was as of September 30, 2014, an executive officer of Exisiting Patriot. Accordingly, the compensation decisions regarding our named executive officers were made by the FRP Compensation Committee. Executive compensation decisions following the separation will be made by the New Patriot Compensation Committee. All references in the following tables to stock options and performance shares relate to awards granted by FRP in respect of shares of FRP common stock.

Summary Compensation Table

Name and Principal Position ______________________________________________	Year __________	Salary ($) _________________	Stock Awards (1) ___________________	Option Awards (1) _____________________	Non-Equity Incentive Plan Compensation (2) _____________________________________	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) __________________________________________	All Other Compensation ($)(3) __________________________________	Total ($) ______________________

Thompson S. Baker II	2014	$403,888	---	$200,000	---	---	$47,848	$651,736
President and CEO (PEO)	2013	$395,000	---	$200,000	$395,000	---	$27,297	$1,017,297
	2012	$395,000	---	---	$359,055	---	$26,326	$780,381
John D. Milton, Jr. Executive Vice President and CFO (PFO)	2014	$165,000	---	$55,139	---	---	$43,326	$263,465
	2013	$165,000	---	$55,139	$95,040	---	$25,739	$340,918
	2012	$165,000	---	$52,650	$89,991	---	$21,154	$328,795
Robert E. Sandlin, Vice President and President, Florida Rock & Tank Lines, Inc.	2014	$257,300	---	$100,000	---	---	$26,953	$384,253
	2013	$245,063	---	$100,000	$272,800	---	$17,574	$635,437
	2012	$233,437	---	$100,000	$174,825	---	$22,878	$531,140
John D. Klopfenstein, Controller and Chief Accounting Officer	2014	$182,600	---	$33,618	---	---	$32,058	$248,276
	2013	$174,000	---	$33,618	$88,000	---	$20,944	$316,562
	2012	$166,000	---	$28,314	$76,356	---	$24,394	$295,064
James N. Anderson IV Vice President, Florida Rock & Tank Lines, Inc.	2014	$150,000	---	---	---	---	$7,918	$157,918
	2013	$132,883	---	---	$82,500	---	$6,287	$221,670
	2012	$119,971	---	---	$42,479	---	$6,475	$168,973

(1)	Amounts reflect the value of the award at grant date.
(2)	This column represents amounts paid under the MIC Plan. The performance objectives and threshold and target performance levels for these executives are described under the “Compensation Discussion and Analysis” section of this Information Statement.

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(3)	The amounts shown under All Other Compensation for 2014 consist of the following: Mr. Thompson Baker: $22,617 --personal use of the Company airplane; $3,978 -- personal use of company vehicle; $12,679 -- amounts paid by the Company under our medical reimbursement plan for executives; $7,800 -- matching contributions under our Profit Sharing and Deferred Earnings Plan (executives participate on the same terms as other employees); $774 -- civic and social club dues and sporting event tickets paid for by the Company and other miscellaneous perquisites. Mr. Milton: $4,997 --personal use of the Company airplane; $14,995 -- personal use of company vehicle; $14,671 -- amounts paid by the Company under our medical reimbursement plan for executives; $7,444 -- matching contributions under our Profit Sharing and Deferred Earnings Plan (executives participate on the same terms as other employees); $1,219 -- civic and social club dues and sporting event tickets paid for by the Company and other miscellaneous perquisites. Mr. Sandlin: $1,767 -- personal use of company vehicle; $12,096 -- amounts paid by the Company under our medical reimbursement plan for executives; $7,829 -- matching contributions under our Profit Sharing and Deferred Earnings Plan (executives participate on the same terms as other employees); $5,261 -- civic and social club dues and sporting event tickets paid for by the Company and other miscellaneous perquisites. Mr. Klopfenstein: $10,825 -- personal use of company vehicle; $12,971 -- amounts paid by the Company under our medical reimbursement plan for executives; $7,848 -- matching contributions under our Profit Sharing and Deferred Earnings Plan (executives participate on the same terms as other employees); $414 -- civic and social club dues and sporting event tickets paid for by the Company and other miscellaneous perquisites. Mr. James N. Anderson: $529 -- personal use of company vehicle; $414 -- civic and social club dues and sporting event tickets paid for by the Company and other miscellaneous perquisites; $6,975 -- matching contributions under our Profit Sharing and Deferred Earnings Plan. The amounts shown for personal use of the Company airplane are calculated based on the incremental costs to the Company, less amounts reimbursed by the named executive officers (which are subject to certain limits under FAA rules). Incremental costs consist of (i) the variable costs of personal flights, such as fuel costs, pilot fees, crew travel expenses, catering, landing and hangar fees and other trip related expenses, including the cost of any “deadhead” flights and (ii) an allocated portion (based on percentage use) of fixed expenses, insurance, maintenance and repairs.

Fiscal 2014 Grants of Plan-Based Awards

The following table sets forth information concerning option grants and estimated future payouts under cash incentive plans for the named executive officers.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Stock or Units (#)	Underlying Options (#)	Awards ($/Share)	Option Awards(4)
Thompson S. Baker II	12	/05/13	N/A	N/A	$406,850	—	10,700	41.39	$200,000
John D. Milton, Jr.	12	/05/13	N/A	N/A	$165,000	—	7,500	41.39	$91,102
Robert E. Sandlin	12	/05/13	N/A	N/A	$260,400	—	5,350	41.39	$100,000
John D. Klopfenstein	12	/05/13	N/A	N/A	$92,400	—	2,890	41.39	$54,000
James N. Anderson IV	12	/05/13	N/A	N/A	$82,500	N/A	N/A	N/A	N/A

(1)	Messrs. Thompson Baker and Milton were eligible to earn a bonus of up to 100% of their base salaries for fiscal 2014. Mr. Sandlin was eligible to earn a bonus of up to 110% of his base salary for fiscal 2014. Messrs. Klopfenstein and Anderson were eligible to earn a bonus of up to 50% and 55%, respectively, of their base salaries for fiscal 2014. The performance objectives and threshold and target performance levels for these executives are described above under “Compensation Discussion and Analysis.”
(2)	Not applicable.
(3)	The maximum bonus amounts represent 110% of base salary for Mr. Sandlin, 100% of base salary for Messrs. Thompson Baker and Milton, 50% of base salary for Mr. Klopfenstein, and 55% of base salary for Mr. Anderson.

(4)	The value shown for option awards reflects the FASB ASC Topic 718 (column l) expense associated with the options using the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 1.04% for the grants to Messrs. Baker, Sandlin, and Klopfenstein, and 0.34% for the grant to Mr. Milton, (ii) no dividend yield, (iii) volatility of 40.3% for the grants to Messrs. Baker, Sandlin and Klopfenstein and 40.92% for the grant to Mr. Milton, (iv) expected life of stock options of 7 years (3 years in the case of the grant to Mr. Milton). The stock options granted to Mr. Milton vest immediately. The stock options granted to Messrs. Thompson Baker, Sandlin, and Klopfenstein vest ratably over 5 years, commencing on the first anniversary of the grant date. All stock options have a term of 10 years.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and restricted stock held by the named executive officers at September 30, 2014. Each of the stock options listed below represents an option to purchase shares of FRP common stock. In connection with the distribution, all outstanding options to purchase FRP common stock will be adjusted as described in “The Separation—Treatment of Outstanding Stock Option Grants.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Thompson S. Baker II	3,000 3,000 3,000 3,000 3,568 --	14,272 10,700	14.97 15.167 14.833 20.133 26.20 41.39	11/30/2014 01/25/2015 05/03/2015 08/02/2015 12/05/2022 12/04/2023	--	--
John D. Milton, Jr.	30,000 30,000 7,500 7,500 7,500 7,500 7,500	-- -- -- -- -- -- --	28.75 24.45 32.16 25.60 22.25 26.20 41.39	06/15/2018 06/16/2019 12/02/2019 12/01/2020 12/06/2021 12/05/2022 12/04/2023	--	--
Robert E. Sandlin	12,000 6,084 5,598 4,238 1,784 --	-- 1,521 3,732 6,357 7,136 5,350	25.26 32.16 25.60 22.25 26.20 41.39	08/19/2019 12/02/2019 12/01/2020 12/06/2021 12/05/2022 12/04/2023	--	--
John D. Klopfenstein	2,400 1,800 1,200 600 --	600 1,200 1,800 2,400 2,890	32.16 25.60 22.25 26.20 41.39	12/02/2019 12/01/2020 12/06/2021 12/05/2022 12/04/2023	--	--
James N. Anderson IV	--	--	--	--	--	--

(1)	The stock options granted to Mr. Milton vested immediately. The stock options granted to Messrs. Baker, Sandlin, Klopfenstein, and Anderson vest ratably over 5 years, commencing on the first anniversary of the grant date. All stock options have a term of 10 years.

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Fiscal 2014 Option Exercises

The following table provides information regarding stock option exercises by the named executive officers and vesting of restricted stock during fiscal 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name __________________	Number of Shares Acquired on Exercise (#) _______________	Value Realized on Exercise ($) ____________	Number of Shares Acquired on Vesting (#) _______________	Value Realized on Vesting ($) _______________
(a)	(b)	(c)	(d)	(e)
Thompson S. Baker II	15,000	$387,519	--	--
John D. Milton, Jr.	--	--	--	--
Robert E. Sandlin	9,000	195,625	--	--
John D. Klopfenstein	1,500	39,024	--	--
James N. Anderson IV	2,250	49,256	--	--

Pension Benefits

None of our named executive officers participates in any supplemental retirement plan.

Nonqualified Deferred Compensation

None of the named executive officers receives any nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

The following table reflects potential termination or change in control payments to named executive officers if a triggering event were to have occurred on September 30, 2014. All payments are as provided under the severance agreements discussed in the Compensation Discussion and Analysis or the stock option grants listed under “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

Name	Scheduled Severance ($)(1)	Bonus Severance ($)(2)	Pension / 401(k) Benefit ($)	Acceleration of Equity Awards ($)(3)	Excise Tax Reimbursements ($)

Thompson S. Baker II
Voluntary termination	—	—	—	—	—
Terminated for cause	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	$30,250	—
Involuntary or voluntary for good reason termination after change in control	—	—	—	—	—
John D. Milton, Jr.
Voluntary termination	—	—	—	—	—
Terminated for cause	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control	—	—	—	—	—
Robert E. Sandlin
Voluntary termination	—	—	—	—	—
Terminated for cause	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	$123,000	—
Involuntary or voluntary for good reason termination after change in control	$520,800	$572,880	—	—	—
John D. Klopfenstein
Voluntary termination	—	—	—	—	—
Terminated for cause	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	$28,000	—
Involuntary or voluntary for good reason termination after change in control	$369,600	$184,800	—	—	—
James N. Anderson IV
Voluntary termination	—	—	—	—	—
Terminated for cause	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control	$—	$—	—	$—	—

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(1)	Represents two times the executive’s base salary.

(2)	Represents two times the executive’s maximum bonus.

(3)	For stock option awards, the value was calculated as the difference between the closing price of FRP stock on September 30, 2014, and the option exercise price.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) distributions.

On December 5, 2007, the Company entered into change-in-control agreements with Messrs. Sandlin and Klopfenstein. The agreements are “double trigger” agreements that will pay benefits to these executives, under certain circumstances, if they are terminated following a change-in-control of the Company or a sale of their particular business unit.

These agreements provide that each of Messrs. Sandlin and Klopfenstein will be entitled to receive an amount equal to two times his base salary plus maximum bonus if, during the two years after a change-in-control or sale of Florida Rock & Tank Lines, Inc. his employment is terminated other than for “cause” or he resigns for “good reason.” In addition, each of them will become fully vested in his stock options and restricted stock.

For this purpose, cause is generally defined as (i) conviction for commission of a felony, (ii) willful misconduct or gross negligence or material violation of policy resulting in material harm to his employer, (iii) repeated and continued failure by the executive to carry out, in all material respects, the employer’s reasonable and lawful directions, or (iv) fraud, embezzlement, theft or material dishonesty. Good reason is generally defined as (i) a material reduction in compensation or benefits, (ii) a requirement that the executive relocate, or (iii) any material diminution in the executive’s duties, responsibilities, reporting obligations, title or authority.

Unless otherwise indicated, all cash payments would be made by FRP in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Code Section 409A, which regulates deferred compensation.

Adoption of Incentive Stock Plan

In connection with the separation, pursuant to the Employee Matters Agreement that New Patriot will enter into with FRP, certain of the outstanding awards granted under FRP’s equity compensation programs (whether held by FRP or New Patriot employees or other participants) will be converted into adjusted awards based on both FRP common stock and New Patriot common stock. The portion of the adjusted awards that are based on New Patriot common stock, which are referred to as Converted Awards, will count against the shares available under the New Patriot Incentive Stock Plan (the “New Patriot Incentive Stock Plan”), but as a general matter, will have the same terms and conditions as applied to such awards pursuant to the FRP equity compensation programs. For purposes of the vesting of Converted Awards, continued employment or service with FRP or New Patriot, as applicable, will be treated as continued employment or service for both FRP and New Patriot awards.

On December 3, 2014, New Patriot adopted the New Patriot Incentive Stock Plan. The following is a summary of the New Patriot Incentive Stock Plan. The full text of the New Patriot Incentive Stock Plan is attached as Exhibit 10.5 to the registration statement of which this Information Statement is a part.

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Purpose

The purpose of the New Patriot Incentive Stock Plan is to (i) attract and retain highly qualified employees and directors who will contribute to the company’s long range success, (ii) provide incentives that align the interests of the employees and directors with those of the shareholders of the company, and (iii) assume certain awards granted under equity compensation plans of FRP. The New Patriot Incentive Stock Plan furthers opportunities for share ownership by New Patriot’s employees in order to increase their proprietary interest in New Patriot and, as a result, their interest in New Patriot’s long-term success and their commitment to creating shareholder value.

Administration of the Plan

The selection of the key employees who may participate in the Plan, and the terms and conditions of each award, are determined by the New Patriot Compensation Committee. Each member of the New Patriot Compensation Committee will be a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, and only members that qualify as “outside directors” within the meaning of Internal Revenue Code Section 162(m) will participate in decisions regarding awards to executive officers. The New Patriot Compensation Committee has full power, discretion, and authority to interpret, construe and administer the New Patriot Incentive Stock Plan, and all decisions, determinations or actions of the New Patriot Compensation Committee pursuant to the New Patriot Incentive Stock Plan will be final and binding on all persons for all purposes. The New Patriot Compensation Committee may delegate its powers as it deems appropriate, subject to the limitations of Internal Revenue Code Section 162(m) . The New Patriot board of directors itself serves to administer and interpret the New Patriot Incentive Stock Plan with respect to awards made to non-employee directors.

Eligibility

All non-employee directors and salaried employees of New Patriot and its subsidiaries are eligible to receive awards under the New Patriot Incentive Stock Plan. In addition, Converted Awards will be awards that are outstanding under the New Patriot Incentive Stock Plan in accordance with the Employee Matters Agreement. We currently have 3 non-employee directors and approximately 150 salaried employees.

Types of Awards

The New Patriot Incentive Stock Plan permits the grant of:

•	nonqualified and incentive stock options;

•	stock appreciation rights granted in tandem with stock options;

•	restricted stock and restricted stock units; and

•	performance shares.

Non-employee directors are eligible only for stock options and restricted stock awards.

Shares Covered by the New Patriot Incentive Stock Plan; Limit on Awards

The New Patriot Incentive Stock Plan permits the granting of awards covering 300,000 shares of New Patriot common stock plus the number of shares reserved for issuance for awards under the equity compensation plans of FRP transferred to New Patriot pursuant to the terms of the Employee Matters Agreement. The New Patriot common stock issued under the New Patriot Incentive Stock Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the company in any manner.

Any share of New Patriot common stock that are subject to an award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the plan. No more than 100,000 shares of common stock may be cumulatively available for awards of incentive stock options. No single employee may be granted during any one year period options to purchase common stock and stock appreciation rights with respect to more than 100,000 shares of New Patriot common stock in the aggregate, or any other awards with respect to more than 100,000 shares of New Patriot common stock in the aggregate, except that limitation is increased to 150,000 shares of New Patriot common stock in the first year of the New Patriot Incentive Plan to accommodate transition and retention awards.

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Stock Options and Stock Appreciation Rights

Options granted under the New Patriot Incentive Stock Plan may be either nonqualified stock options or incentive stock options qualifying for special tax treatment under Section 422 of the Code. The exercise price of any stock option may not be less than the fair market value of the New Patriot common stock on the date of grant. The exercise price is payable in cash, New Patriot common stock previously owned by the option holder, or a combination of cash and New Patriot common stock previously owned by the option holder. Both nonqualified stock options and incentive stock options generally will expire on the tenth anniversary of the date of grant.

Stock appreciation rights may be granted alone or in tandem with stock options to key employees of New Patriot. The option holder receiving a stock appreciation right may elect to exercise a stock appreciation right in lieu of an option. The exercise of a stock appreciation right will entitle the holder to receive New Patriot common stock having a value equal to the excess of the fair market value of shares of New Patriot Common Stock on the date the award is exercised over the exercise price specified in the stock appreciation right or related option.

Performance Shares

Performance shares are rights to receive shares of New Patriot common stock, as determined by the New Patriot Compensation Committee, on the achievement of certain performance goals over a specified performance period.

The New Patriot Compensation Committee determines the number of shares to be granted, the performance period, and the conditions that must be satisfied for a participant to earn an award. Performance objectives may vary for key employees and groups of key employees and are based on the performance goals that the New Patriot Compensation Committee deems appropriate. The performance period and goals will be determined by the New Patriot Compensation Committee prior to or reasonably promptly after the commencement of any performance period within the first ninety days after the commencement of the performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Internal Revenue Code, as amended).

Performance goals may be expressed in terms of the following business criteria:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue;

•	gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return on assets, capital, invested capital, equity, or sales;

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total shareholder return);

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•	expense targets;

•	margins;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	safety record; and

•	completion of acquisitions or business expansion.

Performance goals may be measured on a periodic, annual, cumulative or average basis, provided that the performance period is not less than one fiscal quarter in duration, and may be established on a company-wide basis or established with respect to one or more operating units.

Following the completion of each performance period, the New Patriot Compensation Committee will certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met. Unless the New Patriot Compensation Committee determines otherwise, performance awards will not be settled until the New Patriot Compensation Committee has made this certification.

The New Patriot Compensation Committee may reduce or eliminate performance awards for any employee if, in its sole judgment, such reduction or elimination is appropriate; however, no such adjustment may be made if it would cause the awards to fail to qualify as performance-based compensation.

The New Patriot Compensation Committee may structure the performance awards as any award described in the New Patriot Stock Incentive Plan (other than options and stock appreciation rights granted with an exercise price equal to or greater than the fair market value per share of common stock on the grant date) evidencing the right to receive a common share at some future date upon the lapse of the applicable restrictions established by the New Patriot Compensation Committee or upon the satisfaction of any applicable performance goals established by the New Patriot Compensation Committee under the New Patriot Incentive Stock Plan.

Restricted Stock and Restricted Stock Units

An award of restricted stock is the grant of a share of stock that is subject to such restrictions as the New Patriot Compensation Committee deems appropriate or desirable. An award of restricted stock units is a contractual right entitling an employee to receive a share of stock at a future date subject to time vesting or as a performance share subject to attaining performance objectives, and containing such other terms and conditions as the New Patriot Compensation Committee determines appropriate.

Amendment and Termination of the New Patriot Incentive Stock Plan

The New Patriot board of directors may, at any time, amend or terminate the New Patriot Incentive Stock Plan and, specifically, may make such modifications to the New Patriot Incentive Stock Plan as it deems necessary to qualify payments under the New Patriot Incentive Stock Plan as deductible performance-based compensation under Section 162(m) of the Code. Nevertheless, without approval of a majority of New Patriot’s shareholders, no amendment may:

•	alter the group of persons eligible to participate in the New Patriot Incentive Stock Plan;

•	increase the number of shares of New Patriot common stock available for awards (except for adjustments made on a recapitalization, reclassification, split-up or consolidation of the New Patriot common stock or a stock dividend, merger or consolidation of New Patriot or sale by New Patriot of all or a portion of its assets); or

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•	decrease the exercise price of an outstanding option or stock appreciation right after the date of grant or permit the surrender of any outstanding option or stock appreciation right at a time when its exercise price exceeds the fair market value of the underlying common shares, in exchange for another award, cash or other property or as consideration for the grant of a new option or stock appreciation right with a lower exercise price than the option or stock appreciation right being surrendered (except for adjustments made on a recapitalization, reclassification, split-up or consolidation of New Patriot common stock or a stock dividend, merger or consolidation of New Patriot or sale by New Patriot of all or a portion of its assets).

Special Rights Provided in the Event of a Change in Control

The New Patriot Incentive Stock Plan provides for certain special rights upon the occurrence of a “Change in Control,” as defined in the New Patriot Incentive Stock Plan and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control. A Change in Control as defined in the New Patriot Incentive Stock Plan includes (a) certain acquisitions of 50% or more of New Patriot’s common stock; (b) certain reorganizations, mergers, consolidations, statutory share exchanges or similar form of corporate transactions involving New Patriot or (ii) the sale or other transfer of all or substantially all of New Patriot’s assets; or (c) a change in the composition of the New Patriot board of directors over any period of 12 consecutive months, so that the persons who were members of the New Patriot board of directors at the beginning of such period or who were elected on the nomination or recommendation of such persons fail to constitute at least 70 percent of the New Patriot board of directors at the end of such period.

Upon the occurrence of a Change in Control:

•	All outstanding options and related stock appreciation rights will become immediately exercisable (but no option or stock appreciation right will be exercisable beyond the expiration date of its original term).

•	Options and stock appreciation rights will continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of employees whose employment with New Patriot is terminated by New Patriot for other than just cause or who voluntarily terminate their employment because they believe in good faith that as a result of such Change in Control they will be unable to effectively discharge the duties of the position they occupied immediately prior to the occurrence of such Change in Control.

•	The restrictions applicable to shares of restricted stock and time vested restricted stock units will expire immediately upon the occurrence of a Change in Control.

•	If a Change in Control occurs during the course of a performance period applicable to an award of performance shares, then the employee will be deemed to have satisfied the performance goals and all other terms and conditions will be deemed met.

Tax Consequences of Equity Awards

Nonqualified Stock Options. On the exercise of a nonqualified stock option, the option holder will recognize ordinary income for federal income tax purposes on the amount by which the fair market value of the stock underlying the option on the date of exercise exceeds the exercise price of the option. The option holder will be taxed on this amount in the year of exercise and New Patriot generally will be allowed a deduction in this amount for federal income tax purposes in the same year. When the option holder disposes of shares acquired on the exercise of a nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as either a long- or short-term capital gain to the option holder, depending on the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as either a long- or short-term capital loss, depending on the holding period of the shares.

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Incentive Stock Options. On the exercise of an incentive stock option, no ordinary income will be recognized by the option holder, although the spread between the fair market value of the stock underlying the option on the date of exercise over the exercise price of the option is an item of tax preference for purposes of the calculation of the option holder’s alternative minimum tax. If the option holder holds the shares for over one year after the date of exercise and for two years from the date of grant, then on the sale of the shares (a) the excess of the sale proceeds over the aggregate exercise price of the option will be long-term capital gain to the option holder, and (b) New Patriot will not be entitled to a tax deduction under such circumstances. Generally if the option holder sells or otherwise disposes of the shares within one year after the date of exercise or within two years from the date of grant, the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but generally not more than the amount of gain realized on the disposition) will be ordinary income to the option holder at the time of such disposition. This is sometimes referred to as a “disqualifying disposition.” New Patriot generally will be entitled to a federal tax deduction equal to the amount of ordinary income recognized by the option holder upon a disqualifying disposition.

Other Equity Based Awards. With respect to other awards granted under the New Patriot Incentive Stock Plan that result in a transfer to the participant of shares that are restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of shares actually received. Except as discussed below, New Patriot generally will be entitled to a deduction for the same amount. With respect to awards involving shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the shares at the earliest time the shares become transferable or not subject to a substantial risk of forfeiture. New Patriot generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

The value of awards under the New Patriot Incentive Stock Plan that are conditioned upon achievement of performance goals are intended to qualify as “performance-based” compensation for New Patriot’s chief executive officer and four other most highly compensated executive officers that is not subject to the $1 million cap on deductibility under Section 162(m) of the Code and is intended to be deductible by New Patriot provided the other requirements for deductibility under Section 162(m) of the Code are satisfied. There can be no assurance, however, that all awards subject to performance goals will ultimately prove to be deductible to New Patriot under the Code. In addition, when warranted due to competitive or other factors, the New Patriot Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay nondeductible compensation.

Adoption of Management Incentive Compensation (MIC) Plan

In connection with the separation, on December 3, 2014, New Patriot adopted the New Patriot MIC Incentive Plan (the “New Patriot MIC Plan”). The following is a summary of the New Patriot MIC Plan. The full text of the New Patriot MIC Plan is attached as Exhibit 10.5 to the registration statement of which this Information Statement is a part.

Purpose

The purpose of the New Patriot MIC Plan is to provide a vehicle through which the New Patriot Compensation Committee will make cash incentive awards to key personnel, referred to as “Designated Employees,” that have an impact on achievement by New Patriot or its affiliates of annual or other short-term performance objectives, as determined or established by the New Patriot Compensation Committee. The New Patriot MIC Plan will be implemented through one or more bonus programs adopted periodically by the New Patriot Compensation Committee. Unless the New Patriot Compensation Committee determines otherwise, a performance period corresponds to a calendar year.

Provisions have been included in the New Patriot MIC Plan to meet the requirements for deductibility of executive compensation for purposes of Section 162(m) of the Code so as to qualify bonus awards as performance-based compensation in respect of the executives whose compensation is required to be reported in New Patriot’s Proxy Statement. These executives are referred to as “Covered Executives” under the New Patriot MIC Plan.

Administration of the New Patriot MIC Plan

The New Patriot Compensation Committee administers the New Patriot MIC Plan. Each member of the New Patriot Compensation Committee will be a “non-employee director” within the meaning of Rule 16b-3 of the U.S. Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of Code. The New Patriot Compensation Committee has the full power, discretion and authority to interpret, construe, and administer the New Patriot MIC Plan. The powers of the New Patriot Compensation Committee include, but are not limited to, the power to: (a) determine the terms and conditions of each bonus program under the New Patriot MIC Plan, including the performance goals and performance objectives thereunder; (b) select those employees of New Patriot or any affiliate of New Patriot who are Designated Employees to whom bonus awards are granted pursuant to a bonus program under the New Patriot MIC Plan; (c) determine the amount to be paid pursuant to each bonus award; (d) determine whether and the extent to which the conditions to the payment of a bonus award have been satisfied; (e) provide rules and regulations from time to time for the management, operation, and administration of the New Patriot MIC Plan and the bonus programs; (f) construe the New Patriot MIC Plan and the bonus programs, which construction is final and conclusive upon all parties; and (g) correct any defect, supply any omission, and reconcile any inconsistency in the New Patriot MIC Plan and any bonus programs in such manner and to such extent as it shall deem expedient.

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All decisions, determinations, or actions of the New Patriot Compensation Committee with respect to the New Patriot MIC Plan are final and binding on all persons for all purposes. The New Patriot Compensation Committee may delegate to an officer of New Patriot, or a committee of two or more officers of New Patriot, discretion under the New Patriot MIC Plan or any bonus program, to grant, amend, interpret, and administer bonus awards with respect to any Designated Employee other than a Covered Executive.

Eligibility

Awards may be granted only to employees of New Patriot and its affiliates, as determined by the New Patriot Compensation Committee and who are identified as Designated Employees with respect to a bonus program. The New Patriot Compensation Committee will determine the Designated Employees, or the class of Designated Employees, who will participate in the bonus program for a particular performance period. Non-employee directors are not eligible to receive awards under the New Patriot MIC Plan.

Bonus Programs

The bonus program for each performance period is determined by the New Patriot Compensation Committee. The New Patriot Compensation Committee will identify the Designated Employees and the specific performance goals and the parameters of the performance objectives to be applied for a performance period. The New Patriot Compensation Committee will also determine any applicable weightings to be given in respect of the performance goals for each Designated Employee or class of Designated Employees.

In determining specific performance goals and performance objectives, the New Patriot Compensation Committee may: (a) establish the performance objectives as consisting of one or more levels of performance with respect to a given performance goal; (b) cause the performance objectives to differ for bonus awards among different Designated Employees; (c) provide that more than one performance goal is incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other; and (d) establish a matrix setting forth the relationship between performance on two or more performance goals and allocate the amount of a bonus award among performance goals.

The New Patriot Compensation Committee will set target awards for Designated Employees, including Covered Executives. The New Patriot Compensation Committee will also determine the percentages by which individual bonus awards may be increased or decreased based upon Designated Employees’ performance against established and identified objectives, though the awards for Covered Executives may only be decreased.

Bonus Awards

Bonus awards are in the form of a conditional right of a Designated Employee to receive cash, based upon achievement of one or more pre-established performance objectives during a performance period. Bonus awards may take the form of a percentage of a bonus pool. Bonus awards may not permit a participant to earn in one year more than 200% of the participant’s base salary at the end of the performance period.

Performance Objectives

Performance goals may be expressed in terms of the following business criteria:

•	net income;

•	free cash flow;

•	earnings per share;

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•	operating income;

•	operating cash flow;

•	earnings before income taxes and depreciation;

•	earnings before interest, taxes, depreciation and amortization;

•	operating margins;

•	reductions in operating expenses;

•	sales or return on sales;

•	total shareholder return;

•	return on equity;

•	return on total capital;

•	return on invested capital;

•	return on assets;

•	economic value added;

•	cost reductions and savings;

•	increase in surplus; or

•	productivity improvements.

A performance goal also may be based on an employee’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions, and sales or developing long term business goals. Performance goals may be measured on a periodic, annual, cumulative, or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units.

Following the completion of each performance period, the New Patriot Compensation Committee must certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met before any award is paid to any Covered Executive.

Adjustments and Amendments

The New Patriot Compensation Committee may reduce or eliminate the bonus award of any employee for any reason at any time. To the extent necessary to preserve the intended economic effects of the New Patriot MIC Plan, the New Patriot Compensation Committee also may adjust performance objectives, the bonus awards or both to take into account: (a) a change in corporate capitalization, (b) a corporate transaction, (c) a partial or complete liquidation of New Patriot or any subsidiary, or (d) a change in accounting or other relevant rules or regulations; however no such adjustment may be made if it would cause the awards to fail to qualify as performance-based compensation.

Termination of Employment

In general, in the event a Designated Employee terminates employment for any reason during a performance period or prior to the bonus award payment, he or she (or his or her beneficiary, in the case of death) will not be entitled to receive any bonus award for such performance period, though the New Patriot Compensation Committee may, in its sole discretion, pay a pro rata or other portion of the award.

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Amendment or Termination of the New Patriot MIC Plan

The New Patriot Compensation Committee may terminate or amend the New Patriot MIC Plan or a bonus program at any time.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation Arrangements

Prior to the effective time of the distribution, New Patriot will adopt director compensation arrangements for its non-employee directors substantially similar to the director compensation arrangements for non-employee directors of FRP. The following table describes the director compensation arrangements of FRP.

All Non-Employee Directors: Annual Retainer Fee Per Meeting Attended Shares of Existing Patriot Stock Granted in Fiscal 2014	$15,000 $ 1,500 2,500
Audit Committee: Annual Fee Chairman Member Meeting Fees Chairman(1) Member(1)	$10,000 $ 5,000 $ 1,500 $ 1,000
Compensation Committee: Annual Fee Chairman Member Meeting Fees Chairman Member	$ 5,000 $ 1,000 $ 1,500 $ 1,000
Other Committees: Annual Fee Chairman Member Meeting Fees Chairman Member	$ 2,000 $ 1,000 $ 1,500 $ 1,000

(1)	The Audit Committee members receive no meeting fees for the four regularly scheduled quarterly meetings; the meeting fees shown apply only to the extent there are Audit Committee meetings other than and in addition to the four regularly scheduled quarterly meetings.

Actual Fiscal 2014 Director Compensation

The following table shows the compensation paid by FRP to each of our non-employee directors during the 2014 fiscal year.

Director Compensation for Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)

John E. Anderson	$22,500	$89,475	-0-	-0-	$111,975
Luke E. Fichthorn III	$21,000	$89,475	-0-	-0-	$110,475	(2)
Robert H. Paul III	$34,500	$89,475	-0-	-0-	$123,975

(1)	Each non-employee director was awarded 2,500 shares of FRP’s common stock on February 5, 2014. The value was determined using the closing price of FRP’s common stock on the NASDAQ Global Select Market on February 5, 2014, which was $35.79.
(2)	Mr. Fichthorn also received consulting fees of $30,000 for financial consulting services provided to FRP. Mr. Fichthorn will not receive any consulting fees after the separation and distribution.

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The following table sets forth information regarding stock options held by our non-employee directors as of September 30, 2014. Each of the stock options listed below represents an option to purchase shares of Existing Patriot common stock. In connection with the distribution, all outstanding options to purchase Existing Patriot common stock will be adjusted as described in “The Separation—Treatment of Outstanding Stock Option Grants.”

Director	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date

Luke E. Fichthorn III	3,000 3,000 3,000 3,000	14.970 15.167 14.833 20.133	11/30/2014 01/25/2015 05/03/2015 08/02/2015
Robert H. Paul III	3,000 3,000 3,000	14.970 15.167 20.133	11/30/2014 01/25/2015 08/02/2015

RELATED PARTY TRANSACTIONS

The Separation from FRP

The separation will be accomplished by means of the distribution by FRP of all the outstanding shares of New Patriot common stock to holders of FRP common stock entitled to such distribution, as described under “The Separation” included elsewhere in this Information Statement. Completion of the distribution will be subject to satisfaction or waiver by FRP of the conditions to the separation and distribution described under “The Separation—Conditions to the Distribution.”

As part of our separation from FRP, we will enter into a Separation and Distribution Agreement and several other agreements with FRP to effect the separation and provide a framework for our relationships with FRP after the separation. See “The Separation—Agreements with FRP” for information regarding these agreements.

Other Related Party Transactions

FRP provides information technology services and previously subleased office space to Bluegrass Materials Company, LLC.  Mr. John Baker serves as Chairman of Bluegrass Materials, and his son, Edward L. Baker II, serves as its Chief Executive Officer.  Messrs. John Baker and Edward L. Baker II have a beneficial ownership interest in Bluegrass Materials. During fiscal 2014, Bluegrass Materials paid $359,000 to FRP for such information technology services and office space. We anticipate that New Patriot will continue to provide information technology services to Bluegrass Materials after the separation under similar compensation arrangements.

Mr. Fichthorn provided the Company with financial consulting and other services to FRP during the 2014 fiscal year for which he received $30,000. Mr. Fichthorn will not receive any consulting fees from New Patriot after the distribution.

In the opinion of the Company, the terms, conditions, transactions and payments under the agreements with the persons described above were not less favorable to the Company than those which would have been available from unaffiliated persons.

Policies and Procedures

The Audit Committee of New Patriot’s board of directors is responsible for reviewing and approving all material transactions with any related party not previously approved by our independent directors. This responsibility is set forth in writing in our Audit Committee Charter, a copy of which charter is available at www.patriottrans.com under Corporate Governance. Related parties include any of our directors or executive officers, and certain of our shareholders and their immediate family members.

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To identify related party transactions, each year, we will submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Financial Officer.

In reviewing and considering related party transactions, the Audit Committee considers such factors as (i) the purpose of, and potential benefit to the Company of, the transaction, (ii) the related party’s interest in the transaction, (iii) the dollar amount of the transaction, (iv) whether the transaction is proposed to be entered into on terms no less favorable to the Company than the terms that could have been reached with an unrelated third party, and (v) such other factors as the Audit Committee may deem relevant under the circumstances.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Patriot in an objective and effective manner. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing personal obligations of, any director or officer. Exceptions are only permitted in the reasonable discretion of the board of directors.

A copy of our Code of Business Conduct and Ethics (as adopted on December 3, 2014) is available at www.patriottrans.com under Corporate Governance.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

As of the date of the distribution, all of the outstanding shares of New Patriot common stock will be owned by FRP. After the distribution, FRP will not directly or indirectly own any of our common stock. The following tables provide information with respect to the expected beneficial ownership of New Patriot common stock by (1) each identified director of New Patriot, (2) each Named Executive Officer, (3) all identified New Patriot executive officers and directors as a group and (4) each of our shareholders who we believe will be a beneficial owner of more than 5 percent of New Patriot outstanding common stock (assuming they maintain such ownership positions when the distribution occurs) based on current publicly available information. We based the share amounts on each person’s beneficial ownership of FRP common stock as of the dates indicated below and applying the distribution ratio of one share of our common stock for every three shares of FRP common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below is expected to have sole voting and investment power with respect to such securities. Following the distribution, New Patriot will have outstanding an aggregate of approximately 3,234,423 shares of common stock based upon approximately 9,703,270 shares of FRP common stock outstanding on September 30, 2014, assuming no exercise of FRP stock options and applying the distribution ratio of one share of our common stock for every three shares of FRP common stock.

To the extent our directors and executive officers own FRP common stock at the record date for the distribution, they will participate in the distribution on the same terms as other holders of FRP common stock.

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The number of shares beneficially owned by each shareholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Common	Edward L. Baker Thompson S. Baker II John D. Baker II Edward L. Baker II 200 W. Forsyth Street, 7th Floor Jacksonville, FL 32202	216,256(1) 182,395 (1) 460,713(1) 403,591(1)	6.7% 5.6% 14.2% 12.5%
Common	Sarah B. Porter and Cynthia P. Ogden, as trustees for the separate trust for Sarah B. Porter created under the Cynthia L’Engle Baker Trust u/a/d April 30, 1965 1165 5th Avenue #10-D New York, NY 10029	304,637	9.4%
Common	Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	422,753(2)	13%
Common	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	295,369(3)	9.1%

(1)	The expected beneficial ownership for Messrs. John D. Baker II and Edward L. Baker II is based on their holdings of FRP Common Stock and includes 371,158 shares held in a trust for the benefit of John D. Baker II and his family members for which John D. Baker II and Edward L. Baker II serve as trustees. John D. Baker II and Edward L. Baker II disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. See Common Stock Ownership by Directors and Executive Officers and the accompanying notes for further details on shares beneficially owned by Edward L. Baker and Thompson S. Baker II.

(2)	In a Schedule 13G filed with the SEC on January 13, 2014, Royce & Associates, LLC reported that, as of December 31, 2013, it had sole voting and dispositive power with respect to 1,268,260 shares of Existing Patriot common stock.

(3)	In a Schedule 13G filed with the SEC on February 6, 2014, T. Rowe Price Associates, Inc. reported that, as of December 31, 2013, it had sole voting power with respect to 43,900 shares of Existing Patriot common stock and sole dispositive power with respect to 886,108 shares of Existing Patriot common stock, which number includes 840,108 shares of Existing Patriot common stock to which T. Rowe Price Small Cap Value Fund, Inc. has sole voting power.

Stock Ownership by Directors and Executive Officers

The following table and notes set forth the expected beneficial ownership of New Patriot common stock at the time of the distribution by each director and each officer named in the Summary Compensation Table and by all officers and directors of New Patriot as a group. We based the share amounts on each person’s beneficial ownership of FRP common stock as of September 30, 2014, and applying the distribution ratio of one share of our common stock for every three shares of FRP common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Common	James N. Anderson IV	793	*
Common	John E. Anderson	22,533	*
Common	Edward L. Baker	216,256(2)	6.7%
Common	Thompson S. Baker II	182,395(3)	5.5%
Common	Luke E. Fichthorn III	31,081(4)	1.0%
Common	John D. Klopfenstein	5,702	*
Common	John D. Milton, Jr.	40,391	1.2%
Common	Robert H. Paul III	20,433	*
Common	Robert E. Sandlin	14,095	*
Common	All Directors and Officers As a group (9 people)	391,591(5)	11.9%

* Less than 1%

(1)	The preceding table includes the following shares held under the Company’s Profit Sharing and Deferred Earnings Plan and shares underlying options that are exercisable within 60 days of September 30, 2014, after applying the distribution ratio of one share of our common stock for every three shares of FRP common stock.

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	Shares Under Profit Sharing Plan	Shares Under Option
James N. Anderson IV	-0-	750
John E. Anderson	-0-	-0-
Edward L. Baker	-0-	3,000
Thompson S. Baker II	-0-	5,189
Luke E. Fichthorn III	-0-	4,000
John D. Klopfenstein	3,602	2,000
John D. Milton, Jr.	-0-	32,500
Robert H. Paul III	-0-	3,000
Robert E. Sandlin	4,077	9,901

(2)	Includes 29,099 shares held in trust for the benefit of children of John D. Baker II as to which Edward L. Baker has sole voting power and sole investment power but as to which he disclaims beneficial ownership. Mr. Baker’s reported ownership also includes 141,091 shares held in a trust for the benefit of Edward L. Baker and his family members for which Edward L. Baker serves as trustee. Mr. Baker disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)	Mr. Thompson S. Baker II’s reported ownership also includes 141,091 shares held in a trust for the benefit of Edward L. Baker and his family members for which he and Edward L. Baker serve as trustees. Mr. Baker disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Baker’s reported ownership also includes 733 shares directly owned by Mr. Baker’s spouse, 2,193 shares held for the benefit of Mr. Baker’s minor children, and 39 shares held in his Company’s 401(k) profit sharing plan and his employee stock purchase plan.

(4)	Includes 100 shares owned by the spouse of Mr. Fichthorn as to which he disclaims any beneficial interest and 3,000 shares owned by the M/B Disbro Trust, of which Mr. Fichthorn is a co-trustee and income beneficiary.

(5)	The beneficial ownership for Messrs. Edward L. Baker and Thompson S. Baker II each include 141,091 shares held by a trust for the benefit of Mr. Edward L. Baker for which they serve as co-trustees. The shares have only been counted once for the purpose of calculating the beneficial ownership total for all officers and directors as a group.

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Effects of the Separation on Outstanding Compensation Awards

For a summary of provisions concerning retirement, health and welfare benefits to our employees upon completion of the separation, see “The Separation—Agreements with FRP—Employee Matters Agreement.” The separation of New Patriot is not a change-in-control and therefore will not entitle executive officers of FRP to any change-in-control benefits.

We expect that outstanding FRP stock option awards will be equitably adjusted pursuant to the terms of the applicable award and plan and the provisions of the Code. We expect that each outstanding option to purchase shares of FRP common stock will be equitably adjusted by converting the option into two separate stock options: (i) an option to purchase shares of FRP common stock and (ii) an option to purchase shares of New Patriot common stock. The two options will have a combined value equal to the intrinsic value of the original option.

For each option, the number of shares subject to the award and the applicable exercise or base price will be adjusted so that the aggregate spread value of the option immediately after the separation will be substantially equivalent to, but no more favorable to the award holder than, the aggregate spread immediately prior to the separation. For this purpose, spread value means the difference between the market value of the underlying shares as of the applicable date and the exercise or base price of the option.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated articles of incorporation (“articles of incorporation”) and our amended and restated bylaws (“bylaws”) as in effect at the time of the separation and distribution. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the articles of incorporation and bylaws, copies of which have been filed (in final form) with the SEC as exhibits to the registration statement on Form 10 of which this Information Statement is a part, and applicable law.

General

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock, of which 250,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock, par value $.01 per share.

Common Stock

Common stock outstanding. Upon completion of the separation, we expect there will be approximately 3,234,423 shares of common stock outstanding to be held of record by 482 shareholders based upon approximately 9,703,270 shares of FRP common stock outstanding as of September 30, 2014, and assuming no exercise of FRP options and applying the distribution ratio of one share of our common stock for every three shares of FRP common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of the separation will be fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Our articles of incorporation and bylaws do not provide for cumulative voting rights in the election of directors. Directors are elected by a plurality of votes cast. Generally, all other matters to be voted on by shareholders must be approved by a majority of the votes cast at a meeting at which a quorum is present.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.”

Rights upon liquidation. In the event of liquidation, dissolution or winding up of New Patriot, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

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Preferred Stock

Our board of directors has the authority to issue, without further vote or action by the shareholders, the preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock.

The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of New Patriot without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. No shares of preferred stock are outstanding, and we have no plans to issue any of the preferred stock at this time.

Our articles of incorporation designate 250,000 shares of the preferred stock as Series A Junior Participating Preferred Stock with a par value of $.01 per share. No shares of Series A Junior Participating Preferred Stock are outstanding, and we have no plans to issue any of these shares at this time. Our articles of incorporation provide that the holders of Series A Preferred Stock will be entitled to 100 votes per share and will vote together with the holders of common stock. Holders of Series A Preferred Stock are entitled to dividends equal to 100 times the amount of any dividends payable on the common shares. Upon any liquidation, merger, consolidation or other transaction in which common shares are exchanged, holders of the  Series A Preferred Stock are generally entitled to a payment equal to 100 times the amount payable to the holders of the common shares.

Election and Removal of Directors

Our board of directors initially consists of five directors, and thereafter, the number of directors may be changed by our board of directors or by the affirmative vote of the holders of at least 75% of our voting stock. No director is removable by the shareholders except for cause. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office (although less than a quorum) or by the sole remaining director.

Staggered Board

Our board of directors is divided into four classes serving staggered four-year terms. Each of our initial directors will serve until our next annual meeting of shareholders. Therefore, at each annual meeting of shareholders, directors will be elected for staggered four-year terms. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the board of directors.

Limits on Written Consents

Our articles of incorporation and our bylaws provide that holders of our common stock will not be able to act by written consent without a meeting.

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Shareholder Meetings

Our articles of incorporation and our bylaws provide that special meetings of our shareholders may be called only by our board of directors or president or by the secretary if the holders of at least 50% of our voting shares demand a special meeting of shareholders. Under Florida law, business transacted at any special meeting will be limited to the purposes stated in the notice of such meeting.

Amendment of Articles of Incorporation

Our articles of incorporation provide that the amendment of the provisions described under “—Election and Removal of Directors,” “—Staggered Board,” “—Limits on Written Consents,” “---Business Combinations” and “—Shareholder Meetings” require the affirmative vote of holders of at least 75% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. Pursuant to Florida law, the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our articles of incorporation.

Amendment of Bylaws

Our bylaws are generally subject to alteration, amendment or repeal, and new bylaws may be adopted, with:

•	the affirmative vote of a majority of the whole board; or

•	the affirmative vote of holders of 75% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.

Advance Notice Requirements for Director Nominations

Our bylaws also impose some procedural requirements on shareholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or, if applicable, special meeting of shareholders.

Under these procedural requirements, in order to nominate a director or bring a proposal for any other business before a meeting of shareholders, a shareholder is required to deliver notice of the nomination or proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary at least 40 days prior to the annual meeting of shareholders.

If a shareholder fails to follow the required procedures, the shareholder’s proposal or nominee will be ineligible and will not be voted on by our shareholders.

Limitation of Liability of Directors and Officers

The FBCA provides that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, unless the director’s breach of, or failure to perform his duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director derived an improper personal benefit;

•	an unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of Section 607.0834 of the FBCA;

•	conscious disregard for the best interest of the corporation or willful misconduct, in the case of an action brought by or in the right of the corporation or a shareholder; or

•	recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

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As a result, neither we nor our shareholders have the right, including through shareholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our articles of incorporation provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil or criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by law. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We expect to maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which will be paid by us. The effect of these will be to indemnify any officer or director of the Company against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as officers or directors of the Company.

Business Combinations

Our articles of incorporation require the approval of the holders of at least 75% of our common stock to complete any of the following transactions or business combinations with a related person (as defined below):

•	any merger or consolidation between New Patriot or any of its subsidiaries and a related person;

•	any sale, lease, exchange, transfer, or other disposition, including a pledge, not in the ordinary course of business, of more than 10% of the fair market value of the total assets of New Patriot or any of its subsidiaries to a related person;

•	any sale, lease, exchange, transfer, or other disposition, including a pledge, not in the ordinary course of business, by a related person to New Patriot of assets equaling at least 10% of the fair market value of the total assets of New Patriot;

•	any exchange of equity securities of New Patriot for securities of a related person;

•	the adoption of any plan or proposal for liquidation or dissolution of New Patriot proposed by or on behalf of a related person;

•	the issuance of any securities of New Patriot or any of its subsidiaries to a related person;

•	any recapitalization, reclassification, merger, consolidation, exchange of securities or other transaction that would have the effect of directly or indirectly increasing the voting power of a related person with respect to New Patriot or any of its subsidiaries; and

•	entering into any agreement, contract, or other arrangement providing for any of the transactions described above.

For purposes of the restrictions described above, a “related person” is any individual, corporation, partnership, or other person which, together with its affiliates and associates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) beneficially owns at least 10% of the outstanding voting stock of New Patriot, and any affiliate or associate of any such individual, corporation, partnership, or other person. The definition of related person does not include any person who acquired beneficial ownership of at least 10% of New Patriot’s outstanding voting stock on or before February 2, 1989.

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Anti-Takeover Effects of Some Provisions

Some of the provisions of our articles of incorporation and bylaws (as described above) could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, including our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Listing

We are authorized to list our shares of common stock on the NASDAQ Global Select Market under the ticker symbol “PATI.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that Patriot shareholders will receive in the distribution. This Information Statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our Company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this Information Statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.

Following the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm. The registration statement of which this Information Statement forms a part is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

We maintain an Internet website at www.patriottrans.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this Information Statement or the registration statement on Form 10.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements presented below have been derived from our historical combined financial statements included in this Information Statement. While the historical combined financial statements reflect the past financial results of the transportation business, these pro forma statements give effect to the separation of that business into an independent, publicly traded company. The pro forma adjustments to reflect the separation include the distribution of our common stock to FRP shareholders.

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The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change as the costs of operating as a stand-alone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The unaudited pro forma condensed combined financial statements do not reflect all of the costs of operating as a stand-alone company, including additional information technology, tax, accounting, treasury, legal, investor relations, insurance and other similar expenses associated with operating as a stand-alone company. Only costs that we have determined to be factually supportable and recurring are included as pro forma adjustments to our pro forma income statement, including the items described above. Our pro forma balance sheet includes pro forma adjustments both for items that have a continuing impact on our business and for non-recurring items that are factually supportable and directly attributable to the separation, such as those related to our capital structure described above.

Subject to the terms of the Separation and Distribution Agreement, New Patriot will generally pay all nonrecurring third-party costs and expenses related to the separation and incurred prior to the separation date. Such nonrecurring amounts are expected to include third-party legal and accounting fees, and similar costs in each case, incurred prior to the separation date. After the separation, subject to the terms of the Separation and Distribution Agreement, all costs and expenses related to the separation incurred by either FRP or us will be borne by the party incurring the costs and expenses.

The unaudited pro forma condensed combined statements of income for the year ended September 30, 2014, have been prepared as though the separation occurred on October 1, 2013. The unaudited pro forma condensed combined balance sheet at September 30, 2014, has been prepared as though the separation occurred on September 30, 2014. The unaudited pro forma condensed combined financial statements are for illustrative purposes only, and do not reflect what our financial position and results of operations would have been had the separation occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations.

Our retained debt balance is subject to adjustments following the separation date to settle intercompany accounts. The following pro forma statements do not reflect any impact of such adjustments, as the amount of any such adjustments are not currently determinable and would represent a financial projection. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity” included elsewhere in this Information Statement.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Information Statement. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this Information Statement.

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NEW PATRIOT

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

SEPTEMBER 30, 2014

(In thousands)

	As reported	Pro Forma Adjustments	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	—	—
Accounts receivable (net of allowance for doubtful accounts of $155)
	7,119	—	7,119

Inventory of parts and supplies	895	—	895
Prepaid tires on equipment	2,048	—	2,048
Prepaid taxes and licenses	754	—	754
Prepaid insurance	789	—	789
Prepaid expenses, other	80	—	80
Total current assets	11,685	—	11,685

Property and equipment, at cost:
Land	2,661	—	2,661
Buildings	5,514	—	5,514
Equipment	88,896	—	88,896
	97,071	—	97,071
Less accumulated depreciation	54,897	—	54,897
	42,174	—	42,174

Goodwill	3,431	—	3,431
Intangible assets, net	3,812	—	3,812
Other assets	32	—	32
Total assets	$61,134	—	61,134

Liabilities and Net Investment
Current liabilities:
Accounts payable	$3,288	—	3,288
Bank overdraft	933	—	933
Federal and state taxes payable	129	—	129
Deferred income taxes	345	—	345
Accrued payroll and benefits	3,937	—	3,937
Accrued insurance	1,186	—	1,186
Accrued liabilities, other	518	—	518
Total current liabilities	10,336	—	10,336

Long-term debt	7,282	—	7,282
Deferred income taxes	8,579	—	8,579
Accrued insurance	1,393	—	1,393
Other liabilities	822	—	822
Commitments and contingencies	—	—	—
Total liabilities	28,412	—	28,412
Net investment/shareholders’ equity:
Common Stock, $.10 par value	—	323	323
Capital in excess of par value	—	32,346	32,346
Net investment by Parent	32,669	(32,669)	—
Accumulated other comprehensive income, net	53	—	53
Total net investment	32,722	—	32,722
Total liabilities and net investment	61,134	—	61,134

The pro forma adjustment reflects the issuance by us of an assumed 3,234,423 shares of our common stock, par value of $.10 per share, to be distributed to the holders of record of FRP in connection with the separation of New Patriot from FRP.

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NEW PATRIOT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED SEPTEMBER 30, 2014

(In thousands except per share amounts)

	As reported	Pro Forma Adjustments	Pro Forma
Revenues:
Transportation revenues	$108,424	—	108,424
Fuel surcharges	20,738	—	20,738
Total revenues	129,162	—	129,162

Cost of operations:
Compensation and benefits	47,431	—	47,431
Fuel expenses	29,281	—	29,281
Operating and repairs	13,082	—	13,082
Insurance and losses	10,729	—	10,729
Depreciation expense	8,210	—	8,210
Rents, tags & utilities	3,706	—	3,706
Sales, general & administrative	9,273	—	9,273
Corporate expenses	2,685	—	2,685
Gain on equipment sales	(578)	—	(578)

Total cost of operations	123,819	—	123,819

Total operating profit	5,343	—	5,343

Interest income and other	7	—	7
Interest expense	(109)	—	(109)

Income before income taxes	5,241	—	5,241
Provision for income taxes	2,044	—	2,044
Income from continuing operations	3,197	—	3,197

Gain from discontinued operations, net	—	—	—

Net income	$3,197	—	3,197

Pro forma earnings per common share (dollars)
Basic			$1.00
Diluted			$.99

Average common shares outstanding (in thousands)
Basic			3,210
Diluted			3,237

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis is New Patriot’s analysis of its financial performance and of significant trends that may affect future performance. It should be read in conjunction with the combined financial statements and notes included in this Information Statement. It contains forward-looking statements including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The Company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Company’s disclosures under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this Information Statement.

Management’s Discussion and Analysis is organized as follows:

•	Executive Overview—This section provides an overview of the holding company merger and the separation and distribution. It also includes a description of New Patriot’s business and a discussion of the key factors and trends affecting our business and the basis of presentation with respect to the amounts presented in the discussion of our results of operations.

•	Results of Operations —This section provides an analysis of our results of operations for the years ended September 30, 2014, 2013, and 2012.

•	Capital Resources and Liquidity —This section provides a discussion of our financial condition and cash flows for the years ended September 30, 2014, 2013 and 2012. It also includes a discussion of how the separation is expected to affect our capital resources.

•	Critical Accounting Policies—This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Executive Overview

Overview of the Separation of the Transportation Business

On May 7, 2014, the board of directors of Existing Patriot approved a plan to separate our real estate and transportation businesses into two independent publicly traded companies.  On December 3, 2014, the board of directors of Existing Patriot approved the separation.  The separation will be accomplished in two steps.

•

On December 3, 2014, Existing Patriot completed a holding company merger that resulted in all of the outstanding shares of Existing Patriot common stock being converted into shares of a new publicly traded holding company known as FRP Holdings, Inc. (which we refer to as FRP). As a result of this reorganization, Existing Patriot became a subsidiary of FRP and all of the outstanding shares of Existing Patriot common stock were converted on a 1-for-1 basis into shares of FRP common stock. To complete the first step, FRP will contribute all of the stock of Existing Patriot (which will be renamed Patriot Transportation, Inc.) to New Patriot so that Existing Patriot will become a subsidiary of New Patriot.

•	Second, FRP will distribute all of the outstanding common stock of New Patriot, which will own the transportation business, to holders of FRP common stock as of the record date.

To avoid confusion, we use the term “Existing Patriot” to refer to Patriot Transportation Holding, Inc. before the holding company merger, when it owns both the transportation and real estate businesses. We use the term “New Patriot” to refer to the newly-formed subsidiary of FRP that will hold all of the stock of Existing Patriot after the holding company merger and contribution transaction. After these transactions, New Patriot will have the corporate name Patriot Transportation Holding, Inc. References such as “we” and “us” and “our” in this Information Statement refer to New Patriot.

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As a result of the distribution, holders of Existing Patriot common stock will be entitled to receive, for each share of Existing Patriot common stock that they hold on the record date, one-third of one share of New Patriot common stock.

Following the separation, New Patriot will be an independent, publicly traded company, and FRP will retain no ownership interest in New Patriot.

Before the distribution, we will enter into the Separation and Distribution Agreement and several other agreements with FRP to effect the separation and provide a framework for our relationship with FRP after the separation. These agreements will govern the relationship between New Patriot and FRP subsequent to the separation (including with respect to transition services, employee matters, tax matters and certain other matters). FRP and New Patriot will enter into the Transition Services Agreement which will provide for New Patriot to provide certain services to FRP on a transition basis. The completion of the transactions described above is subject to a number of conditions, including receipt of an opinion of outside tax counsel to the effect that the holding company merger and the distribution will qualify as reorganizations for U.S. federal income tax purposes so that that no gain or loss will be recognized by U.S. holders of Existing Patriot/FRP common stock, and no amount will be included in their income, upon their receipt of shares of New Patriot common stock in the distribution, except with respect to any cash received in lieu of fractional shares. For additional information, see “The Separation” included elsewhere in this Information Statement.

Our Business

We are a regional tank truck carrier specializing in hauling petroleum products and liquid and dry bulk commodities. Approximately 82% of our business consists of hauling petroleum products to convenience stores, truck stops and fuel depots. The remaining 18% of our business consists of hauling dry bulk commodities such as cement, lime and various industrial powder products and liquid chemicals. As of September 30, 2014, we employed 683 revenue-producing drivers who operate our fleet of 486 tractors and 588 trailers from our 21 terminals and 9 satellite locations in Florida, Georgia, Alabama, South Carolina, North Carolina and Tennessee.

Our industry is characterized by such barriers to entry as the time and cost required to develop the capabilities necessary to handle hazardous material, the resources required to recruit and train drivers, substantial industry regulatory and insurance requirements and the significant capital investments required to build a fleet of equipment and establish a network of terminals. Our industry experiences increased seasonal demand in periods of heightened driving activity in our markets.

Key Factors and Trends Affecting Our Business

Our ability to provide superior customer service at competitive rates and to operate safely and efficiently is important to our success in growing our revenues and increasing profitability. Our fundamental strategy is to increase business with our existing customers, particularly hypermarket and large convenience store chains, expand our service offerings and pursue strategic acquisitions. Our ability to execute this strategy depends on continuing our dedicated commitments to customer service and safety and continuing to recruit and retain qualified drivers.

Our base revenue for each delivery is generally calculated by multiplying a negotiated mileage based rate by the quantity of product delivered. These negotiated rates compensate us both for transporting the products as well as for loading and unloading time. Our additional revenue consists of fees for extra stops to load or unload, powered product unloading and toll costs and fuel surcharges that help us manage our fuel costs. The main factors that affect our revenue are the number of revenue miles, rates per mile, and the amount of fuel surcharges. Our revenue miles depend on the number of customer locations that we serve, the location of the bulk terminals where customers require us to load, specific customer demand and consumption of petroleum products in the markets we serve.

Our revenue per mile is determined by our customer rates but also is impacted by our average haul length. Due to the short haul nature of our business, a significant portion of the time involved in each delivery consists of loading and unloading product. Revenue per mile is higher on shorter hauls as loading and unloading time comprises a higher percentage of the delivery time. We load the fuel that we deliver at different bulk terminals designated by our customers based on conditions in the petroleum supply chain. Our haul length and our revenue per mile may vary on deliveries to the same customer location because some bulk terminals will be further away from the delivery location and our revenue per mile generally is higher on shorter hauls.

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We incorporate fuel surcharges into our negotiated rates to help us manage our fuel expense. The amount of fuel surcharges typically takes into account changes in underlying diesel prices, although there is a time lag between fuel price fluctuations and changes to fuel surcharges. In recent years, some customer contracts have been modified to provide for reduced fuel surcharges but have base rates that factor in a larger fuel expense. As a result of this trend, fuel surcharges declined from 17.8% of our total revenue in fiscal 2012 to 16.9% in fiscal 2013 and 16.1% in fiscal 2014. Our total revenue per mile, including fuel surcharges, increased 1.0% from 2012 to 2013 although revenue per mile decreased 1.7% from 2013 to 2014 due to lower rates on the business acquired in the Pipeline acquisition and a longer average haul length on the additional business. Accordingly, we believe that it is generally not meaningful to compare changes in fuel surcharge revenue as a percentage of total revenue between reporting periods. Management monitors revenue per mile, which includes fuel surcharges, to analyze effective pricing trends.

Our operating costs primarily consist of the following:

•	Compensation and Benefits - Wages and employee benefits for our drivers and terminal and support personnel is the largest component of our operating costs. These costs are impacted by such factors as miles driven, driver pay increases, driver turnover and training costs and additional driver pay due to temporary out-of-town deployments to serve new business;

•	Fuel Expenses - Our fuel expenses will vary depending on miles driven as well as such factors as fuel prices, the fuel efficiency of our fleet and the average haul length, which is impacted by variations in petroleum supply in our markets. Although diesel fuel prices have been relatively stable over the past three years, fuel prices can be highly volatile;

•	Operating and Repairs – This category consists of vehicle maintenance (excluding shop personnel), tire expense (including amortization of tire cost and road repairs), tolls, hiring costs, driver travel cost, driver hiring costs, site maintenance and other operating expenses. These expenses will vary based on such factors as miles driven, the age of our fleet, tire prices, driver availability and driver travel, business growth and inflation among others;

•	Insurance and Losses – This includes costs associated with insurance premiums, and the self-insured portion of liability, worker’s compensation, health insurance and cargo claims and wreck repairs. We work very hard to manage these expenses through our safety and wellness programs, but these expenses will vary depending on the frequency and severity of accident and health claims, insurance markets and deductible levels;

•	Sales, General and Administrative Expenses - This category consists of the wages, bonus accruals, benefits, travel, vehicle and office costs for our administrative personnel as well as professional fees and amortization charges for intangible assets purchased in acquisitions of other businesses;

•	Depreciation Expense – Depreciation expense consists of the depreciation of the cost of fixed assets such as tractors and trailers over the life assigned to those assets. Amortization of intangible assets is included under the sales, general and administrative expense category. The amount of depreciation expense is impacted by equipment prices and the timing of new equipment purchases. We expect the cost of new tractors and trailers to continue to increase, impacting our future depreciation expense;

•	Rents, Tags and Utilities Expenses – This category consists of rents payable on leased facilities and leased equipment, federal highway use taxes, vehicle registrations, license and permit fees and personal property taxes assessed against our equipment, communications, utilities and real estate taxes;

•	Corporate Expenses – Corporate expenses consist of wages, bonus accruals, benefits, travel, vehicle and office costs for corporate executives, director fees, stock option expense and aircraft expense;

•	Gains on Equipment Sales - Our financial results for any period may be impacted by any gain or loss that we realize on the sale of used equipment and losses on wrecked equipment. We periodically sell used equipment as we replace older tractors and trailers. Gains or losses on equipment sales can vary significantly from period to period depending on the timing of our equipment replacement cycle, market prices for used equipment and losses on wrecked equipment.

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Our profitability depends on our ability to control these expenses. The primary measure we use to evaluate our profitability is our operating ratio (our operating expenses as a percentage of our operating revenue).

The trucking industry has been experiencing a shortage of qualified drivers in recent years, and we expect this trend to continue. Driver shortages and attrition may result in our inability to serve existing business and to take on new business, may require us to increase compensation levels and may require us to incur out-of-town driver pay and driver housing costs to send some of our drivers temporarily to the market where we are experiencing a driver shortage. For example, in fiscal 2014, our financial results were adversely affected by the need to send drivers out-of-town to service new business and to address higher than expected driver turnover in the Pipeline acquisition that we completed in November 2013.

Our revenues for fiscal 2014 were favorably impacted by our acquisition of assets of Pipeline Transportation, Inc. Our revenue miles increased 17.0% but our revenue per mile declined 1.7% due in part to lower rates under customer contracts assumed in the acquisition and a longer average haul length. At the same time, the acquisition of new business and higher-than-expected turnover in the acquired operations caused us to utilize more out-of-town drivers, increasing our compensation and operating costs. We have reduced the use of out-of-town drivers since the end of the second quarter and we expect that out-of-town driver costs will trend back to historic levels.

Basis of Presentation

The combined financial statements presented in the section entitled “Index to Financial Statements and Schedule” were used as the basis for the following discussion of New Patriot’s results of operations for each of the three years ended September 30, 2014, 2013 and 2012. The statements were prepared in accordance with U.S. generally accepted accounting principles for the purpose of separately presenting the financial position of the transportation business of FRP and the results of operations, cash flows and changes in equity.

The combined financial statements reflect the combined historical results of operations, financial position and cash flows of the transportation business of FRP. The combined statements of income also include expense allocations for certain corporate functions historically performed by FRP, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. The allocations are based primarily on specific identification, headcount or computer utilization. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from FRP, are reasonable. However, these combined financial statements do not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the periods presented and do not reflect the combined results of operations, financial position and cash flows had we been operated as a stand-alone company during the periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The financial statements for New Patriot include a provision for income taxes determined on a separate return basis.

New Patriot’s business is conducted in a single operating segment.

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COMPARATIVE RESULTS OF OPERATIONS

(dollars in thousands)

	Years Ended September 30,
	2014	2013	2012
Revenues:
Transportation revenues	$108,424	93,227	85,060
Fuel surcharges	20,738	18,893	18,416
Total revenues	129,162	112,120	103,476

Cost of operations:
Compensation and benefits	47,431	40,095	36,875
Fuel expenses	29,281	25,699	24,174
Operating and repairs	13,082	10,682	9,832
Insurance and losses	10,729	7,544	7,498
Depreciation expense	8,210	7,202	6,577
Rents, tags & utilities	3,706	2,435	2,498
Sales, general & administrative	9,273	8,789	8,166
Corporate expenses	2,685	2,549	2,371
Gain on equipment sales	(578)	(1,445)	(1,251)
Total cost of operations	123,819	103,550	96,740

Total operating profit	5,343	8,570	6,736

Interest income and other	7	—	—
Interest expense	(109)	(19)	(27)

Income before income taxes	5,241	8,551	6,709
Provision for income taxes	2,044	3,335	2,617
Income from continuing operations	3,197	5,216	4,092

Gain from discontinued operations, net	—	—	97

Net income	$3,197	5,216	4,189

	Years Ended September 30,
	2014	2013	2012
Revenues:
Transportation revenues	83.9%	83.1%	82.2%
Fuel surcharges	16.1%	16.9%	17.8%
Total revenues	100.0%	100.0%	100.0%

Cost of operations:
Compensation and benefits	36.7%	35.8%	35.6%
Fuel expenses	22.7%	22.9%	23.4%
Operating and repairs	10.1%	9.5%	9.5%
Insurance and losses	8.3%	6.7%	7.2%
Depreciation expense	6.4%	6.4%	6.4%
Rents, tags & utilities	2.9%	2.2%	2.4%
Sales, general & administrative	7.2%	7.9%	7.9%
Corporate expenses	2.1%	2.3%	2.3%
Gain on equipment sales	-.5%	-1.3%	-1.2%
Total cost of operations	95.9%	92.4%	93.5%

Total operating profit	4.1%	7.6%	6.5%

Fiscal Year 2014 versus 2013

Comparability for the fiscal year 2014 to the fiscal year 2013 is affected by the acquisition of the assets of Pipeline Transportation in the first quarter of fiscal 2014.

Due to the growth of our business, our revenues increased 15.2% and our revenue miles increased 17.0% compared to fiscal 2013. Our loads increased 12.6% over the same period last year, and our average haul length increased 3.9%. We increased our business in most of our markets, resulting in more loads hauled at 16 of our 21 terminals. The terminals servicing the acquired Pipeline business accounted for 73% of the additional loads, including new business acquired independent of the Pipeline acquisition. The increase in the average haul length is primarily due to a higher than average haul length on the additional loads added during fiscal 2014. Revenue per mile decreased 1.7% over the same period last year, due to lower rates on the business acquired in the Pipeline acquisition and because revenue per mile generally declines as the average haul length increases.

Fuel surcharge revenue decreased .8% as a percentage of total revenue due to lower fuel surcharges on the acquired business and an increase in business with customers with higher base rates and lower fuel surcharges. We believe that it is generally not meaningful to compare changes in fuel surcharge revenue as a percentage of total revenue between reporting periods. Management monitors revenue per mile, which includes fuel surcharges, to analyze effective pricing trends.

104

Our operating ratio in fiscal 2014 increased to 95.9% compared to 92.4% in fiscal 2013. The higher operating ratio was attributable to the decline in revenue per mile and the following expense increases:

• Compensation and benefits increased ..9% as a percentage of revenues due primarily to the lower revenue per mile along with a $295,000 increase in out-of-town driver pay and $212,000 increase in driver training pay to service new business and to address unexpected driver attrition in the acquired Pipeline business.

• Operating and repairs expenses increased .6% as a percentage of revenues due primarily to a $452,000 increase in driver travel and housing costs for out-of-town drivers, a $350,000 increase in tolls expense, a $186,000 increase in driver hiring costs and $74,000 in rigging and rebranded costs related to the Pipeline acquisition.

• Insurance and losses increased $3,185,000, or 1.6% as a percentage of revenues. Approximately 50% of the increase was attributable to higher health insurance claims due in large part to unusually low health claims in 2013. Accident claims accounted for the balance of the increase as the Company experienced an increase in accident severity and accident frequency.

• Rents, tags and utilities increased ..7% as a percentage of revenues due primarily to the addition of leased tractors in the Pipeline acquisition.

• Gains on equipment sales decreased ..8% as a percentage of revenues because we sold less equipment than we did in fiscal 2013 and we incurred a $355,000 loss on wrecked equipment.

These expense increases were partially mitigated by lower sales, general and administrative and corporate expenses as a percentage of revenue. Bonus compensation declined by $1,717,000, legal and audit fees increased $346,000 year over year primarily due to the spin-off and the Company accrued $575,000 in the fourth quarter of 2014 under the Management Security Plan due to the death prior to retirement of one of the Plan participants.

Fiscal Year 2013 versus 2012

In fiscal 2013, we increased revenues to $112,120,000, an 8.4% increase over the prior year because of a 7.3% increase in revenue miles and a 1% improvement in revenue per mile. Business growth and a slightly longer average haul length accounted for the higher revenue miles and rate increases accounted for the slight improvement in revenue per mile.

Fuel surcharge revenue in fiscal 2013 was positively impacted by the time delay between fuel price increases in 2012 and the effective date of the fuel surcharge adjustments. Nevertheless, fuel surcharge revenue for fiscal 2013 decreased .9% as a percentage of total revenue versus fiscal 2012 as we increased our business with customers with higher base rates and lower fuel surcharges. We believe that it is generally not meaningful to compare changes in fuel surcharge revenue as a percentage of total revenue between reporting periods. Management monitors revenue per mile, which includes fuel surcharges, to analyze effective pricing trends.

Our operating ratio improved to 92.4% compared to 93.5% in 2012. The improvement was due to higher revenue per mile as well as the following expense improvements:

• Although the average price paid per gallon of diesel fuel increased by .4% over fiscal 2012, fuel expense decreased .5% as a percentage of revenue due to the improvement in revenue per mile.

• Insurance and losses decreased .5% as a percentage of revenues due primarily to lower health insurance claims, partly offset by higher accident claims.

• Rents, tags and utilities decreased ..2% as a percentage of revenues due to lower real estate taxes and lower telecommunications charges.

.

• Gains on equipment sales increased ..1% as a percentage of revenues as we sold more equipment during 2013 that resulted in higher gains than in 2012.

105

These expense improvements were partly offset by an increase in compensation and benefits due to a driver pay increase in March 2013 that was not fully offset by the improved revenue per mile.

Operating profit increased $1,834,000 or 27.2% due to incremental profits on increased revenue and the reduction in operating expenses described above.

Net income was $5,216,000 in fiscal 2013, a 24.5% improvement over fiscal 2012 due to the 27.2% increase in operating profit.

Capital Resources and Liquidity

Significant Sources of Capital

Historically, cash generated from operating activities was our primary source of liquidity combined with access to the revolving line of credit maintained by Existing Patriot.

Following the separation, we expect to have access to capital through borrowing capacity under a new $25 million revolving line of credit. As described below, substantially concurrently with the separation, we expect to borrow $6 to $8 million under new credit facilities, the proceeds of which will be used to satisfy the existing long-term debt of the transportation group, which was $7.3 million as of September 30, 2014. Undrawn capacity under our new credit facilities, together with other credit facilities we may enter into from time to time, is expected to provide us additional borrowing capacity for working capital and other general corporate purposes. Our new credit facility will allow us to incur up to $25 million in other debt secured by our equipment to help us finance expansion opportunities.

Following the distribution, we expect to meet our short-term and long-term liquidity requirements through internally generated cash flow and borrowings on our unsecured revolving credit facility. We believe that these sources will be adequate to fund our operations and anticipated long-term funding requirements, including capital expenditures and repayment of debt maturities.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for each of the periods presented (in thousands of dollars):

	2014	2013	2012
Total cash provided by (used for):
Operating activities	$10,820	$13,696	$10,657
Investing activities	(18,218)	(13,864)	(8,775)
Financing activities	7,398	(3,722)	(14,233)
Increase (decrease) in cash and cash equivalents	$—	$(3,890)	$(12,351)

Operating Activities

Net cash provided by operating activities was $10,820,000 for the year ended September 30, 2014, $13,696,000 in 2013 and $10,657,000 in 2012.

The changes in our cash flows provided by operating activities for these periods are due primarily to changes in net income. These changes are described above under “Results of Operations.” Cash flow from operating activities in 2013 included $1,494,000 net change in prepaid expenses and other current assets due to prepaying less of our insurance premiums for the upcoming year. Cash flows from operating activities in 2012 included cash flows provided by discontinued operations of $177,000.

Investing Activities

For the year ended September 30, 2014, cash required by investing activities was $18,218,000 compared to $13,864,000 in 2013. The higher investing cash use of $4,354,000 was primarily due to the acquisition of Pipeline Transportation, Inc. in November 2013. The prior year comparable period included larger sales of equipment while the current year included lower purchases of equipment exclusive of the Pipeline Transportation acquisition.

106

In 2014, cash required by investing activities was $18,218,000 compared to $13,864,000 in 2013 and $8,775,000 in 2012. The higher investing cash use in 2013 was primarily due to the increased purchase of transportation equipment for growth and replacement.

Financing activities

Cash provided by financing activities in the year ended September 30, 2014, was $7,398,000 compared to use of $3,722,000 in 2013. This increase in cash provided was due to borrowing to finance the acquisition of the assets of Pipeline Transportation.

Net cash used in financing activities was $3,722,000 in 2013 and $14,233,000 in 2012. All of the change was due to movements in accounts related to the net parent investment between New Patriot and Existing Patriot.

Credit Facilities

In connection with the separation, we expect to enter into a revolving line of credit agreement (collectively, the “Credit Agreement”) with Wells Fargo Bank, N.A. The Credit Agreement will become effective substantially concurrently with the separation, and the effectiveness of the Credit Agreement and the initial borrowing thereunder will be conditioned on, among other things, the completion of the separation (which will be treated as taking place substantially concurrent therewith). For purposes of this description, the date on which the separation is completed is referred to as the “Effective Date”.

The terms described below are based on the term sheet provided by Wells Fargo Bank, and are subject to change. We can provide no assurance that we will enter into the Credit Agreement on these terms, or at all.

The Credit Agreement provides for an unsecured revolving line of credit facility, which will provide borrowing availability of up to $25 million, with a separate sublimit for standby letters of credit. As of the distribution date we expect that $6 to $8 million will be borrowed under the Credit Facility, $3.3 million in letters of credit will be outstanding, and $13.7 to $15.7 million will be available for additional borrowing.

The Credit Agreement will bear interest at a maximum rate of 1.50% over LIBOR, which may be reduced quarterly to 1.25% or 1.0% over LIBOR if we meet a specified ratio of Consolidated Total Debt to Consolidated Total Capital, as defined in the Credit Agreement. A commitment fee of 0.25% per annum is payable quarterly on the unused portion of the commitment but the amount may be reduced to 0.20% or 0.15% if we meet a specified ratio of Consolidated Total Debt to Consolidated Total Capital.

The Credit Agreement contains certain conditions, affirmative financial covenants and negative covenants including limitations on paying cash dividends. The Credit Agreement is unsecured and contains a negative pledge on assets, but we are allowed to obtain $25 million in secured term debt from a third party lender under separate financing arrangements. We anticipate that we will be in compliance with all of the covenants contained in the Credit Agreement at the time of the distribution.

The foregoing description of the Credit Agreement is only a summary. We also refer you to the form of the Credit Agreement, which has been filed as an exhibit to the registration statement of which this Information Statement forms a part.

Off Balance Sheet Arrangements

We have no material off-balance sheet arrangements other than the contractual obligations that are discussed below and the letters of credit described above under “Liquidity and Capital Resources.”

107

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2014:

	Payments due by period
Contractual Obligations (thousands of dollars)		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years

Operating Leases	2,500	393	556	556	995
Purchase Commitments	2,698	2,694	4	—	—
Other Long-Term Liabilities	1,547	164	174	184	1,025

Total Obligations	$6,745	3,251	734	740	2,020

Capital Spending

Capital spending and investments relate primarily to the acquisition of new tractors and trailers to replace and expand our fleet.

	For the Year Ended
	September 30,
(in thousands)	2014	2013	2012

Tractors and Trailers	$9,105	12,672	$9,517
Land	—	542	233
Structures	75	1,418	74
Automobiles	143	454	406
Other Equipment	161	366	146
Furniture	147	160	133
Pipeline acquisition	3,397	—	—
	$13,028	15,612	$10,509

The Company currently expects its fiscal 2015 capital expenditures to be approximately $11,312,000 for expansion and replacement equipment.

The declaration and amount of all dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors our board of directors deems relevant. See “Dividend Policy” elsewhere in this Information Statement.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Accounting estimates are considered to be critical if (1) the nature of the estimates and assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and (2) the impact of the estimates and assumptions on financial condition or operating performance is material. Actual results could differ from the estimates and assumptions used. Management of the Company considers the following accounting policies critical to the reported operations of the Company:

Property and Equipment and Impairment of Assets . Property and equipment is recorded at cost less accumulated depreciation. Provision for depreciation of property and equipment is computed using the straight-line method based on the following estimated useful lives:

Years
Buildings and improvements	7-39
Revenue equipment	7-10
Other equipment	3-10

108

The Company periodically reviews property and equipment for potential impairment whenever events or circumstances indicate the carrying amount of a long-lived asset may not be recoverable. The analysis consists of a review of future anticipated results considering business prospects and asset utilization. If the sum of these future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, the Company would record an impairment loss based on the fair value of the assets with the fair value of the assets generally based upon an estimate of the discounted future cash flows expected with regards to the assets and their eventual disposition as the measure of fair value. The Company performs an annual impairment test on goodwill. Changes in estimates or assumptions could have an impact on the Company’s financials.

Claims and Insurance Accruals. The nature of the transportation business subjects the Company to risks arising from workers’ compensation, automobile liability, and general liability claims.  The Company retains the exposure on certain claims of $250,000 ($500,000 for automobile liability and general liability claims prior to fiscal 2011 and for worker’s compensation claims prior to fiscal 2013) and has third party coverage for amounts exceeding the retention up to the amount of the policy limits.  The Company expenses during the year an estimate of risk insurance losses based upon independent actuarial analysis, insurance company estimates, and our monthly review of claims reserve changes.  In making claim reserve changes we rely upon estimates of our insurance company adjusters, attorney evaluations, and judgment of our management.   Our estimates require judgment concerning the nature, severity, comparative liability, jurisdiction, legal and investigative costs of each claim.  Claims involving serious injury have greater uncertainty of the eventual cost.  In the past, our estimate of the amount of individual claims has increased from insignificant amounts to the full deductible as we learn more information about the claim in subsequent periods.  We obtain an independent actuarial analysis at least twice annually to assist in estimating the total loss reserves expected on claims including claim development and incurred by not reported claims. We also retain exposure on employee health benefits up to $250,000 per claim each calendar year plus a $72,000 aggregate deductible for any claims exceeding $250,000.  We estimate claim liability using historical payment trends and specific knowledge of larger claims.   Health claims are expensed as the health services are rendered so there only is a two month lag in payments on average.   We are usually aware of the larger claims before closing each accounting period reducing the amount of uncertainty of the estimate.  Our accrued insurance liabilities for retiree benefits are recorded by actuarial calculation.  Our accrued insurance liabilities for claims as of September 30, 2014, 2013, and 2012 amounted to $2.6 million, $2.4 million and $4.9 million, respectively.   Accrued insurance liabilities decreased in fiscal 2013 due to payments to our new insurer under a captive agreement along with payment in settlement of three unusually large prior year liability and health claims.  Payments under the captive agreement for the year-to-date loss fund are estimated in advance using actuarial methodology.  The captive agreement provides that we will share in the underwriting results, good or bad, within a $250,000 per occurrence layer of loss through retrospective premium adjustments.  Including the potential exposure in the captive we have $4.8 million of estimated insurance liabilities.   In the event that actual costs for these claims are different than estimates we will have adjustments in future periods.  It is likely that we will experience either gains or losses of 5-10% of prior year estimated insurance liabilities in any year.

Income Taxes. The Company accounts for income taxes under the asset-and-liability method. Deferred tax assets and liabilities represent items that will result in taxable income or a tax deduction in future years for which the related tax expense or benefit has already been recorded in our statement of earnings. Deferred tax accounts arise as a result of timing differences between when items are recognized in the combined financial statements compared with when they are recognized in the tax returns. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent recovery is not probable, a valuation allowance is established and included as an expense as part of our income tax provision. No valuation allowance was recorded at September 30, 2014, as all deferred tax assets are considered more likely than not to be realized. Significant judgment is required in determining and assessing the impact of complex tax laws and certain tax-related contingencies on the provision for income taxes. As part of the calculation of the provision for income taxes, we assess whether the benefits of our tax positions are at least more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, we accrue the largest amount of the benefit that is more likely than not of being sustained in our consolidated financial statements. Such accruals require estimates and judgments, whereby actual results could vary materially from these estimates. Further, a number of years may elapse before a particular matter, for which an established accrual was made, is audited and resolved.

Inflation

Most of the Company’s operating expenses are inflation-sensitive, with inflation generally producing increased costs of operations. During the past three years, inflation has been fairly modest with its impacts mostly related to equipment prices, tire prices and the compensation paid to drivers. Tractor prices have increased over 30% since 2007 due in part to EPA mandated new engine emission requirements on tractor engines. Customer rate increases received have significantly lagged the increased prices paid for new equipment over the same period.

109

In addition to inflation, fluctuations in fuel prices can affect profitability. Significant fluctuations in fuel prices increase our cost of operations as the Company is unable to pass through all increases in fuel prices. Most of the Company’s contracts with customers contain fuel surcharge provisions. Although the Company historically has been able to pass through most long-term increases in fuel prices and operating taxes to customers in the form of surcharges and higher rates, there is no guarantee that this will be possible in the future. See “Risk Factors—We may be adversely impacted by fluctuations in the price and availability of fuel.”

Seasonality

Our business is subject to seasonal trends common in the refined petroleum products delivery industry. We typically face reduced demand for refined petroleum products delivery services during the winter months and increased demand during the spring months. Further, operating costs and earnings are generally adversely affected by inclement weather conditions. These factors generally result in lower operating results during the first and fourth quarters of the year and cause our operating results to fluctuate from quarter to quarter. Our operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency and increased maintenance costs for tractors and trailers in colder months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We are exposed to the impact of interest rate changes through our variable-rate borrowings under the Credit Agreement. Under the Credit Agreement, the applicable margin for borrowings at September 30, 2014 was 1.0%. The applicable margin for such borrowings will be reduced or increased based in the event that our debt to capitalization ratio as calculated under the Credit Agreement Facility exceeds a target level.

At September 30, 2014 a 1.0% increase in the current per annum interest rate would result in $73,000 of additional interest expense during the next 12 months. The foregoing calculation assumes an instantaneous 1.0% increase in the rates under the Credit Agreement and that the principal amount under the Credit Agreement is the amount outstanding as of September, 2014. The calculation therefore does not account for the differences in the market rates upon which the interest rates of our indebtedness are based or possible actions, such as prepayment, that we might take in response to any rate increase.

Commodity Price Risk

The price and availability of diesel fuel are subject to fluctuations due to changes in the level of global oil production, seasonality, weather, global politics and other market factors. Historically, we have been able to recover a significant portion of fuel price increases from our customers in the form of fuel surcharges. The price and availability of diesel fuel can be unpredictable as well as the extent to which fuel surcharges can be collected to offset such increases. In fiscal 2014 and 2013, a significant portion of fuel costs was covered through fuel surcharges.

110

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

NEW PATRIOT

F-1

Report of Independent Registered Certified Public Accounting Firm

The Shareholders and Board of Directors

New Patriot

We have audited the accompanying combined balance sheets of New Patriot (the “Company”) as of September 30, 2014 and 2013, and the related combined statements of income, comprehensive income, net investment, and cash flows for years ended September 30, 2014, 2013 and 2012. In connection with our audits of the combined financial statements, we have also audited financial statement Schedule II. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Patriot as of September 30, 2014 and 2013, and the results of its operations and its cash flows for the years ended September 30, 2014, 2013 and 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Hancock Askew & Co., LLP

December 3, 2014

Savannah, Georgia

F-2

NEW PATRIOT

COMBINED BALANCE SHEETS

(In thousands)

	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$—	—
Accounts receivable (net of allowance for doubtful
accounts of $155 and $162, respectively)	7,119	6,884
Federal and state taxes receivable	—	—

Inventory of parts and supplies	895	881
Prepaid tires on equipment	2,048	1,871
Prepaid taxes and licenses	754	692
Prepaid insurance	789	609
Prepaid expenses, other	80	74
Total current assets	11,685	11,011

Property and equipment, at cost:
Land	2,661	2,661
Buildings	5,514	5,442
Equipment	88,896	83,157
	97,071	91,260
Less accumulated depreciation	54,897	52,358
	42,174	38,902

Goodwill	3,431	1,087
Intangibles, net	3,812	—
Other assets, net	32	107
Total assets	$61,134	51,107

Liabilities and Net Investment
Current liabilities:
Accounts payable	$3,288	3,208
Bank overdraft	933	248
Federal and state taxes payable	129	173

Deferred income taxes	345	133
Accrued payroll and benefits	3,937	5,361
Accrued insurance	1,186	1,285
Accrued liabilities, other	518	430
Total current liabilities	10,336	10,838

Long-term debt	7,282	—
Deferred income taxes	8,579	9,252
Accrued insurance	1,393	1,133
Other liabilities	822	354
Commitments and contingencies (Note 9)	—	—
Total liabilities	28,412	21,577
Net investment:
Net investment by Parent	32,669	29,472
Accumulated other comprehensive income, net	53	58
Total net investment	32,722	29,530
Total liabilities and net investment	$61,134	51,107
See notes to combined financial statements.

F-3

NEW PATRIOT

COMBINED STATEMENTS OF INCOME

(In thousands)

	Years Ended September 30,
	2014	2013	2012
Revenues:
Transportation revenues	$108,424	93,227	85,060
Fuel surcharges	20,738	18,893	18,416
Total revenues	129,162	112,120	103,476

Cost of operations:
Compensation and benefits	47,431	40,095	36,875
Fuel expenses	29,281	25,699	24,174
Operating and repairs	13,082	10,682	9,832
Insurance and losses	10,729	7,544	7,498
Depreciation expense	8,210	7,202	6,577
Rents, tags & utilities	3,706	2,435	2,498
Sales, general & administrative	9,273	8,789	8,166
Corporate expenses	2,685	2,549	2,371
Gain on equipment sales	(578)	(1,445)	(1,251)

Total cost of operations	123,819	103,550	96,740

Total operating profit	5,343	8,570	6,736

Interest income and other	7	—	—
Interest expense	(109)	(19)	(27)

Income before income taxes	5,241	8,551	6,709
Provision for income taxes	2,044	3,335	2,617
Income from continuing operations	3,197	5,216	4,092

Gain from discontinued operations, net	—	—	97

Net income	$3,197	5,216	4,189

See notes to combined financial statements.

NEW PATRIOT

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Years Ended September 30,
	2014	2013	2012
Net income	$3,197	5,216	4,189
Other comp. income (loss) net of tax:
Actuarial gain (loss) retiree health	(3)	—	(6)
Minimum pension liability	(2)	—	1
Comprehensive income	$3,192	5,216	4,184

See notes to combined financial statements.

F-4

NEW PATRIOT

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended September 30,
	2014	2013	2012
Cash flows from operating activities:
Net income	$3,197	5,216	4,189
Adjustments to reconcile net income to
net cash provided by continuing operating activities:
Depreciation and amortization	9,294	7,819	7,153
Deferred income taxes	(461)	1,163	1,554
Gain on sale of equipment and property	(578)	(1,452)	(1,266)
Income from discontinued operations, net	—	—	(97)
Stock-based compensation	569	441	351
Net changes in operating assets and liabilities:
Accounts receivable	(235)	(486)	(193)
Inventory of parts and supplies	(14)	(40)	279
Prepaid expenses and other current assets	(149)	1,494	(665)
Other assets	—	(66)	(7)
Accounts payable and accrued liabilities	(1,487)	(105)	125
Income taxes payable and receivable	(44)	248	(6)
Long-term insurance liabilities and other
long-term liabilities	728	(536)	(937)
Net cash provided by operating activities of
continuing operations	10,820	13,696	10,480
Net cash provided by operating
activities of discontinued operations	—	—	177
Net cash provided by operating activities	10,820	13,696	10,657

Cash flows from investing activities:
Purchase of property and equipment	(9,631)	(15,612)	(10,509)
Business acquisition	(10,023)	—	—
Proceeds from the sale of property and equipment	1,436	1,748	1,734
Net cash used in investing activities	(18,218)	(13,864)	(8,775)

Cash flows from financing activities:
Increase in bank overdrafts	685	248	—
Proceeds from borrowing on revolving credit facility	23,528	—	—
Payments on revolving credit facility	(16,246)	—	—
Net distributions to Parent	(569)	(3,970)	(14,233)
Net cash provided by (used in) financing activities	7,398	(3,722)	(14,233)

Net (decrease) increase in cash and cash equivalents	—	(3,890)	(12,351)
Cash and cash equivalents at beginning of year	—	3,890	16,241
Cash and cash equivalents at end of the year	$—	—	3,890

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of capitalized amounts	$109	19	27
Income taxes	$2,548	1,924	1,128

See notes to combined financial statements.

F-5

NEW PATRIOT

COMBINED STATEMENTS OF NET INVESTMENT

(In thousands)

	Years Ended September 30,
	2014	2013	2012
Net Investment
Balance at beginning of year	$29,472	27,785	37,478
Net distributions to Parent	—	(3,529)	(13,882)
Net income for the year	3,197	5,216	4,189
Balance at end of Period	32,669	29,472	27,785
Accumulated other comprehensive income
Defined benefit postretirement and post-employment plans:
Balance at beginning of period	58	58	63
Actuarial (losses) gains, net of tax	(3)	—	(6)
Minimum pension liability, net of tax	(2)	—	1
Balance at end of period	53	58	58
Total Net Investment	$32,722	29,530	27,843

See notes to combined financial statements.

F-6

NEW PATRIOT

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation.

On May 7, 2014, the board of directors of Patriot Transportation Holding, Inc. (“Existing Patriot” or “Parent”) approved a plan to separate its real estate and transportation businesses into two independent publicly traded companies. The separation will be accomplished in two steps.

First, Existing Patriot will complete a holding company merger and reorganization. As a result of the holding company merger, Existing Patriot common stock will be converted into shares of a new publicly traded holding company known as FRP Holdings, Inc. (“FRP”) and Existing Patriot will become a subsidiary of FRP. All of the shares of Existing Patriot common stock will be converted on a 1-for-1 basis into shares of FRP common stock. Subsequent to the holding company merger, all shares of Existing Patriot will be contributed to a newly formed wholly-owned subsidiary of FRP, which will be renamed Patriot Transportation Holding, Inc. prior to the distribution (“New Patriot”).

Second, FRP will distribute all of the outstanding common stock of New Patriot, which will own the transportation business, to holders of Existing Patriot common stock as of the record date.

New Patriot’s business is conducted through its subsidiary, Florida Rock & Tank Lines, Inc. (“Tank Lines”) which is a Southeastern tank truck motor carrier specializing in hauling petroleum products, chemicals and dry bulk commodities.

Unless otherwise stated or the context otherwise indicates, all references in these combined financial statements to “us,” “our”, “we”, “Transportation” or the “Company” mean New Patriot. New Patriot will retain the name of Patriot Transportation Holding, Inc. post spin-off.

Basis of Presentation — The combined financial statements reflect the combined historical results of operations, financial position and cash flows of the transportation business of Existing Patriot and its subsidiaries as if such companies and accounts had been combined for all periods presented. All significant intercompany transactions and accounts within the combined financial statements have been eliminated. The combined statements of income also include expense allocations for certain corporate functions historically performed by Existing Patriot, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. The allocations are based primarily on specific identification, headcount or computer utilization.

Existing Patriot’s management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Existing Patriot, are reasonable. However, these combined financial statements do not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the periods presented and do not reflect the combined results of operations, financial position and cash flows had we been operated as a stand-alone company during the periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The combined results of operations for the three years ended September 30, 2014 are not necessarily indicative of the results that may be experienced in the future.

2.	Accounting Policies.

PRINCIPLES OF COMBINATION - The combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts, certain assets, liabilities, and expenses of Existing Patriot and its wholly owned subsidiaries that comprise the Company. All significant intercompany transactions within the combined entity have been eliminated.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with maturities of three months or less at time of purchase to be cash equivalents. Bank overdrafts consist of outstanding checks not yet presented to a bank for settlement, net of cash held in accounts with right of offset.

F-7

INVENTORY - Inventory of parts and supplies is valued at the lower of cost (first-in, first-out) or market.

TIRES ON EQUIPMENT - The value of tires on tractors and trailers is accounted for as a prepaid expense and amortized over the life of the tires as a function of miles driven.

REVENUE AND EXPENSE RECOGNITION - Transportation revenue, including fuel surcharges, is recognized when the services have been rendered to customers or delivery has occurred, the pricing is fixed or determinable and collectibility is reasonably assured. Transportation expenses are recognized as incurred.

ACCOUNTS RECEIVABLE - Accounts receivable are recorded net of discounts and provisions for estimated allowances. We estimate allowances on an ongoing basis by considering historical and current trends. We record estimated bad debts expense as a selling, general and administrative expense. We estimate the net collectibility of our accounts receivable and establish an allowance for doubtful accounts based upon this assessment. Specifically, we analyze the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms. Any trade accounts receivable balances written off are charged against the allowance for doubtful accounts. The Company has not experienced any significant credit-related losses in the past three years.

PROPERTY AND EQUIPMENT - Property and equipment is recorded at cost less accumulated depreciation. Provision for depreciation of property and equipment is computed using the straight-line method based on the following estimated useful lives:

Years
Building and improvements	7-39
Revenue equipment	7-10
Other equipment	3-10

The Company recorded depreciation expenses for 2014, 2013 and 2012 of $8,898,000, $7,800,000, and $7,126,000, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically reviews its long-lived assets, which include property and equipment and purchased intangible assets subject to amortization, for potential impairment whenever events or circumstances indicate the carrying amount of a long-lived asset may not be recoverable. The analysis consists of a review of future anticipated results considering business prospects and asset utilization. If the sum of these future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, the Company would record an impairment loss based on the fair value of the assets with the fair value of the assets generally based upon an estimate of the discounted future cash flows expected with regards to the assets and their eventual disposition.

GOODWILL – Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. If the fair value of the reporting unit is less than the book value, including goodwill, then the recorded goodwill is impaired to its implied fair value with a charge to operating expense.

INSURANCE - The Company has a $250,000 to $500,000 self-insured retention per occurrence in connection with certain of its workers’ compensation, automobile liability, and general liability insurance programs (“risk insurance”). The Company is also self-insured for its employee health insurance benefits and carries stop loss coverage for losses over $250,000 per covered participant per year plus a $72,000 aggregate. The Company has established an accrued liability for the estimated cost in connection with its portion of its risk and health insurance losses incurred and reported. Claims paid by the Company are charged against the liability. Additionally, the Company maintains an accrued liability for incurred but not reported claims based on historical analysis of such claims. The method of calculating the accrual liability is subject to inherent uncertainty. If actual results are less favorable than the estimates used to calculate the liabilities, the Company would have to record expenses in excess of what has been accrued. Accrued insurance liabilities decreased due to payments to our new insurer under a captive agreement along with payment in settlement of three unusually large prior year liability and health claims. Payments under the captive agreement are for the fiscal 2013 year-to-date loss fund as estimated in advance using actuarial methodology. The captive agreement provides that we will share in the underwriting results, good or bad, within a $250,000 per occurrence layer of loss through retrospective premium adjustments.

F-8

INCOME TAXES - The Company accounts for income taxes using the asset and liability method as if New Patriot was a separate tax payer rather than a member of Existing Patriot’s consolidated income tax return.

Deferred tax assets and liabilities are recognized based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates. Deferred income taxes result from temporary differences between pre-tax income reported in the financial statements and taxable income. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as the amounts rely upon the determination of the probability of various possible outcomes. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law and expiration of statutes of limitations, effectively settled issues under audit, and audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision. It is the Company’s policy to recognize as additional income tax expense the items of interest and penalties directly related to income taxes.

STOCK BASED COMPENSATION – The Company accounts for compensation related to Existing Patriot share based plans by recognizing the grant date fair value of Existing Patriot stock options and other Existing Patriot equity-based compensation issued to Company employees in New Patriot’s income statement over the requisite employee service period using the straight-line attribution model. In addition, compensation expense must be recognized for the change in fair value of any awards modified, repurchased or cancelled after the grant date. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in the model and current year impact are discussed in Footnote 5.

PENSION PLAN - The Company accounts for its pension plan following the requirements of FASB ASC Topic 715, “Compensation – Retirement Benefits”, which requires an employer to: (a) recognize in its statement of financial position the funded status of a benefit plan; (b) measure defined benefit plan assets and obligations as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise but are not recognized as components of net periodic benefit costs pursuant to prior existing guidance.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United State requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain accounting policies and estimates are of more significance in the financial statement preparation process than others. The most critical accounting policies and estimates include the economic useful lives and salvage values of our vehicles and equipment, provisions for uncollectible accounts receivable, estimates of exposures related to our insurance claims plans, and estimates for taxes. To the extent that actual, final outcomes are different than these estimates, or that additional facts and circumstances result in a revision to these estimates, earnings during that accounting period will be affected.

ENVIRONMENTAL - Environmental expenditures that benefit future periods are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded for the estimated amount of expected environmental assessments and/or remedial efforts. Estimation of such liabilities includes an assessment of engineering estimates, continually evolving governmental laws and standards, and potential involvement of other potentially responsible parties.

COMPREHENSIVE INCOME – Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) refers to expenses, gains, and losses that are not included in net income, but rather are recorded directly in net investment.

NET INVESTMENT BY PARENT – The Net investment by Parent represents a net balance reflecting Existing Patriot’s initial investment in the Company and subsequent adjustments resulting from the operations of the Company and various transactions between the Company and Existing Patriot.

F-9

RECENTLY ISSUED ACCOUNTING STANDARDS – In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements and Property, Plant, and Equipment - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 changes the definition of a discontinued operation to include only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The ASU also expands the disclosure requirements for transactions that meet the definition of a discontinued operation and requires entities to disclose information about individually significant components that are disposed of or held for sale and do not qualify as discontinued operations. This new guidance is effective for annual periods beginning on or after December 15, 2014 and interim periods within those years, with early adoption permitted. Effective second quarter 2014, the Company adopted ASU 2014-08 and will apply the new guidance, as applicable, to future disposals of components or classifications as held for sale.

3.	Related Party Transactions.

The combined statements of income include expense allocations for certain corporate functions historically performed by Existing Patriot, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. The allocations are based primarily on specific identification, headcount or computer utilization. The combined statements of income reflect allocations from Existing Patriot for these services of $2,685,000, $2,549,000, and $2,371,000 for the years ended September 30, 2014, 2013 and 2012, respectively. Included in the allocations above are amounts recognized for stock-based compensation expense.

4.	Debt.

Debt at September 30 is summarized as follows (in thousands):

	2014	2013
Revolving credit (uncollateralized)	$7,282	—

On December 21, 2012, Existing Patriot entered into a five year credit agreement with Wells Fargo Bank, N.A. with a maximum facility amount of $55 million (the “Credit Agreement”). The Credit Agreement provides Existing Patriot a revolving credit facility (the “Revolver”) with a maximum facility amount of $40 million, with a $20 million sublimit for standby letters of credit, and a term loan facility of $15 million. As of September 30, 2014 $7,282,000 was borrowed under the Revolver related to the Company, $5,421,000 in Existing Patriot letters of credit was outstanding (including $1,970,000 related to New Patriot) and $49,579,000 was available for additional borrowing to Existing Patriot. The letters of credit were issued for insurance retentions and to guarantee certain obligations to state agencies related to real estate development pertaining to FRP’s operations. Most of the letters of credit are irrevocable for a period of one year and typically are automatically extended for additional one-year periods. The Revolver bears interest at a rate of 1.0% over the selected LIBOR, which may change quarterly based on the Existing Patriot’s ratio of Consolidated Total Debt to Consolidated Total Capital, as defined. A commitment fee of 0.15% per annum is payable quarterly by Existing Patriot on the unused portion of the commitment. The commitment fee may also change quarterly based upon the ratio described above. The Credit Agreement contains certain conditions, affirmative financial covenants and negative covenants including limitations on paying cash dividends. Existing Patriot was in compliance with all covenants as of September 30, 2014.

5. Stock-Based Compensation Plans.

Existing Patriot has two Stock Option Plans (the 2000 Stock Option Plan and the 2006 Stock Option Plan) under which options for shares of common stock were granted to directors, officers and key employees. The 2006 plan permits the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, or stock awards. The options awarded under the plans have similar characteristics. All stock options are non-qualified and expire ten years from the date of grant. Stock based compensation awarded to directors, officers and employees are exercisable immediately or become exercisable in cumulative installments of 20% or 25% at the end of each year following the date of grant. When stock options are exercised Existing Patriot issues new shares after receipt of exercise proceeds and taxes due, if any, from the grantee.

F-10

Existing Patriot utilizes the Black-Scholes valuation model for estimating fair value of stock compensation for options awarded to officers and employees. Each grant is evaluated based upon assumptions at the time of grant. The assumptions are no dividend yield, expected volatility between 37% and 46%, risk-free interest rate of .3% to 4.2% and expected life of 3.0 to 7.0 years.

The dividend yield of zero is based on the fact that the Existing Patriot does not pay cash dividends and has no present intention to pay cash dividends. Expected volatility is estimated based on the Existing Patriot’s historical experience over a period equivalent to the expected life in years. The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate at the date of grant with a term consistent with the expected life of the options granted. The expected life calculation is based on the observed and expected time to exercise options by the employees.

Certain employees of New Patriot have received annual grants in the form of Existing Patriot stock options and/or restricted stock units. Accordingly, the Company has recorded compensation expense for these plans in accordance with the Company’s stock based compensation accounting policy. All compensation expense related to these plans for full-time employees of the Company has been fully allocated to the Company. For employees whose services cover both the Company and Existing Patriot, the Company records share-based compensation based on the estimated percentage of time spent by each management member providing services to the Company applied to the total share-based compensation of each employee. The Company recorded the following stock compensation expense in its combined statements of income (in thousands):

	Years Ended September 30
	2014	2013	2012
Stock option grants	$265	220	212
Annual Director stock award	304	221	139
	$569	441	351

A summary of changes in outstanding options is presented below:

		Weighted	Weighted	Weighted
	Number	Average	Average	Average
	Of	Exercise	Remaining	Grant Date
Options	Shares	Price	Term (yrs)	Fair Value(000’s)

Outstanding at
September 30, 2011	416,985	$15.55	3.7	$2,989
Granted	21,095	$22.25		$181
Forfeited	(3,000)	$5.78		$10
Exercised	(78,900)	$8.78		$374
Outstanding at
September 30, 2012	356,180	$17.53	3.7	$2,786
Granted	37,260	$26.20		$389
Exercised	(82,800)	$9.93		$419
Outstanding at
September 30, 2013	310,640	$20.60	4.2	$2,756
Granted	26,440	$41.39		$445
Exercised	(89,250)	$12.09		$538
Outstanding at
September 30, 2014	247,830	$25.94	5.1	$2,663
Exercisable at
September 30, 2014	189,572	$24.45	4.2	$1,881
Vested during
twelve months ended
September 30, 2014	23,458			$267

F-11

The following table summarizes information concerning stock options outstanding at September 30, 2014:

	Shares	Weighted	Weighted
Range of Exercise	Under	Average	Average
Prices per Share	Option	Exercise Price	Remaining Life

Non-exercisable:
$16.51 - $24.75	8,157	22.25	8.5
$24.76 - $37.25	31,161	26.57	7.6
$37.26 - $41.39	18,940	41.39	9.2
	58,258	$30.78	8.1	years
Exercisable:
$11.00 - $16.50	36,600	15.00	.4
$16.51 - $24.75	57,938	22.84	4.3
$24.76 - $37.25	87,534	28.01	5.3
$37.26 - $41.39	7,500	41.39	9.2
	189,572	$24.45	4.2	years
Total	247,830	$25.94	5.1	years

The aggregate intrinsic value of exercisable in-the-money options was $1,852,000 and the aggregate intrinsic value of all outstanding in-the-money options was $2,176,000 based on the Existing Patriot market closing price of $33.92 on September 30, 2014 less exercise prices. Gains of $2,207,000 were realized by option holders during the twelve months ended September 30, 2014. The realized tax benefit from options exercised for the twelve months ended September 30, 2014 was $854,000. The unrecognized compensation cost of options granted but not yet vested as of September 30, 2014 was $598,000, which is expected to be recognized over a weighted-average period of 3.4 years.

6. Income Taxes.

The provision for income taxes for continuing operations for fiscal years ended September 30 consists of the following (in thousands):

	2014	2013	2012
Current:
Federal	$2,081	1,619	989
State	424	553	74
	2,505	2,172	1,063
Deferred	(461)	1,163	1,554

Total	$2,044	3,335	2,617

A reconciliation between the amount of tax shown above and the amount computed at the statutory Federal income tax rate follows (in thousands):

	2014	2013	2012
Amount computed at statutory
Federal rate	$1,804	2,907	2,283
State income taxes (net of Federal
income tax benefit)	233	381	299
Other, net	7	47	35
Provision for income taxes	$2,044	3,335	2,617

In this reconciliation, the category “Other, net” consists of changes in unrecognized tax benefits, permanent tax differences related to non-deductible expenses, special tax rates and tax credits, interest and penalties, and adjustments to prior year estimates.

F-12

The types of temporary differences and their related tax effects that give rise to deferred tax assets and deferred tax liabilities at September 30, are presented below (in thousands):

	2014	2013
Deferred tax liabilities:
Property and equipment	$10,376	10,325
Prepaid expenses	1,133	1,270
Gross deferred tax liabilities	11,509	11,595
Deferred tax assets:
Insurance liabilities	819	786
Employee benefits and other	1,766	1,424
Gross deferred tax assets	2,585	2,210
Net deferred tax liability	$8,924	9,385

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2014	2013
Balance at October 1	$—	—
Reductions due to lapse of statute of limitations	—	—
Balance at September 30	$—	—

Existing Patriot tax returns in the U.S. and various states that include the Company are subject to audit by taxing authorities. As of September 30, 2014, the earliest tax year that remains open for audit in the Unites States is 2008.

7. Employee Benefits.

Existing Patriot and certain subsidiaries have a savings/profit sharing plan for the benefit of qualified employees. The savings feature of the plan incorporates the provisions of Section 401(k) of the Internal Revenue Code under which an eligible employee may elect to save a portion (within limits) of their compensation on a tax deferred basis. Existing Patriot contributes to a participant’s account an amount equal to 50% (with certain limits) of the participant’s contribution. Additionally, Existing Patriot may make an annual discretionary contribution to the plan as determined by the Board of Directors, with certain limitations. The plan provides for deferred vesting with benefits payable upon retirement or earlier termination of employment. The Company’s allocated cost was $718,000 in 2014, $656,000 in 2013 and $625,000 in 2012.

Existing Patriot has a Management Security Plan (MSP) for certain officers. The accruals for future benefits are based upon the remaining years to retirement of the participating employees and other actuarial assumptions. The fourth quarter of fiscal 2014 includes a $575,000 unfavorable adjustment to the actuarially assumed expense due to the death prior to retirement of one of the plan participants. The expense allocated to the Company for fiscal 2014, 2013 and 2012 was $614,000, $38,000 and $44,000, respectively. The accrued benefit related to New Patriot under this plan as of September 30, 2014 and 2013 was $851,000 and $274,000, respectively.

Existing Patriot provides certain health benefits for retired employees. Employees may become eligible for those benefits if they were employed by Existing Patriot prior to December 10, 1992, meet the service requirements and reach retirement age while working for Existing Patriot. The plan is contributory and unfunded. The Company accrues its allocated estimated cost of retiree health benefits over the years that the employees render service. The accrued postretirement benefit obligation for this plan related to New Patriot as of September 30, 2014 and 2013 was $370,000 and $357,000, respectively. The net periodic postretirement benefit cost allocated to New Patriot was $12,000, $15,000 and $5,000 for fiscal 2014, 2013, and 2012, respectively. The discount rate used in determining the Net Periodic Postretirement Benefit Cost was 4.0% for 2014, 4.0% for 2013 and 4.0% for 2012. The discount rate used in determining the Accumulated Postretirement Benefit Obligation (APBO) was 4.25% for 2014, 4.0% for 2013 and 4.0% for 2012. No medical trend is applicable because the Company’s share of the cost is frozen.

F-13

8. Fair Value Measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 means the use of quoted prices in active markets for identical assets or liabilities. Level 2 means the use of values that are derived principally from or corroborated by observable market data. Level 3 means the use of inputs are those that are unobservable and significant to the overall fair value measurement.

As of September 30, 2014 and 2013 the Company had no assets or liabilities measured at fair value on a recurring or non-recurring basis.

At September 30, 2014 and 2013, the carrying amount reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and other financial instruments approximate their fair value based upon the short-term nature of these items. We believe the fair value of the allocated outstanding debt obligations approximate their carrying value as the related debt agreements reflect present market terms and as certain debt obligations contain certain interest rates that reset periodically based on current market indices.

9. Contingent Liabilities.

The Company is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business. The Company has retained certain self-insurance risks with respect to losses for third party liability and property damage. There is a reasonable possibility that the Company’s estimate of vehicle and workers’ compensation liability may be understated or overstated but the possible range cannot be estimated. The liability at any point in time depends upon the relative ages and amounts of the individual open claims. In the opinion of management none of these matters are expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

10. Operating Leases.

The Company leases certain assets under operating leases, which primarily consist of real estate leases for the corporate office and some of our terminal locations. Certain operating leases provide for renewal options, which can vary by lease and are typically offered at their fair rental value. The Company has not made any residual value guarantees related to its operating leases; therefore, there is no corresponding liability recorded on the Balance Sheets.

Future minimum annual lease payments for assets under operating leases as of September 30, 2014 are as follows (in thousands):

Fiscal Year	Total
2015	$393
2016	278
2017	278
2018	278
2019	278
Thereafter	995
Total minimum lease payments	$2,500

Aggregate expense under operating leases was $738,000, $634,000 and $583,000 for 2014, 2013 and 2012, respectively. Certain operating leases include rent escalation provisions, which are recognized as expense on a straight-line basis.

F-14

11. Concentrations.

The Company primarily serves customers in the petroleum industries in the Southeastern U.S. Significant economic disruption or downturn in this geographic region or these industries could have an adverse effect on our financial statements.

During fiscal 2014, the Company’s ten largest customers accounted for approximately 54.7% of revenue. One of these customers accounted for 20.9% of revenue. The loss of any one of these customers would have an adverse effect on the Company’s revenues and income. Accounts receivable from the ten largest customers was $4,075,000 and $3,565,000 at September 30, 2014 and 2013, respectively.

The Company places its cash and cash equivalents with high credit quality institutions. At times such amounts may exceed FDIC limits.

12. Discontinued Operations.

In August 2009 the Company sold its flatbed trucking company, SunBelt Transport, Inc. (“SunBelt”). During fiscal 2011 $5,620,000 was collected on the promissory note related to the sale of SunBelt Transport, Inc. As of September 30, 2011 the note receivable had been fully paid.

SunBelt has been accounted for as discontinued operations in accordance with ASC Topic 205-20 Presentation of Financial Statements – Discontinued Operations. All periods presented have been restated accordingly.

A summary of discontinued operations is as follows (in thousands):

	2014	2013	2012

Revenue	$—	—	50
Operating expenses	—	—	(107)
Income before income taxes	$—	—	157
Provision for taxes	—	—	(60)
Income from discontinued operations	$—	—	97

13. Unusual or Infrequent Items Impacting Annual Results.

Accrued insurance liabilities decreased $2,490,000 during fiscal 2013 due to payments to our new insurer under a captive agreement along with payment in settlement of three unusually large prior year liability and health claims. Payments under the captive agreement are for the fiscal 2013 year-to-date loss fund as estimated in advance using actuarial methodology. The captive agreement provides that we will share in the underwriting results, good or bad, within a $250,000 per occurrence layer of loss through retrospective premium adjustments.

Sales, general & administrative expense for the fourth quarter of fiscal 2014 includes a $575,000 unfavorable adjustment to the actuarially assumed expense due to the death prior to retirement of one of the Management Security Plan participants.

14. Transportation Business Acquisition.

Existing Patriot acquired certain assets of Pipeline Transportation, Inc. on November 7, 2013 for $10,023,000. Pipeline’s operations have been conducted in the Florida and Alabama markets and are included in New Patriot’s combined operating results subsequent to the acquisition date. For the twelve month period ending June 30, 2013, Pipeline had gross revenues of just over $16,500,000.

F-15

The Company has accounted for this acquisition in accordance with the provisions of ASC 805, Business Combinations (ASC 805). The Company has allocated the purchase price of the business, through the use of a third party valuations and management estimates, based upon the fair value of the assets acquired and liabilities assumed as follows (in thousands):

Consideration:
Fair value of consideration transferred (cash paid)	$(10,023)

Acquisition related costs expensed	$75

Recognized amounts of identifiable assets acquired and liabilities assumed:
Property and equipment	$3,397
Prepaid tires and other prepaid assets	276
Customer relationships	4,004
Trade name	72
Non-compete agreement	62
Vacation liability assumed	(132)

Total identifiable net assets assumed	$7,679
Goodwill	2,344
Total	$10,023

The goodwill recorded resulting from the acquisition is tax deductible. The intangible assets acquired are reflected in the line Intangible assets, net on the combined balance sheets. In connection with the Pipeline acquisition, the Company assumed certain vehicle leases. These non-cancellable operating leases will require minimum annual rentals approximating $2,258,000 over the next 3.1 fiscal years.

15. Goodwill and Intangible Assets

The changes in gross carrying amounts of goodwill are as follows (in thousands):

Goodwill
September 30, 2012	$1,087
No Activity	—
September 30, 2013	1,087
Goodwill acquired	2,344
September 30, 2014	$3,431

The Company assesses goodwill for impairment on an annual basis in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

The Company reviews intangible assets, including customer relationships, trade name and non-compete agreements, for impairment, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset group to the future undiscounted net cash flows expected to be generated by those assets. If such assets are considered to be impaired, the impairment charge recognized is the amount by which the carrying amounts of the assets exceeds the fair value of the assets.

The gross amounts and accumulated amortization of identifiable intangible assets are as follows (in thousands):

	September 30, 2014
	Gross	Accumulated
	Amount	Amortization
Amortizable intangible assets:
Customer relationships (useful life 10.5 years)	$4,004	$350
Trade name (useful life 5 years)	72	19
Non-compete (useful life 3.5 years)	62	11
	$4,138	$380

F-16

Amortization expense for intangible assets was $380,000 for 2014 and it is included in sales, general and administrative expense. Estimated amortization expense for the five succeeding years follows (in thousands):

Amount
2015	$414
2016	414
2017	406
2018	394
2019	382
Total	$2,010

16. Quarterly Results.

	First		Second		Third		Fourth
	2014	2013	2014	2013	2014	2013	2014	2013
Revenues	$31,591	26,639	31,900	27,176	33,569	28,794	32,102	29,511
Operating profit	$1,237	1,598	491	1,550	2,339	2,946	1,276	2,476
Income from Continuing operations	$1,214	1,591	456	1,546	2,311	2,942	1,260	2,472
Net income	$740	970	278	943	1,410	1,795	769	1,508

F-17

NEW PATRIOT

SCHEDULE II (COMBINED) - VALUATION

AND QUALIFYING ACCOUNTS

YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	BALANCE	ADDITIONS	ADDITIONS
	AT	CHARGED	CHARGED			BALANCE
	BEGINNING OF YEAR	TO COST & EXPENSES	TO OTHER ACCOUNTS	DEDUCTIONS		AT END OF YEAR

Year Ended
September 30, 2014:

Allowance for
doubtful accounts	$161,934	$52,083	$—	$58,541	(a)	$155,476
Accrued risk
Insurance:
Tanklines	$1,536,758	$3,165,528	$—	$3,151,031		$1,551,255
Accrued health
Insurance	898,127	3,899,037	3,589 (c)	3,764,534	(b)	1,036,219
Totals -

Insurance	$2,434,885	$7,064,565	$3,589		$6,915,565		$2,587,474

Year Ended
September 30, 2013:

Allowance for
doubtful accounts	$128,604	$40,184	$—		$6,854	(a)	$161,934
Accrued risk
Insurance:
Tanklines	$3,670,950	$1,919,650	$—		$4,053,842		$1,536,758

Accrued health
Insurance	1,248,517	2,211,550	—	(c)	2,561,940	(b)	898,127
Totals -
Insurance	$4,919,467	$4,131,200	$—		$6,615,782		$2,434,885

Year Ended
September 30, 2012:

Allowance for
doubtful accounts	$117,927	$41,435	$—		$30,758	(a)	$128,604
Accrued risk
Insurance:
Tanklines	$4,879,799	$1,735,033	$—		$2,943,882		$3,670,950
Sunbelt	29,518	(151,505)	—		(121,987)		—
Accrued health
Insurance	989,298	2,864,681	10,592	(c)	2,616,054	(b)	1,248,517
Totals -
Insurance	$5,898,615	$4,448,209	$10,592		$5,437,949		$4,919,467

Note: SunBelt’s risk insurance expense for the year ended September 30, 2012 was negative due to claims settled for less than prior estimates.

(a) Accounts written off less recoveries

(b) Payments

(c) Other comprehensive income (ASC Topic 715).

F-18